Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

TEXAS VENTURES ACQUISITION III CORP,

TVAC MERGER SUB I, INC.,

TVAC MERGER SUB II, LLC

and

PLUS AUTOMATION, INC.

dated as of

September 2, 2026

i

ii

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EXHIBITS

Exhibit A	–	Form of SPAC Charter Upon Domestication
Exhibit B	–	Form of SPAC Bylaws Upon Domestication
Exhibit C	–	Sponsor Support Agreement
Exhibit D	–	Form of Company Voting and Support Agreement
Exhibit E	–	Form of A&R Registration Rights Agreement
Exhibit F	–	Form of First Certificate of Merger
Exhibit G	–	Form of Second Certificate of Merger
Exhibit H	–	Form of A&R Certificate of Incorporation of the Surviving Corporation
Exhibit I	–	Form of A&R LLC Agreement of the Surviving Entity
Exhibit J	–	Form of Equity Incentive Plan
Exhibit K	–	Form of Employee Stock Purchase Plan
Exhibit L	–	Form of Written Consent

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of September 2, 2026, by and among Texas Ventures Acquisition III Corp, a Cayman Islands exempted company limited by shares, with registration number 412436 (which shall transfer by way of continuation out of the Cayman Islands and domesticate as a Delaware corporation prior to the Closing) (“SPAC”), TVAC Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), TVAC Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and Plus Automation, Inc., a Delaware corporation (the “Company”). SPAC, Merger Subs and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company limited by shares and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), prior to the Closing, SPAC shall transfer by way of continuation out of the Cayman Islands, migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), Section 18-212 of the Delaware Limited Liability Company Act (the “DLLCA”), and Part 12 of the Cayman Companies Act (the “Domestication”). The Domestication will take place at least one day prior to the Closing;

WHEREAS, the sole holder of the SPAC Class B Ordinary Shares shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Sponsor Share Conversion”). In connection with the Domestication: (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Class A Common Stock; (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of the SPAC Class A Common Stock, on a one-for-one basis (“Domesticated SPAC Warrant”), pursuant to the Warrant Agreement; and (c) each then issued and outstanding unit of SPAC (the “Cayman SPAC Units”) shall be cancelled and will thereafter entitle the holder of such unit to one share of SPAC Class A Common Stock and one-half of one Domesticated SPAC Warrant;

WHEREAS, substantially concurrently with, and in order to effectuate, the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), SPAC will: (a) file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit A (the “SPAC Charter Upon Domestication”); and (b) adopt bylaws in substantially the form attached as Exhibit B (the “SPAC Bylaws Upon Domestication”). SPAC and the Company may agree upon changes to the forms attached as Exhibits A and B, provided those changes are reflected in a written instrument signed by each of SPAC and the Company;

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WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Laws, the Parties intend to enter into a business combination transaction pursuant to which (a) Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity”) (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, each of the Parties intends that (i) the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (ii) the Sponsor Share Conversion will qualify as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (iii) the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and (iv) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board has unanimously (i) determined that the Mergers are fair to, and in the best interests of the Company and the Holders, (ii) approved and adopted this Agreement and declared it advisable and approved the Transactions (including the Mergers), and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Domestication and the Mergers in accordance with the DGCL and DLLCA, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers in accordance with the DGCL, the DLLCA, and the Cayman Companies Act on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the SPAC Stockholder Matters be approved and adopted by the shareholders of SPAC (the “SPAC Board Recommendation”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Sponsor has executed and delivered to the Company and SPAC the Sponsor Support Agreement (as defined below), a copy of which is attached as Exhibit C hereto, pursuant to which Sponsor has agreed to, among other things, (a) vote to (i) adopt and approve this Agreement and the other Transaction Agreements contemplated hereby and (ii) the Transactions, and (b) vote against any competing proposals at the Special Meeting;

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WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders holding shares of Company Stock sufficient to constitute the Company Stockholder Approval have entered into one or more Voting and Support Agreements substantially in the form of Exhibit D attached hereto (each, a “Company Voting and Support Agreement”) with SPAC pursuant to which, inter alia, such Holders have agreed to vote their respective shares of Company Stock in favor of this Agreement, the Mergers and the Transactions; and

WHEREAS, prior to the Closing of the First Merger and as a condition thereto, SPAC, Sponsor, and certain existing or future stockholders of the Company have entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, pursuant to which, effective as of the Closing of the First Merger, among other things certain stockholders of the Company have agreed, subject to certain exceptions, to not transfer the Merger Consideration received by them in connection with the Mergers for certain specified periods of time following the Closing Date.

WHEREAS, prior to the execution and delivery of this Agreement, SPAC entered into a confirmation of an OTC Equity Prepaid Forward Transaction (a “Pre-Paid Forward Purchase Agreement”) with an Affiliate of Sponsor, YA II PN, Ltd., a Cayman Islands exempted company, (“Sponsor Affiliate”) for a share forward transaction with respect to 1,050,000 SPAC Class A Ordinary Shares held by Sponsor Affiliate that will not be redeemed in connection with the Mergers, and prior to or concurrent with the execution and delivery of this Agreement, subscription agreements with Sponsor Affiliate and certain other investors (the “Initial PIPE Investors”), and SPAC may, in accordance with the terms set forth in this Agreement, from time to time following the date of this Agreement and prior to the Closing, enter into additional subscription agreements with certain additional investors (“Additional PIPE Investors” and, together with the Initial PIPE Investors, the “PIPE Investors”). Pursuant to such subscription agreements, the Initial PIPE Investors have agreed to purchase from SPAC either shares of SPAC Class A Common Stock or senior unsecured convertible notes (“Senior Convertible PIK Notes”) convertible into shares of SPAC Class A Common Stock and warrants for the purchase of SPAC Class A Common Stock (such investments by the Initial PIPE Investors, collectively, the “Initial PIPE Investment” and such investments by the Additional PIPE Investors, collectively, the “Additional PIPE Investment” and, together with the Initial PIPE Investment, the “PIPE Investment”). The PIPE Investment will be consummated immediately prior to the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the individuals listed on Schedule I hereto is executing and delivering to SPAC an employment agreement (each, an “Employment Agreement”) in a form reasonably satisfactory to SPAC and the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

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Article 1
Certain Definitions

Section 1.01.         Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2017 Plan” means the 2017 Share Plan of the Company, as amended from time to time.

“2021 Plan” means the 2021 Share Incentive Plan of the Company, as amended from time to time.

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at Law or in equity) by or before a Governmental Authority.

“Additional PIPE Agreements” has the meaning set forth in Section 8.14.

“Additional PIPE Investment” has the meaning set forth in the Recitals.

“Additional PIPE Investors” has the meaning set forth in the Recitals.

“Additional SEC Reports” has the meaning specified in Section 8.07.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall Sponsor be considered an Affiliate of any portfolio company of any investment fund affiliated with Sponsor Affiliate nor shall any portfolio company of any investment fund affiliated with Sponsor Affiliate be considered to be an Affiliate of Sponsor; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“AI Inputs” has the meaning specified in Section 5.19(f)(i).

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“Available Closing SPAC Cash” means an amount equal to all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption), plus the gross proceeds received by SPAC from the PIPE Investment, calculated before payment of any Transaction Expenses.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Governing Document.

“Business Combination Proposal” has the meaning set forth in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California, or Governmental Authorities in the Cayman Islands (for so long as SPAC remains domiciled in the Cayman Islands) are authorized or required by Law to close.

“Capitalization Date” has the meaning specified in Section 5.06(b).

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman SPAC Units” has the meaning specified in the Recitals.

“Cayman SPAC Warrant” has the meaning specified in the Recitals.

“Change in Control” means (i) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of SPAC with or into any other corporation or other entity) in which the equity securities of SPAC, its successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (ii) a sale, lease, exchange or other transfer (including a merger) in one transaction or a series of related transactions of assets representing fifty percent (50%) or more of the value of SPAC’s assets (including, after the Closing, the capital stock of the Company and other Subsidiaries of SPAC) to a third party that is not an Affiliate of the Sponsor (or a group of third parties that are not Affiliates of the Sponsor), (iii) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of SPAC’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) securities constituting more than fifty percent (50%) of the outstanding voting power of SPAC (it being understood for the purposes of this clause (iii), a bona fide equity financing shall not be considered a “Change in Control”), or (iv) a merger, consolidation or other business combination with or involving SPAC (or any Subsidiary or Subsidiaries that alone or together represent fifty percent (50%) or more of the value of SPAC’s assets) that results in the stockholders of SPAC immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than fifty percent (50%) of the voting power of SPAC (or such Subsidiary or Subsidiaries) or of any successor or surviving entity thereof or of any acquiring entity (or parent thereof), as applicable, immediately following the consummation of such transaction or series of related transactions.

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“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the preamble hereto.

“Company AI” has the meaning specified in Section 5.19(f)(i).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in the Recitals.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on July 31, 2023, as corrected by the State of Delaware Corrected Certificate, filed with the Secretary of State of the State of Delaware on August 4, 2023, as further amended and in effect on the date hereof.

“Company Class A Common Stock” means the Class A common stock, par value $0.000002 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.000002 per share, of the Company.

“Company Closing Statement” has the meaning specified in Section 4.03.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in Article 5.

“Company Employee” means, as of the date of determination, an employee of the Company or any of its Subsidiaries as of such date.

“Company Employee List” means the letter provided by the Company to SPAC simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each Company Employee as of the date of this Agreement, together each such Company Employee’s name (or anonymous identifier if required by applicable Law), title or position, employing entity, hire date, work location (by country, state and city), full-time or part-time status, classification as exempt or non-exempt under the Fair Labor Standards Act and similar applicable Law (where applicable), current rate of hourly wage or salary and current annual target cash bonus opportunity, and visa or work permit status and if so, type, status and expiration date, in each case, as of the date of this Agreement and as applicable.

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“Company Equity Awards” means Company Options and Company RSUs.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person granted under any Company Stock Plan.

“Company Preferred Stock” means the Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock, Company Series A-3 Preferred Stock, Company Series A-3-X Preferred Stock, Company Series A-4 Preferred Stock, Company Series A-4-X Preferred Stock, Company Series B Preferred Stock, Company Series B-X Preferred Stock, Company Series C Preferred Stock, and Company Series C-1 Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article 5 of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company RSUs” means all restricted stock units corresponding to shares of Company Common Stock issued pursuant to a Company Stock Plan.

“Company SAFEs” means any Simple Agreement for Future Equity between the Company and the “Investors” party thereto in effect as of the date of this Agreement.

“Company Series A-1 Preferred Stock” means the Series A-1 preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-2 Preferred Stock” means the Series A-2 preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-3 Preferred Stock” means the Series A-3 preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-3-X Preferred Stock” means the Series A-3-X preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-4 Preferred Stock” means the Series A-4 preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-4-X Preferred Stock” means the Series A-4-X preferred stock, par value $0.000002 per share, of the Company.

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“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.000002 per share, of the Company.

“Company Series B-X Preferred Stock” means the Series B-X preferred stock, par value $0.000002 per share, of the Company.

“Company Series C Preferred Stock” means the Series C preferred stock, par value $0.000002 per share, of the Company.

“Company Series C-1 Preferred Stock” means the Series C-1 preferred stock, par value $0.000002 per share, of the Company.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of the Company or any of its Subsidiaries.

“Company Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Company Stock” means the Company Common Stock, Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock, Company Series A-3 Preferred Stock, Company Series A-3-X Preferred Stock, Company Series A-4 Preferred Stock, Company Series A-4-X Preferred Stock, Company Series B Preferred Stock, Company Series B-X Preferred Stock, Company Series C Preferred Stock, and Company Series C-1 Preferred Stock.

“Company Stock Plans” means the 2017 Plan and the 2021 Plan.

“Company Stockholder Agreements” means (i) the Company Certificate of Incorporation; (ii) the Voting Agreement dated as of July 31, 2023 by and among the Company and certain Holders; (iii) the Transfer Restriction Agreement dated as of July 31, 2023 by and among the Company and certain Holders; and (iv) the Investors’ Rights Agreement dated as of July 31, 2023 by and among the Company and certain Holders.

“Company Stockholder Approval” means the adoption of this Agreement by the vote or consent of (i) the holders of a majority of the voting power of the outstanding capital stock of the Company (voting together as a single class, and, with respect to the Company Preferred Stock, on an as-converted to Company Class A Common Stock basis) and (ii) the holders of a majority of the voting power of the outstanding Company Preferred Stock (voting together as a single class on an as-converted to Company Class A Common Stock basis).

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

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“Company Total Shares” means the sum of (i) the aggregate number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Effective Time after giving effect to the issuance set forth on Schedule 1.01 of the Company Disclosure Letter and the Conversions set forth under Section 3.01, calculated on an as-converted to Company Common Stock basis, (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options to the extent outstanding and vested as of immediately prior to the First Effective Time, (iii) the aggregate number of shares of Company Common Stock issuable upon the settlement of Company RSUs outstanding as of immediately prior to the First Effective Time and that will vest in full solely as a result of the consummation of the Mergers, and (iv) the aggregate number of shares of Company Common Stock issuable as of immediately prior to the First Effective Time upon the exercise of all Company Warrants (on a net issuance basis) to the extent outstanding and vested as of immediately prior to the First Effective Time, calculated on an as-converted to Company Common Stock basis.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions (including, for the avoidance of doubt, in connection with the PIPE Investment), including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, to the extent unpaid prior to the Closing.

“Company Voting and Support Agreement” has the meaning specified in the Recitals.

“Company Warrants” means the warrants of the Company issued and outstanding as of immediately prior to the Closing.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases and purchase orders and all material written amendments, modifications and written supplements thereto.

“Conversions” has the meaning specified in Section 3.01.

“Data Security Program” means Executive Order 14117 and rules issued thereunder, including 28 C.F.R. Part 202, as amended from time to time.

“D&O Tail” has the meaning specified in Section 8.02(b).

“DGCL” has the meaning specified in the Recitals.

“Dissenting Shares” has the meaning specified in Section 3.05.

“Dissenting Stockholders” has the meaning specified in Section 3.05.

“DLLCA” has the meaning specified in the Recitals.

“Domesticated SPAC Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“DPA” has the meaning specified in Section 5.22.

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“Earnout Period” means the time period commencing on the Closing Date and ending on the earlier of (i) the five-year anniversary of the Closing Date and (ii) a Change in Control.

“Earnout Shares” has the meaning specified in Section 3.06(a).

“Eligible Holders” means all Persons who hold one or more shares of Company Stock as of immediately prior to the First Effective Time (after giving effect to the Conversions described in Section 3.01).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Incentive Plan” has the meaning specified in Section 8.11.

“Equity Plans” has the meaning specified in Section 8.11.

“Equity Value” means the sum of $800,000,000.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company and its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company and its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.07(a).

“Exchange Pool” has the meaning specified in Section 3.07(a).

“Exchange Ratio” means the quotient, rounded to the nearest thousandth (0.001), obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00).

“Exchanged Option” has the meaning specified in Section 3.03(b).

“Exchanged RSU” has the meaning specified in Section 3.03(c).

“Excise Tax” means any Taxes imposed on SPAC pursuant to Section 4501 of the Code (and any related guidance, including IRS Notice 2023-2) with respect to the exercise of any SPAC Stockholders of their redemption rights, and any penalties or interest thereon.

“Excluded Share” has the meaning specified in Section 3.02(c).

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“Existing SPAC Governing Document” means the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on April 22, 2025, and as in effect on the date hereof.

“Export Administration Regulations” means 15 C.F.R. 730-774, as implemented or revised from time to time.

“Extension Proxy Statement” has the meaning specified in Section 8.15.

“Extended Termination Date” has the meaning specified in Section 11.01(b).

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02(a).

“First Effective Time” has the meaning specified in Section 2.02(a).

“First Merger” has the meaning specified in the Recitals.

“Foreign Benefit Plan” has the meaning specified in Section 5.13(k).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Generative AI Tools” has the meaning specified in Section 5.19(f)(iii).

“Go-Forward D&O Policy” has the meaning specified in Section 8.02(b).

“Government Closure” has the meaning specified in Section 7.03(a).

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Grant Date” has the meaning specified in Section 5.13(e).

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“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Holders” means all Persons who hold one or more shares of Company Stock as of immediately prior to the First Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICE” has the meaning specified in Section 5.14(g).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables or accruals incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP (other than real estate leases and any other leases that are only required to be capitalized upon adoption of ASC 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Indemnified Person” has the meaning specified in Section 8.02(a).

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

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“Initial PIPE Agreements” has the meaning specified in Section 6.13(f).

“Initial PIPE Investment” has the meaning specified in the Recitals.

“Initial PIPE Investors” has the meaning specified in the Recitals.

“Intellectual Property” means all intellectual property rights (including with respect to Technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents and patent applications, (ii) such right in trademarks, service marks, trade names, trade dress, and other indicia of commercial source or origin and general intangibles of a like nature, and all goodwill associated with any of the foregoing (collectively, “Trademarks”), (iii) copyrights and such rights in copyrightable works and works of authorship, and moral rights and technical database and design rights, and rights in data collections, (iv) internet domain names and social media accounts, (v) such rights in trade secrets, confidential or proprietary information, and other non-public or proprietary information, including inventions, invention disclosures, inventor’s notes, designs, plans, specifications, unpatented blueprints, drawings, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, market know-how, customer lists, and proprietary data (collectively, “Trade Secrets”), (vi) such rights in proprietary Software and Technology, and (vii) all issuances, registrations and applications to register (including any reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof and rights to claim priority to) any of the foregoing (i)–(vi).

“Intended Tax Treatment” has the meaning specified in Section 9.04(b).

“Interim Period” has the meaning specified in Section 7.01.

“IRS” means the Internal Revenue Service.

“IT Systems” means all computer systems, servers, networks, websites, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, licensed or leased or otherwise used by or on behalf of a Person, including any Software embedded or installed thereon.

“JOBS Act” has the meaning specified in Section 8.12.

“Labor Contract” has the meaning specified in Section 5.12(a)(ix).

“Labor Union” has the meaning specified in Section 5.12(a)(ix).

“Law” means any applicable statute, law (including principle of common law or law of equity), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the Lease of which may not be terminated at will, or by giving notice of ninety (90) days or less, without cost or penalty.

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“Leases” has the meaning specified in Section 5.18(c).

“Licensed Intellectual Property” has the meaning specified in Section 5.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 5.19(d).

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, including inflation or supply chain disruptions, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of SPAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, or acts of terrorism, cyberterrorism, cyberattacks (or similar attacks), any acts or threats of war (whether or not declared), imposition of tariffs or trade wars, civil unrest, civil disobedience, sabotage, cybercrime, government shutdowns, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof after the date hereof, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, predictions, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) any epidemic, pandemic or disease outbreak or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith, (j) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the Transactions, including allegations of a breach of fiduciary duty or any demand, action, claim or proceeding for appraisal of any Company Stock pursuant to the DGCL in connection with this Agreement and the Transactions, (k) the identity of, or any facts or circumstances relating to, SPAC, Merger Subs or their respective affiliates, or the availability of equity, debt or other financing to SPAC or Merger Subs, or (l) any matter set forth in the Schedules to this Agreement; provided that, in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other competitors or comparable entities operating in the industries or markets and geographic areas in which the Company and its Subsidiaries operate.

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“Material Contracts” has the meaning specified in Section 5.12(a).

“Mergers” has the meaning specified in the Recitals.

“Merger Consideration” means the number of shares of SPAC Common Stock issuable to holders of Company Stock in the Mergers pursuant to Article 3.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Multiemployer Plan” means each Company Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nasdaq” means the Nasdaq Global Market.

“Outbound Investment Security Program” means 31 C.F.R. Part 850, as implemented or revised from time to time.

“Owned Intellectual Property” means all Intellectual Property and Technology that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

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“Party” and “Parties” have the meanings specified in the preamble hereto.

“Per Share Equity Value” means the quotient, rounded to the nearest cent ($0.01), obtained by dividing (i) the sum of (A) the Equity Value plus (B) the aggregate exercise price of all Company Options, in each case to the extent outstanding and vested as of immediately prior to the First Effective Time by (ii) the Company Total Shares.

“Per Share Merger Consideration” means, with respect to any share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.01, (i) the right to receive shares of SPAC Common Stock pursuant to Section 3.02(a) and (ii) the contingent right to receive the Earnout Shares in accordance with Section 3.06(a).

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries, (viii) any Lien that is disclosed on the Most Recent Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (ix) deemed to be created by this Agreement, any Transaction Agreement or any other document executed in connection herewith, (x) any Lien that will be released prior to the Closing, and (xi) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

“Permitted Working Capital Loan” means one or more Working Capital Loans, of which an aggregate of up to $1,500,000 may be converted upon the completion of the Business Combination may be converted into Domesticated SPAC Warrants at a price of $1.00 per warrant.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means information Processed by or for the Company that identifies, or could be used to identify, a natural living individual, including any such information that constitutes “personal data,” “personal information,” “personally identifiable information,” or a similar term under applicable Privacy Requirements.

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“Personnel IP Agreements” has the meaning specified in Section 5.19(c).

“PIPE Agreements” has the meaning specified in Section 8.14.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investors” has the meaning specified in the Recitals.

“Policies” has the meaning specified in Section 5.16.

“Post-Closing RSU Pool” has the meaning specified in Section 9.08.

“Premium Cap” has the meaning specified in Section 8.02(b).

“Pre-Paid Forward Purchase Agreement” has the meaning specified in the Recitals.

“Privacy Laws” means all Laws regarding data privacy, data protection, or data security that are applicable to the receipt, collection, compilation, adaptation or alteration, retrieval, use, storage, processing, sharing, safeguarding, security (technical, administrative and physical), disposal, destruction, disclosure or transfer (including cross-border) whether or not by automated means (collectively, “Processing”, or “Processed”, as applicable) of Personal Information by or for the Company, including, but not limited to, to the extent applicable, the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), EU General Data Protection Regulation (GDPR), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), and any and all applicable Laws relating to (i) breach notification in connection with Personal Information, (ii) the use of biometric identifiers, or (iii) the use of Personal Information for marketing purposes.

“Privacy Requirements” has the meaning specified in Section 5.19(g).

“Pro Rata Share” means, for each Eligible Holder, as of the occurrence of any Triggering Event, a percentage determined by dividing (i) the total number of shares of Company Common Stock held by such Eligible Holder immediately prior to the First Effective Time, after giving effect to the Conversions described in Section 3.01, by (ii) the total of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time, after giving effect to the Conversions described in Section 3.01, plus (B) the aggregate number of shares of Company Common Stock issuable upon the settlement of Company RSUs granted pursuant to Section 9.08, to the extent such Company RSUs vest as a result of the occurrence of such Triggering Event, plus (C) the aggregate number of shares of Company Common Stock issuable as of immediately prior to the First Effective Time upon the exercise of all Company Warrants (on a net issuance basis) to the extent outstanding and vested as of immediately prior to the First Effective Time, calculated on an as-converted to Company Common Stock basis.

“Proxy Clearance Date” has the meaning specified in Section 9.02(a).

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“Proxy Statement” has the meaning specified in Section 9.02(a).

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial or capital markets advisors, placement agents and consultants of such Person.

“Required Company Information” has the meaning specified in Section 7.05(a).

“Sanctioned Party” means any Person that is: (i) organized under the Laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions; (ii) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List; or (iii) fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Persons described in subparagraph (i) or (ii) of this clause.

“Sanctions” means applicable Laws pertaining to trade and economic sanctions administered by the United States, European Union, United Kingdom or other relevant jurisdiction.

“Schedules” means (i) the Company Disclosure Letter or (ii) the SPAC Disclosure Letter, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02(b).

“Second Effective Time” has the meaning specified in Section 2.02(b).

“Second Merger” has the meaning specified in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

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“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning specified in Section 5.19(h).

“Senior Convertible PIK Notes” has the meaning specified in the Recitals.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“SPAC” has the meaning specified in the preamble hereto. For the avoidance of doubt, the term “SPAC” shall include from and after the Domestication and the Closing, PlusAI Holdings, Inc.

“SPAC Board Recommendation” has the meaning specified in the Recitals.

“SPAC Bylaws Upon Domestication” has the meaning specified in the Recitals.

“SPAC Charter Upon Domestication” has the meaning specified in the Recitals.

“SPAC Class A Common Stock” means, from and after the Domestication, the shares of Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Class B Common Stock” means, from and after the Domestication, the shares of Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Class C Common Stock” means, from and after the Domestication, the shares of Class C common stock, par value $0.0001 per share, of SPAC.

“SPAC Closing Statement” has the meaning specified in Section 4.02.

“SPAC Common Stock” means (i) prior to the Domestication, the ordinary shares of SPAC, par value $0.0001 per share, and (ii) from and after the Domestication, the SPAC Class A Common Stock, the SPAC Class B Common Stock and the SPAC Class C Common stock.

“SPAC Cure Period” has the meaning specified in Section 11.01(c).

“SPAC Disclosure Letter” has the meaning specified in Article 6.

“SPAC Extension” has the meaning specified in Section 8.15.

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“SPAC Material Adverse Effect” means, with respect to SPAC, a material adverse effect on: (i) the ability of any SPAC Party to enter into this Agreement or any Transaction Agreement and perform its respective obligations thereunder or consummate the Transactions or (ii) the business, condition (financial or otherwise), assets, liabilities or operations of SPAC, provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect under this clause (ii): (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) any actions taken or not taken by SPAC, or such other changes or events, in each case, which (I) the Company has consented in writing or (II) are required by this Agreement (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)) and (d) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement (provided that the exceptions in this clause (d) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)); provided that, in the case of clauses (a) and (b) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on SPAC, as compared to other competitors or comparable entities operating in the industries or markets in which SPAC operates.

“SPAC Organizational Documents” means, (i) prior to the Domestication, the Existing SPAC Governing Document, as amended and in effect on the date hereof, and (ii) following the Domestication, the SPAC Charter Upon Domestication and SPAC Bylaws Upon Domestication.

“SPAC Parties” means SPAC and Merger Subs.

“SPAC Party Representations” means the representations and warranties of SPAC and Merger Subs expressly and specifically set forth in Article 6 of this Agreement, as qualified by the SPAC Disclosure Letter.

“SPAC Preference Shares” means, prior to the Domestication, the preference shares, par value $0.0001 per share, of SPAC.

“SPAC Preference Stock” means, after the Domestication, the preference shares, par value $0.0001 per share, of SPAC.

“SPAC Shares” means the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and the SPAC Preference Shares.

“SPAC Specified Representations” has the meaning specified in Section 10.03(a)(i).

“SPAC Stockholder Matters” has the meaning specified in Section 9.02(a).

“SPAC Stockholder Redemption” has the meaning specified in Section 9.02(a).

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“SPAC Stockholders” means (i) prior to the Domestication, the holders of SPAC Shares, and (ii) following the Domestication, the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and covenants contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions (including, for the avoidance of doubt, in connection with the PIPE Investment), including, subject to Section 12.05, any (i) fees, costs and expenses related to the D&O Tail unless included in the Go-Forward D&O Policy without incremental costs or premium, (ii) deferred underwriting fees, (iii) any amounts outstanding under any Working Capital Loans (excluding, for the avoidance of doubt, any Permitted Working Capital Loans that are converted into Domesticated SPAC Warrants prior to the Closing), and (iv) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of SPAC, to the extent unpaid prior to the Closing, provided, that any Excise Tax payable by SPAC shall expressly be excluded and shall not be deemed SPAC Transaction Expenses.

“SPAC Transaction Expenses Amount” has the meaning specified in Section 12.05.

“Special Meeting” has the meaning specified in Section 9.02(e).

“Specified SPAC Transaction Expenses” has the meaning specified in Section 12.05.

“Sponsor” means Yorkville Acquisition Sponsor II, LLC, a Florida limited liability company.

“Sponsor Affiliate” has the meaning specified in the Recitals.

“Sponsor Agreement” means that letter agreement by and among Sponsor, SPAC, and TV Partners III, LLC, dated September 18, 2025.

“Sponsor Support Agreement” means that agreement described in the Recitals pursuant to which Sponsor has agreed to, among other things, (a) vote to (i) adopt and approve this Agreement and the other Transaction Agreements contemplated hereby and (ii) the Transactions and (b) vote against any competing proposals at the Special Meeting.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Standard Employment Agreements” has the meaning specified in Section 5.13(a).

“Stock Exchange” means the Nasdaq or such other stock exchange as the Company and SPAC may mutually agree prior to the Closing.

“Stockholder Action” has the meaning specified in Section 9.07.

“Stockholder Action Expenses” has the meaning specified in Section 9.07.

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“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, exempted company, partnership or such other entity), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Entity” has the meaning specified in the Recitals.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment in the nature of a tax (whether payable directly or by withholding), in each case that is imposed by a Governmental Authority; (ii) any interest, penalties, addition to tax or additional amounts relating to any items in clause (i) or this clause (ii), and (iii) any liability for any items described in clauses (i) and (ii) of this definition payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, or Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means, collectively, all Software, information, formulae, algorithms, procedures, methods, techniques, research and development, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating SPAC Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

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“Transaction Agreements” shall mean this Agreement, the Sponsor Support Agreement, the A&R Registration Rights Agreement, the Pre-Paid Forward Purchase Agreements, the PIPE Agreements, the Company Voting and Support Agreements, the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements, including the Mergers, the Conversions and the PIPE Investment.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event I” means the earliest of the following to occur during the Earnout Period: (a) the date on which the VWAP of one share of SPAC Common Stock is greater than or equal to $15.00 per share for twenty (20) trading days within any one-hundred eighty (180) consecutive trading day period or (b) a Change in Control of SPAC pursuant to which stockholders of SPAC Common Stock have the right to receive consideration implying a price per share (as determined in accordance with Section 3.06(d)) greater than or equal to $15.00 or, in the case of a Change in Control where the holders of SPAC Common Stock do not receive consideration, the price per share of SPAC Common Stock implied by such transaction (as determined in good faith by the board of directors of SPAC) is greater than or equal to $15.00.

“Triggering Event II” means the earliest of the following to occur during the Earnout Period: (a) the date on which the VWAP of one share of SPAC Common Stock is greater than or equal to $18.00 per share for twenty (20) trading days within any one-hundred eighty (180) consecutive trading day period or (b) a Change in Control of SPAC pursuant to which stockholders of SPAC Common Stock have the right to receive consideration implying a price per share (as determined in accordance with Section 3.06(d)) greater than or equal to $18.00 or, in the case of a Change in Control where the holders of SPAC Common Stock do not receive consideration, the price per share of SPAC Common Stock implied by such transaction (as determined in good faith by the board of directors of SPAC) is greater than or equal to $18.00.

“Triggering Event III” means the earliest of the following to occur during the Earnout Period: (a) the date on which the VWAP of one share of SPAC Common Stock is greater than or equal to $21.00 per share for twenty (20) trading days within any one-hundred eighty (180) consecutive trading day period or (b) a Change in Control of SPAC pursuant to which stockholders of SPAC Common Stock have the right to receive consideration implying a price per share greater than or equal to $21.00 (as determined in accordance with Section 3.06(d)) or, in the case of a Change in Control where the holders of SPAC Common Stock do not receive consideration, the price per share of SPAC Common Stock implied by such transaction (as determined in good faith by the board of directors of SPAC) is greater than or equal to $21.00.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

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“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“VWAP” for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value per share on such day as reasonably determined by the board of directors of SPAC.

“WARN Act” has the meaning specified in Section 5.14(c).

“Warrant Agreement” means the Warrant Agreement, dated as of April 22, 2025, as amended on December 31, 2025, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Working Capital Loan” means any loan made to SPAC by the Sponsor or any of the SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing SPAC Transaction Expenses.

“Written Consent” has the meaning specified in Section 9.02(f).

“Written Consent Failure” has the meaning specified in Section 9.02(f).

Section 1.02.         Construction.

(a)             Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and the term “date hereof” refers to the date of the execution of this Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)             When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

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(c)             Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)             Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)             The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)             Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)             All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)             The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. (New York Time) on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03.         Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals set forth on Schedule 1.03 of the Company Disclosure Letter and, in the case of the SPAC Parties, the individuals set forth on Schedule 1.03 of the SPAC Disclosure Letter.

Section 1.04.         Equitable Adjustments. If, following the date of this Agreement, the outstanding Company Stock or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its covenant not to issue shares of SPAC Common Stock or rights to acquire SPAC Common Stock under Section 8.03(a), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Stock or SPAC Stockholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC, the Company or Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

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Article 2
The Mergers

Section 2.01.         The Mergers.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation and a wholly-owned Subsidiary of SPAC. The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b)            Immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Entity and a wholly-owned Subsidiary of SPAC. The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

Section 2.02.         First Effective Time; Second Effective Time.

(a)            Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the First Certificate of Merger) (the “First Effective Time”).

(b)            Immediately following the First Effective Time, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA and Section 251 of the DGCL. The Second Merger shall become effective at such time as the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the Second Certificate of Merger) (the “Second Effective Time”).

Section 2.03.         Effect of the Mergers. At the First Effective Time, the effects of the First Merger, and at the Second Effective Time, the effects of the Second Merger, shall be as provided in this Agreement, the First Certificate of Merger, the Second Certificate of Merger, and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto: (i) at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation; and (ii) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

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Section 2.04.         Governing Documents.

(a)            At the First Effective Time, the certificate of incorporation of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated in the form attached hereto as Exhibit H (the “A&R Certificate of Incorporation of the Surviving Corporation”), and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or modified in accordance with its terms and the DGCL.

(b)            At the First Effective Time, the bylaws of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated to conform to the bylaws of Merger Sub I, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(c)            At the Second Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be amended and restated in the form attached hereto as Exhibit I (the “A&R LLC Agreement of the Surviving Entity”), and, as so amended and restated, shall be the limited liability company agreement of the Surviving Entity until thereafter amended or modified in accordance with its terms and the DLLCA.

Section 2.05.         Directors and Officers of the Surviving Entity.

(a)            Prior to the First Effective Time, each of SPAC and Merger Subs shall cause the individuals identified in writing by the Company prior to the Closing to be designated or appointed as the directors and officers of Merger Sub I and Merger Sub II, as applicable, effective as of immediately prior to the First Effective Time. Immediately after the First Effective Time, the board of directors and officers of the Surviving Entity shall be the board of directors and officers of Merger Sub II as set forth on Schedule 2.05(a) of the Company Disclosure Letter.

(b)            The Parties shall use reasonable best efforts to cause the individuals nominated for election in the Registration Statement in accordance with Section 8.09 to comprise the board of directors of SPAC immediately following the First Effective Time, each to hold office in accordance with the DGCL, the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication and until their respective successors are duly elected or appointed and qualified.

Section 2.06.         Further Assurances. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Mergers with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, the applicable directors and officers of the Company and Merger Subs (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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Article 3
Merger Consideration; Conversion of Securities

Section 3.01.         Conversion of Company Preferred Stock and Company SAFEs. The Company shall take all actions necessary or appropriate so that, immediately prior to the Closing, (i) all of the Company Preferred Stock shall be converted into Company Common Stock in accordance with the terms of the Company Certificate of Incorporation and (ii) all of the Company SAFEs shall be converted into Company Common Stock in accordance with the terms of the Company SAFEs as set forth on Schedule 3.01 (collectively, the “Conversions”). All of the Company Preferred Stock and Company SAFEs converted into Company Common Stock shall no longer be outstanding, shall be deemed cancelled and terminated, as applicable, and each holder of Company Preferred Stock and Company SAFEs shall thereafter cease to have any rights with respect to such Company Preferred Stock and Company SAFEs.

Section 3.02.         Effect of Mergers on Company Common Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, any Holder or SPAC Stockholder, the following shall occur:

(a)            On the terms and subject to the conditions set forth in this Agreement, (i) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions, other than Company Class B Common Stock or shares of Company Common Stock issued (x) as a result of the conversion (including as described in Section 3.01) of shares of Company Series A-3-X Preferred Stock, Company Series A-4-X Preferred Stock or Company Series B-X Preferred Stock or (y) as a result of the exercise of any Company Option granted under the 2021 Plan, will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Class A Common Stock equal to the Exchange Ratio, (ii) each share of Company Class B Common Stock issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Class B Common Stock equal to the Exchange Ratio and (iii) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time issued (x) as a result of the conversion (including as described in Section 3.01) of shares of Company Series A-3-X Preferred Stock, Company Series A-4-X Preferred Stock or Company Series B-X Preferred Stock or (y) as a result of the exercise of any Company Option granted under the 2021 Plan will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Class C Common Stock equal to the Exchange Ratio, in each case other than Excluded Shares and Dissenting Shares. From and after the First Effective Time, such Person that, immediately prior to the First Effective Time, was registered as a holder of the Company Common Stock (other than Excluded Shares and Dissenting Shares, and after giving effect to the Conversions described in Section 3.01) in the share transfer books of the Company shall thereafter cease to be a stockholder of the Company and only have the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement. At the First Effective Time, the share transfer books of the Company shall be closed, and no transfer of Company Common Stock shall be made thereafter.

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(b)            Each issued and outstanding share of common stock of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation. From and after the First Effective Time, all certificates and book-entry notations representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c)            Each share of Company Stock held in the Company’s treasury or owned by SPAC, Merger Sub I or the Company immediately prior to the First Effective Time (each, an “Excluded Share”) shall automatically be cancelled and surrendered (as applicable) and no consideration shall be paid or payable with respect thereto.

(d)            At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any holder thereof, (i) each share of common stock of the Surviving Corporation shall be canceled and retired and no consideration shall be paid with respect thereto, and (ii) each membership interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall remain outstanding and shall constitute all of the membership interests of the Surviving Entity.

Section 3.03.         Treatment of Company Equity Awards.

(a)            Company Stock Plans. At the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, the Company Stock Plans shall be assumed by SPAC. All Exchanged Options and Exchanged RSUs will continue to remain governed by and subject to the terms and conditions of the assumed Company Stock Plans.

(b)            Company Options. Except as the Parties may otherwise mutually agree, at the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, whether such Company Option is vested or unvested, be assumed and converted into an option to purchase a number of shares of (x) SPAC Class A Common Stock to the extent such Company Option was granted under the 2017 Plan or (y) SPAC Class C Common Stock to the extent such Company Option was granted under the 2021 Plan, on the same terms and conditions (including applicable vesting, exercise, termination, and expiration provisions) as are in effect with respect to each such Company Option immediately prior to the First Effective Time (each, an “Exchanged Option”); provided, that each Exchanged Option will represent the right to acquire the whole number of shares of SPAC Class A Common Stock or SPAC Class C Common Stock, as applicable, subject to such Exchanged Option (with any fractional share otherwise resulting rounded down to the nearest whole share) equal the product of (x) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, and such Exchanged Option’s per-share exercise price shall equal the quotient of (1) the exercise price per share of Company Common Stock (with any fractional cent otherwise resulting rounded up to the nearest whole cent) at which such Company Option was exercisable immediately prior to the First Effective Time, divided by (2) the Exchange Ratio; provided, that each Company Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

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(c)            Company RSUs. At the First Effective Time, each award of Company RSUs that is outstanding and unvested immediately prior to the First Effective Time shall, by virtue of the First Merger and without any further action on the part of any Party or the holder thereof, be assumed and converted into the right to receive restricted stock units subject to SPAC Class A Common Stock on the same terms and conditions (including applicable vesting, settlement, and termination provisions) as are in effect with respect to each such award of Company RSUs immediately prior to the First Effective Time (each, an “Exchanged RSU”); provided that each Exchanged RSU will be subject to the number of shares of SPAC Class A Common Stock equal the product of (x) the number of whole shares of Company Common Stock that were subject to such award of Company RSUs (with any fractional share otherwise resulting rounded down to the nearest whole share) immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio; provided, further, that each award of Company RSUs shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

(d)            Company Action. Each of the Company or SPAC, as applicable, shall take all reasonably necessary actions to effect the treatment of the Company Equity Awards pursuant to Sections 3.03(b) and 3.03(c) and the related sections of the Company Disclosure Letter in accordance with the applicable Company Stock Plan and the applicable award agreements. Prior to the First Effective Time, the Company shall adopt any resolutions and take any actions which are necessary to cause the Company Stock Plans to be amended to provide that no additional or new grants shall be made under such Company Stock Plans following the Closing.

Section 3.04.         Treatment of Company Warrants. At the First Effective Time, each Company Warrant to the extent outstanding and unexercised immediately prior to the First Effective Time shall be treated in accordance with the terms of such Company Warrant. SPAC and the Surviving Entity shall make appropriate provision so that the holder of each such Company Warrant will be entitled to receive its Pro Rata Share of the Earnout Shares, if any, when issuable to the Eligible Holders, as such holder would have been entitled to receive if it had exercised such Company Warrant immediately prior to the First Effective Time, without duplication.

Section 3.05.         Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, and to the extent available under the DGCL or the Company Certificate of Incorporation, as applicable, shares of Company Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by stockholders of record or owned by beneficial owners who either shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, or who shall have validly exercised a redemption right for such Company Stock under the Company Certificate of Incorporation (the shares of Company Stock that are the subject to such demand or exercise of redemption rights, collectively, the “Dissenting Shares”; record holders and beneficial owners of Dissenting Shares being referred to as “Dissenting Stockholders”), and, with respect to appraisal or dissenters’ claims, otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Dissenting Stockholders shall have no right to receive, the applicable Per Share Merger Consideration as provided in Section 3.02(a) unless and until such Dissenting Stockholder fails to perfect or waives, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, or waives, withdraws or otherwise loses his, her or its right to redemption under the Company Certificate of Incorporation, with respect to such Company Stock, as applicable. Notwithstanding the foregoing, if any such person shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 262 of the DGCL or shall waive, withdraw or otherwise lose the right to redemption under the Company Certificate of Incorporation, as applicable, such Person’s Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(a), without interest or any other payments. The Company shall serve prompt notice to SPAC of any notices of objection, notices of dissent or demands for fair value under Section 262 of the DGCL of any of the Company Stock or demands for redemption under the Company Certificate of Incorporation, as applicable, attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL or otherwise and received by the Company, and SPAC shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing.

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Section 3.06.         Earnout.

(a)            Following the Closing, and as additional consideration for the Transactions, within five (5) Business Days after the occurrence of a Triggering Event (or, in the event of a Change in Control that constitutes a Triggering Event, immediately prior to the closing of such Change in Control), SPAC shall issue or cause to be issued to each Eligible Holder (in accordance with his, her or its respective Pro Rata Share), each such Eligible Holder’s Pro Rata Share of the following shares of SPAC Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Common Stock occurring on or after the Closing (other than the conversion of SPAC Class B Ordinary Shares held by Sponsor into SPAC Class A Ordinary Shares in connection with the Domestication), the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Transaction Agreements:

(i)            upon the occurrence of Triggering Event I, a one-time issuance of 23,330,000 Earnout Shares;

(ii)           upon the occurrence of Triggering Event II, a one-time issuance of 23,330,000 Earnout Shares; and

(iii)          upon the occurrence of Triggering Event III, a one-time issuance of 23,340,000 Earnout Shares.

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(b)            For the avoidance of doubt, each Eligible Holder shall be entitled to receive his, her or its Pro Rata Share of the Earnout Shares upon the occurrence of each Triggering Event (or, in the event of a Change in Control that constitutes a Triggering Event, immediately prior to the closing of such Change in Control), in the same form as the shares of SPAC Common Stock that are issuable to such Eligible Holder pursuant to Section 3.02(a); provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Earnout Shares, together with any shares of SPAC Common Stock that may be issued in respect of any of the Company RSUs granted pursuant to Section 9.08 that become vested in accordance with their terms, exceed, in the aggregate, 70,000,000 shares of SPAC Common Stock.

(c)            The SPAC Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Common Stock occurring on or after the Closing (other than the conversion of SPAC Class B Ordinary Shares held by Sponsor into SPAC Class A Ordinary Shares in connection with the Domestication).

(d)            For the avoidance of doubt, in the event of a Change in Control that constitutes a Triggering Event, (i) the applicable Earnout Shares shall be issued (or deemed issued) to the Eligible Holder immediately prior to the Closing of such Change in Control, (ii) the holders of Earnout Shares shall receive the same amount and form of consideration per share as the holders of the applicable SPAC Common Stock and (iii) where (A) the consideration payable to holders of SPAC Common Stock in such Change in Control is a fixed aggregate amount or (B) the holders of SPAC Common Stock in such Change in Control do not receive consideration, the calculation of the price per share of SPAC Common Stock implied by such consideration for purposes of determining whether such transaction constitutes a Triggering Event will take into account the dilutive effect of the Earnout Shares to be issued immediately prior to the closing of such Change in Control. For purposes of determining whether a Change in Control constitutes a Triggering Event, the per share price received by the holders of SPAC Common Stock in such Change in Control shall be based on the value of the cash, securities or in-kind consideration being delivered in respect of SPAC Common Stock, as determined in good faith by the board of directors of SPAC.

(e)            Unless required by a determination within the meaning of Section 1313(a) of the Code, the Parties acknowledge and agree (i) that any Earnout Shares paid to the Eligible Holders shall be treated as additional consideration for the Company Stock for all income Tax purposes (other than to the extent treated as interest under Section 483 of the Code or any similar provision of the Code), and (ii) to prepare and file all Tax Returns consistent with such Tax treatment.

(f)            At all times during the Earnout Period, SPAC shall (i) keep available for issuance a sufficient number of unissued shares of SPAC Common Stock to permit SPAC to satisfy its obligations set forth in this Section 3.06; (ii) take all actions required to increase the authorized number of shares of SPAC Common Stock if at any time there are insufficient authorized but unissued shares of SPAC Common Stock to permit it to satisfy its obligations set forth in this Section 3.06; and (iii) if, at the time the Earnout Shares are issued, SPAC is listed as a public company on, and the SPAC Common Stock is tradeable over, the Stock Exchange, SPAC shall use commercially reasonable efforts to cause Earnout Shares, when issued, to be approved for listing on the Stock Exchange or such other securities exchange on which the shares of SPAC Common Stock are then listed, as applicable.

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Section 3.07.         Exchange Pool.

(a)            Immediately prior to or at the First Effective Time, SPAC shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of SPAC Common Stock, representing the number of shares of SPAC Common Stock sufficient to deliver the Merger Consideration (the “Exchange Pool”).

(b)            Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock will be issued by virtue of this Agreement or the Transactions, and each Holder who would otherwise be entitled to a fraction of a share of either such class (after aggregating all shares of SPAC Common Stock to which such Holder otherwise would be entitled) shall instead have the number of shares of SPAC Common Stock issued to such Holder rounded up or down to the nearest whole share of SPAC Common Stock (with 0.5 of a share or greater rounded up), as applicable.

(c)            Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is six (6) months after the First Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC any remaining portion of the Exchange Pool and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to SPAC (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Holder’s claim for Merger Consideration that such Holder may have the right to receive pursuant to Section 3.02 without any interest thereon.

(d)            None of the Company, SPAC, the Surviving Entity or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.08.         Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that if SPAC, Merger Sub I, Merger Sub II, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, then SPAC shall, prior to so deducting and/or withholding, (a) provide written notice to the Company as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

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Section 3.09.         Legend. Each certificate or book entry position representing the shares of SPAC Common Stock or Earnout Shares (if any) issued pursuant to the right to receive Per Share Merger Consideration shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE ISSUER’S BYLAWS. A COPY OF SUCH BYLAWS WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

Article 4
Closing; Closing Statement

Section 4.01.         Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 10 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02.         SPAC Closing Statement. At least two (2) Business Days prior to the Special Meeting, and in any event not earlier than following the time that holders of SPAC Common Stock may no longer elect redemption in accordance with the SPAC Stockholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth in good faith: (a) an estimate of the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) an estimate of the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; (c) an estimate of the Available Closing SPAC Cash resulting therefrom; and (d) the aggregate number of shares of SPAC Common Stock tendered for redemption pursuant to the SPAC Stockholder Redemption and the number of shares of SPAC Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the SPAC Stockholder Redemption and the Domestication, in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within SPAC’s or its Representatives’ possession or control in connection with the Company’s review of the SPAC Closing Statement and (y) consider in good faith any comments to the SPAC Closing Statement provided by the Company and its Representatives, which comments the Company shall deliver to SPAC no less than two (2) Business Days prior to the Closing Date, and SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC reasonably determines are necessary or appropriate given such comments. At least two (2) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Company (i) a statement setting forth in good faith as of the Closing Date SPAC’s calculation of the SPAC Transaction Expenses, and the amount, if any, by which the SPAC Transaction Expenses other than the Specified SPAC Transaction Expenses exceed the SPAC Transaction Expenses Amount, including reasonable supporting detail therefor, and (ii) an updated SPAC Closing Statement to update, as needed, the calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; and (c) the Available Closing SPAC Cash resulting therefrom.

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Section 4.03.         Company Closing Statement. At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of shares of Company Common Stock issued and outstanding; (b) the aggregate number of shares of Company Preferred Stock (by series) and the Company SAFEs issued and outstanding (in the case of (a) and (b), prior to giving effect to the Conversions of Company Preferred Stock and Company SAFEs set forth under Section 3.01); (c) the aggregate number of shares of Company Common Stock to be outstanding after giving effect to the Conversions set forth under Section 3.01; (d) the aggregate number of shares of Company Common Stock underlying vested and unvested Company Options issued and outstanding and the exercise prices therefor; (e) the aggregate number of Company Common Stock underlying vested but unsettled and unvested Company RSUs outstanding; (f) the aggregate number of shares of Company Preferred Stock underlying vested and unvested Company Warrants and the exercise prices therefor; (g) the Company’s calculation of the Per Share Equity Value; (h) the Company’s calculation of the Exchange Ratio; and (i) the Company’s calculation of the Pro Rata Share of each Eligible Holder, in each case, including reasonable supporting detail therefor. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by SPAC and its Representatives, which comments SPAC shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company reasonably determines are necessary or appropriate given such comments. SPAC, the Exchange Agent and their respective Affiliates and Representatives shall then be entitled to rely, without any independent investigation or inquiry, on such Company Closing Statement.

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Article 5
Representations and Warranties of the Company

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to SPAC (the “Company Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC as follows:

Section 5.01.         Corporate Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except as would not be material to the Company. The Company Certificate of Incorporation, as in effect on the date hereof, previously made available by the Company to SPAC (a) is true, correct and complete, (b) is in full force and effect, and (c) has not been amended. The Company is duly licensed or qualified and in good standing (or its equivalent) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation.

Section 5.02.         Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 5.02 to the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing (or its equivalent) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiaries is identified on Schedule 5.02 of the Company Disclosure Letter.

Section 5.03.         Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05), subject to obtaining the Company Stockholder Approval, to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The Holders who have executed the Company Voting and Support Agreements as of the date hereof have agreed to vote in favor of the approval of this Agreement and the Transactions, including the Mergers, and such approval will be sufficient to duly obtain the Company Stockholder Approval. Other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to the remedy of specific performance and injunctive and other forms of equitable relief which may be subject to equitable defenses, general principles of equity and to the discretion of the court before which any proceeding therefor may be brought, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

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Section 5.04.         No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and upon receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Certificate of Incorporation or the Company’s bylaws, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries under any Material Contract, other than Permitted Liens, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except, in each of cases (a) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05.         Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the SPAC Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions, except for (a) applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the Securities Laws, (c) the filing of the First Certificate of Merger in accordance with the DGCL, (d) the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (f) as otherwise disclosed on Schedule 5.05 of the Company Disclosure Letter.

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Section 5.06.         Current Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company consists of: (i) 23,046,875,123 shares of Company Common Stock, of which (A) 22,718,203,023 shares are designated as Company Class A Common Stock and (B) 328,672,100 shares are designated as Company Class B Common Stock; and (ii) 1,953,124,877 shares of Company Preferred Stock, of which (A) 149,057,400 shares are designated as Company Series A-1 Preferred Stock; (B) 41,757,975 shares are designated as Company Series A-2 Preferred Stock; (C) 133,246,286 shares are designated as Company Series A-3 Preferred Stock; (D) 133,246,286 shares are designated as Company Series A-3-X Preferred Stock; (E) 27,130,097 shares are designated as Company Series A-4 Preferred Stock; (F) 27,130,907 shares are designated as Company Series A-4-X Preferred Stock; (G) 419,496,627 shares are designated as Company Series B Preferred Stock; (H) 419,496,627 shares are designated as Company Series B-X Preferred Stock; (I) 181,859,452 shares are designated as Company Series C Preferred Stock; and (J) 420,702,410 shares are designated as Company Series C-1 Preferred Stock.

(b)            As of June 30, 2026 (the “Capitalization Date”), there were: (i) 150,141,221 shares of Company Class A Common Stock issued and outstanding; (ii) 328,672,100 shares of Company Class B Common Stock issued and outstanding; (iii) 149,057,400 shares of Company Series A-1 Preferred Stock issued and outstanding; (iv) 41,757,975 shares of Company Series A-2 Preferred Stock issued and outstanding; (v) no shares of Company Series A-3 Preferred Stock issued and outstanding; (vi) 133,246,286 shares of Company Series A-3-X Preferred Stock issued and outstanding; (vii) 9,043,636 shares of Company Series A-4 Preferred Stock issued and outstanding; (viii) 18,087,271 shares of Company Series A-4-X Preferred Stock issued and outstanding; (ix) 284,439,710 shares of Company Series B Preferred Stock issued and outstanding; (x) 135,056,917 shares of Company Series B-X Preferred Stock issued and outstanding; (xi) 181,859,452 shares of Company Series C Preferred Stock issued and outstanding; and (xii) no shares of Company Series C-1 Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c)            As of the Capitalization Date, there were outstanding (i) Company Options to purchase an aggregate of 57,318,035 shares of Company Common Stock (of which options to purchase an aggregate of 57,318,035 shares of Company Common Stock were vested and exercisable and of which options to purchase an aggregate of 0 shares of Company Common Stock were unvested), (ii) Company RSUs covering an aggregate of 162,379,021 shares of Company Common Stock (of which 7,310,287 Company RSUs were vested and not yet settled, 110,095,283 Company RSUs were unvested subject only to liquidity event-based vesting conditions and 44,973,451 Company RSUs were unvested subject to time-based vesting conditions), and (iii) 13,257,666 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans.

(d)            As of the Capitalization Date, there were outstanding Company Warrants exercisable for the number of shares of Company Stock set forth on Schedule 5.06(d) of the Company Disclosure Letter.

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(e)            As of the Capitalization Date, there were outstanding Company SAFEs convertible into shares of Company Stock as set forth on Schedule 5.06(e) of the Company Disclosure Letter.

(f)            As of the Capitalization Date, other than the rights of (w) Company Equity Awards, (x) Company Preferred Stock, (y) Company Warrant, and (z) Company SAFEs, in each case outstanding as of the Capitalization Date, to convert into or be exchanged or exercised for Company Stock in accordance with the terms thereof in existence as of the Capitalization Date, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Stock, Company Preferred Stock or any other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company, (ii) no obligations incurred by the Company to issue additional shares of capital stock or equity interests of the Company under the Company Stockholder Agreements and (iii) no equity equivalents, stock or stock appreciation rights, phantom stock or stock ownership interests or similar rights in the Company. As of the Capitalization Date, except as set forth on Schedule 5.06(f) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and, as of the date hereof, no holders of Company Stock have any redemption rights that are exercisable under the Company Stockholder Agreements. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Other than the Company Stockholder Agreements and the Company Voting and Support Agreements, the Company is not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 5.07.         Capitalization of Subsidiaries. The issued share capital, stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. As of the date hereof, there are (a) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any shares, stock, or other equity interests in or debt securities of, any Subsidiary of the Company and (b) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary of the Company (the items in clauses (a) and (b), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary of the Company. Other than the Company Stockholder Agreements and the Company Voting and Support Agreements, the Company and its Subsidiaries are not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the equity interests of any Subsidiary of the Company. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of treasury stock are held by any Subsidiary of the Company.

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Section 5.08.         Financial Statements.

(a)            Attached as Schedule 5.08 of the Company Disclosure Letter are true, correct, accurate and complete copies of (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2024 and December 31, 2025, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for full year periods ended December 31, 2024 and December 31, 2025 (the “Unaudited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as at March 31, 2026 and the related unaudited consolidated condensed statements of operations and cash flows for the three (3) month period then ended (such March 31, 2026 balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet” and together with the Unaudited Financial Statements, the “Financial Statements”).

(b)            The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09.         Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including Company Transaction Expenses, (d) disclosed in the Company Disclosure Letter, or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.         Litigation and Proceedings. As of the date of this Agreement, except as would not constitute a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company, any of its Subsidiaries, or any of their properties, rights or assets. As of the date of this Agreement, except as would not constitute a Material Adverse Effect, there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of their properties, rights or assets,. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.

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Section 5.11.         Compliance with Laws. Except with respect to compliance with Environmental Laws (which are the subject of Section 5.24) and compliance with Tax Laws (which are the subject of Section 5.15), or except as would not constitute a Material Adverse Effect, (a) the Company and its Subsidiaries are, and since August 1, 2023 have been, in compliance with all applicable Laws and Governmental Orders; (b) from August 1, 2023, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business).

Section 5.12.         Contracts; No Defaults.

(a)            Schedule 5.12 of the Company Disclosure Letter contains a true and complete listing of all Contracts (other than purchase orders) (including without limitations agreements for funding with any Governmental Authority) described in the subclauses of this Section 5.12 to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans and Standard Employment Agreements (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC or its agents or Representatives.

(i)            Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $500,000 or (y) to the Company or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2026;

(ii)           Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since August 1, 2023, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii)          Each Contract with outstanding obligations of the Company or its Subsidiaries that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv)         Each joint venture Contract, legal partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(v)          Each Contract requiring capital expenditures by the Company or its Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in the aggregate;

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(vi)         Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company and its Subsidiaries, taken as a whole);

(vii)        Each Contract, license or other agreement respect to which the Company or its Subsidiaries in-licenses from any third party, or out-licenses to any third party, any item of material Intellectual Property or Technology, but excluding (A) non-exclusive licenses granted by or to customers, suppliers and vendors in the ordinary course of business; (B) Contracts where any license of any Intellectual Property or Technology is incidental to such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes; (C) nondisclosure agreements; (D) Personnel IP Agreements; (E) licenses in respect of “open source” and similar Software; and (F) licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” that are generally commercially available with an annual aggregate fee of less than $500,000;

(viii)        Each Contract providing for the discovery, creation, development or reduction to practice by a third party of any material Intellectual Property or Technology for or on behalf of the Company or any of its Subsidiaries (other than Personnel IP Agreements);

(ix)          Each employee collective bargaining Contract (“Labor Contract”) with a labor union, works council, or similar representative body (each, a “Labor Union”);

(x)           Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000;

(xi)          Each Contract that is a currency or interest hedging arrangement;

(xii)         Each material Contract that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject;

(xiii)        Each Lease of real property providing for annual payments of $500,000 or more in a 12-month period; and

(xiv)        Any commitment to enter into agreement of the type described in the subclauses of this Section 5.12(a).

(b)            Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

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Section 5.13.         Company Benefit Plans.

(a)            The Company has made available to SPAC a true and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (including Multiemployer Plans), and any and all other compensation and benefits plans, policies, programs, or arrangements and each other stock purchase, stock option, restricted stock, restricted stock unit, phantom equity, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control compensation, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition reimbursement, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, and other benefit plan, policy, program, or arrangement, whether or not subject to ERISA whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, for the benefit of Company Service Providers, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries, or under which the Company or its Subsidiaries has any current or potential liability, except for (i) employment agreements and offer letters establishing at-will employment or otherwise not obligating the Company or any of its Subsidiaries to make any payments or provide any benefits upon a termination of employment and does not otherwise require more than thirty (30) days’ notice to terminate (or in the case of any Company Service Provider based in Germany, does not otherwise require more than three (3) months’ notice to terminate), other than as may be required by applicable Law (the “Standard Employment Agreements”) and (ii) any statutorily required plan, agreement, program, policy or other arrangement sponsored by a Governmental Authority.

(b)            With respect to each material Company Benefit Plan, the Company has provided to SPAC or its counsel a true and complete copy, to the extent applicable, of (i) each writing constituting such Company Benefit Plan and all amendments thereto (or, in the case of any writings applicable to such Company Benefit Plan for which the general terms do not differ materially from each other, the form of such writing in lieu of each individual writing), and a written description of any material unwritten Company Benefit Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by the Company and its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (vi) the most recent written results of all compliance testing required by applicable Laws; and (vii) copies of any material written correspondence with the IRS, Department of Labor or other Governmental Authority. There has been no amendment to any Company Benefit Plan made, or communicated by the Company or its Subsidiaries to participants therein, which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The Company and its Subsidiaries may amend or terminate any Company Benefit Plan (other than any Company Benefit Plan that is an individual agreement or arrangement with a Company Service Provider (including an individual award or similar participation agreement under a Company Benefit Plan) that requires the Company Service Provider’s consent of such amendment or termination) at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination and the customary costs of implementing such amendment or termination.

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(c)            Except where the failure to so comply would not reasonably be expected to, result in material liability to the Company and its Subsidiaries, taken as a whole (i) each Company Benefit Plan (and each related trust, insurance contract or fund) is and has been established, administered and funded in accordance with its express terms, and in compliance in all respects with all applicable Laws, including ERISA and the Code; (ii) there are no pending or, to the knowledge of the Company, threatened Actions against or relating to the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such Company Benefit Plans (other than routine benefits claims); (iii) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA; (iv) to the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Benefit Plan; and (v) all payments required to be made by the Company and its Subsidiaries under, or with respect to, any Company Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Company Benefit Plans, applicable Law and GAAP. To the knowledge of the Company, as of the date of this Agreement, no Company Benefit Plan is under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(d)            Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, its related trust is exempt from Tax under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

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(e)            The Company has made available a correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date setting forth (i) the form of the Company Equity Award (including whether the Company Option is a non-qualified stock option or an incentive stock option for purposes of Section 422 of the Code) and the number of shares of Company Common Stock subject to each Company Option or covering each Company RSU, (ii)the holder’s name, grant date, applicable vesting schedule (including acceleration rights thereof), and the per-share exercise price with respect to each Company Option. Except for the Company Stock Plans and any award agreements that have been made available, neither the Company nor any of its Subsidiaries has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares of Company Common Stock, cash or otherwise). Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, the Company Stock Plans have each been duly authorized, approved and adopted by the Board of Directors and the Company’s stockholders and are in full force and effect. Each Company Equity Award granted by the Company or its Subsidiaries (i) was duly authorized no later than the date on which the grant was by its terms effective (the “Grant Date”) by all necessary corporate action, and the award agreement governing such grant was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) was granted in compliance with all applicable Laws (including all applicable federal, state and local Securities Laws) and all the terms and conditions of the applicable Company Stock Plan, (iii) with respect to Company Options, has a per-share exercise price equal to or greater than the fair market value of a share of Company Common Stock on the Grant Date and no modifications within the meaning of Section 409A of the Code have been made to any Company Options following the Grant Date, and (iv) does not trigger any obligation or liability for the holder thereof under Section 409A of the Code.

(f)            No Company Benefit Plan is, and none of the Company or its Subsidiaries or any ERISA Affiliate has at any time since August 1, 2023 sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or its Subsidiaries or any ERISA Affiliate has withdrawn at any time since August 1, 2023 from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company and its Subsidiaries.

(g)            Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, no event has occurred and no condition exists that would subject the Company and its Subsidiaries by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company and its Subsidiaries).

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(h)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (either alone or in combination with another event) (i) result in any material payment becoming due, or material increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Company Benefit Plan; (ii) increase any material benefits, payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits, or the forgiveness of any material amount of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any material Company Benefit Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(i)            The consummation of the Transactions contemplated by this Agreement will not result in a change in the ownership or effective control of the Company or its Subsidiaries, and will not result in any “excess parachute payments”, for purposes of Section 280G of the Code.

(j)            Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been established, funded, (if applicable) and administered in compliance in all material respects with applicable Laws.

(k)            Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Company Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been since August 1, 2023 so qualified, approved or registered and, nothing has occurred since August 1, 2023 that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

Section 5.14.         Labor Matters.

(a)            The Company has delivered the Company Employee List to SPAC and all of the information included on the Company Employee List is true and accurate as of the date hereof. The Company has delivered a true and accurate list of each individual independent contractor or other individual service provider who provides substantially recurring services to the Company or any of its Subsidiaries as of the date hereof for annualized fees or compensation in excess of $150,000, which includes for each such individual (i) a description of the services so provided, (ii) primary work location, (iii) base fee or compensation rate, and (iv) the amount of fees or other compensation actually paid in 2025 and 2026.

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(b)            As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Labor Contract with a Labor Union and none of the employees of the Company or its Subsidiaries are subject to collective bargaining arrangements with respect to their employment with the Company. To the knowledge of the Company, there are no activities or proceedings of any Labor Union to organize any employees of the Company or its Subsidiaries. Additionally, to the knowledge of the Company, except as would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company and its Subsidiaries or any Company Service Provider; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or threatened against or affecting the Company and its Subsidiaries, and none of the Company and its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any Company Service Provider; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to the Company and its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c)            Since August 1, 2023, neither the Company nor any of its Subsidiaries has implemented any “plant closings” or “mass layoffs,” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state or local laws (the “WARN Act”) that would trigger the application of the WARN Act.

(d)            Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is and have been since August 1, 2023 (i) in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes, (ii) in compliance with all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and none of the Company or its Subsidiaries currently employs, or has employed since August 1, 2023, any Person who was not permitted to work in the jurisdiction in which such Person was employed and (iii) in compliance with all Laws that could require overtime to be paid to any Company Service Provider, and no Person has ever brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts. All current Company Service Providers who perform services for the Company exclusively or primarily in the United States are employed at-will and may be terminated at any time, with or without cause, and with or without advance notice (except for any such non-employee Company Service Providers, who may be terminated on no more than thirty (30) days’ advance notice), and without payment of any severance (other than severance or termination payments or benefits required by applicable Law). Except as required by Law, all current Company Service Providers who perform services for the Company exclusively or primarily in Germany may be terminated on no more than three (3) months’ advance notice.

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(e)            As of the date of this Agreement, the Company has not received written notice that any current direct report to the CEO of the Company or any other member of the senior management team of the Company intends to terminate his or her employment within six months after the Closing. To the knowledge of the Company, as of the date of this Agreement, no current Company Service Provider has received an offer to join a business that is competitive with the business activities of the Company and its Subsidiaries.

(f)            Except as would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, here are no Actions against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no Governmental Order imposing any continuing material remedial obligations on the Company or any of its Subsidiaries.

(g)            To the knowledge of the Company, the current Company Employees who work in the United States are authorized and have appropriate documentation to work in the United States. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have ever been notified of any pending or threatened material investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries have received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(h)            To the knowledge of the Company, since August 1, 2023, no allegations of sexual harassment or sexual misconduct have been made by a Company Service Provider (in their capacity as a service provider of the Company or its Subsidiaries) against any director or officer of the Company or such Subsidiaries (in their respective capacities as such) or against the Company or any of its Subsidiaries on account of the conduct of any such director or officer. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have incurred, nor do circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any material liability arising from any allegation of sexual harassment against any director or officer of the senior management team of the Company or any of its Subsidiaries (in their respective capacities as such).

Section 5.15.         Taxes. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)            All material Tax Returns required by Law to be filed by the Company or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens, and since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

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(c)            Each of the Company and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)            Neither the Company nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of the Company, no such claims have been threatened in writing.

(e)            No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f)            There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g)            Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)            Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)            Except with respect to deferred revenue collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

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(j)            There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(k)            Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l)            Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m)            The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n)            The Company has not taken any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o)            The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)            The Company is, and has been since its formation, treated as a corporation that is a tax resident of the United States for U.S. federal income tax purposes.

(q)            Nothing in this Agreement, including this Section 5.15, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating losses, Tax credits, Tax basis or other similar Tax attributes after the Closing Date.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, if applicable. Other than Section 5.08 and Section 5.13 to the extent such Sections relate to Taxes, this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.

Section 5.16.         Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

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Section 5.17.         Permits. Each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.24)), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained all of the Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The operation of the business of the Company and its Subsidiaries as currently conducted is not in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any Permit, except where such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.18.         Real Property.

(a)            The Company does not have and has not since August 1, 2023 had any Owned Real Property.

(b)            Schedule 5.18 of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including, the address of each Leased Real Property. As of the date hereof, the Leased Real Property identified on Schedule 5.18 of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase or sell any Leased Real Property or interest therein.

(c)            The Company has made available to SPAC true, correct and complete copies of the material Contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the knowledge of the Company knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) to the knowledge of the Company, each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to SPAC, (iii) neither the Company nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice of any material default that has not been cured within the applicable cure period, (iv) as of the date of this Agreement, the Company has not received written notice from any Governmental Authority regarding intent to modify, suspend or revoke any Lease, and (v) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the knowledge of the Company, the other party thereto.

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(d)            Neither the Company nor its Subsidiaries has a written sublease granting any Person the right to use or occupy Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. To the knowledge of the Company, no construction or expansion is currently being performed or is planned for the year ending December 31, 2026 at any of the Leased Real Properties that is expected to result in liability to the Company or any of its Subsidiaries in excess of $500,000 in such calendar year.

Section 5.19.         Intellectual Property and Data Security.

(a)            Schedule 5.19(a) of the Company Disclosure Letter lists as of the date hereof (i) all Owned Intellectual Property for which applications are pending, or which are registered or issued, in each case, whether in the United States or internationally (“Registered Intellectual Property”) and (ii) each material unregistered Trademark owned or purported to be owned by the Company or any of its Subsidiaries. Each item of Registered Intellectual Property is, applicable, subsisting and, to the knowledge of the Company, all issuances and registrations included therein are valid and enforceable. All necessary registration, maintenance, renewal, and other relevant fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities (including domain name registrars) in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns title to all Owned Intellectual Property and (B) has (and will continue to have following the Closing), and other than as disclosed in Section 5.04, the right to use pursuant to a valid written license, sublicense, agreement or permission, all other material Intellectual Property and Technology used in the operation of the business of the Company and its Subsidiaries, as currently conducted (“Licensed Intellectual Property”). Except as would not reasonably be expected to have a Material Adverse Effect, the Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business as currently conducted. None of the material Owned Intellectual Property or, to the knowledge of the Company, any other material Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute in each case to which the Company is a party that adversely restricts the use, transfer, registration, or licensing of, or adversely affects the validity or enforceability of any such Intellectual Property.

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(b)            Except as would not reasonably be expected to have a Material Adverse Effect, the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property of any Person. To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating or, since August 1, 2023, has infringed upon, misappropriated, or otherwise violated any Owned Intellectual Property. As of the date of this Agreement, no claims alleging or involving any of the foregoing have been made against any Person by the Company or any of its Subsidiaries. As of the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) are not the subject of any pending or, to the knowledge of the Company, threatened Actions and (ii) have not received from any Person at any time after August 1, 2023 any written notice, for each of (i) and (ii) (A) alleging that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating or has infringed upon, misappropriated, or otherwise violated, any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property and, to the knowledge of the Company, there are no facts or circumstances that would form the reasonable basis for any such claim or challenge.

(c)            Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain: (A) the sole ownership, confidentiality and value of their material Owned Intellectual Property including through valid and enforceable copies of agreements, all of which have been made available to SPAC, executed by their former and current employees, consultants and independent contractors, (x) in each case who are or were engaged in creating or developing Owned Intellectual Property for the Company or its Subsidiaries, pursuant to which such Person presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property or Technology created or developed for the Company or its Subsidiaries in the course of such Person’s employment or retention thereby or, in the case of consultants and independent contractors that retained title in certain Intellectual Property owned by such consultant or independent contractor prior to the engagement or that was independently developed outside the scope of such engagement, granted the Company or applicable Subsidiary a broad license to any such retained Intellectual Property incorporated into the Intellectual Property or Technology created or developed for the Company or applicable Subsidiary and (y) pursuant to which such Person has agreed to hold all Trade Secrets of or held by the Company and its Subsidiaries disclosed to such Person in confidence both during and after such Person’s employment or retention for a reasonable period thereby (x) and (y) collectively, the “Personnel IP Agreements” and (B) the security, confidentiality, value, operation and integrity of their IT Systems and Software; (ii) to the knowledge of the Company, no former or current employee, consultant, or independent contractor is in breach of any Personnel IP Agreement; (iii) no Trade Secret of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a valid written non-disclosure agreement adequately restricting the disclosure and use of such Intellectual Property; (iv) no Software owned by the Company or any of its Subsidiaries incorporates or uses any “open source” or similar Software in a manner that on or prior to the date hereof (1) required or requires the contribution, licensing or disclosure to any third party of any portion of the Company’s proprietary source code or, to the knowledge of the Company, any source code which is otherwise developed, licensed, distributed, used or otherwise exploited by or for the Company or any of its Subsidiaries; or (2) would otherwise diminish, require the grant of a license under, or transfer the rights of ownership in any Owned Intellectual Property; (v) except for employees, consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements or other written agreements that include confidentiality provisions, no other Person has any right to access, possess, or have disclosed or, to the knowledge of the Company, actually possesses any source code owned by the Company or its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to (or is obligated to enter into) any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any Software; and (vii) the Company and each of its Subsidiaries have complied and are in compliance with all terms and conditions of all relevant licenses for “open source” or similar Software incorporated or embedded into, linked or called by, or otherwise used in Software owned or purported to be owned by the Company and its Subsidiaries.

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(d)            Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems used in connection with their business as currently conducted; (ii) the Company and each of its Subsidiaries has implemented and maintained adequate back-up and disaster recovery arrangements for the continued operation of their businesses in the event of a failure of its IT Systems that are in accordance with standard industry practice; (iii) to the knowledge of the Company, the Company’s Software is free of any malicious or disabling Software including viruses, worms and trojan horses, which may be used to gain unauthorized access to or without authorization, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause material damage to or abuse such IT Systems or Software (“Malware”); and (iv) the Company and each of its Subsidiaries have taken commercially reasonable efforts to ensure that its Software is free from such Malware.

(e)            No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create any material Owned Intellectual Property, where, as a result, such Governmental Authority, university, college, research institute or other educational institution has any rights, title or interest in or to such Intellectual Property.

(f)            AI Technologies. Except as would not reasonably be expected to have a Material Adverse Effect:

(i)            the Company and its Subsidiaries have: (A) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under applicable Law, to collect and use all data, content, or materials used by the Company’s proprietary artificial intelligence Technology (“Company AI”) in the operation of the Company’s business as presently conducted (“AI Inputs”); (B) complied with all use restrictions and other requirements of any contractual obligation, website terms of use or terms of service, or other terms by which the Company is bound and governing any of the Company’s collection and use of such AI Inputs; and (C) implemented and complied with commercially reasonable policies and procedures relating to use of third-party Generative AI Tools (as defined below), which policies and procedures are reasonably consistent with industry standards;

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(ii)            all material Company AI has been designed, developed, tested, trained, implemented and improved in compliance with all applicable Laws; and

(iii)            the Company (A) uses all generative artificial intelligence Technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts (“Generative AI Tools”) in material compliance with the applicable license terms, consents, agreements, and laws; (B) has not included and does not include any Personal Information, Trade Secrets or material confidential or proprietary information of the Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts, or services to train the machine learning or algorithm of such tools or improve the services related to such tools; and (C) has not used Generative AI Tools to develop any Owned Intellectual Property material to the business of the Company and its Subsidiaries taken as a whole that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein.

(g)            Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and, to the knowledge of the Company, any Person authorized by the Company to Process Personal Information, when acting for or on behalf of the Company have, at all applicable times since August 1, 2023 through and including the date of this Agreement, complied with all: (A) applicable Privacy Laws, (B) the Company’s written policies and notices regarding Personal Information, and (C) the Company’s obligations with respect to Personal Information under any Contracts or industry standards to which the Company is legally bound (including, as applicable, the Payment Card Industry Data Security Standard) (clauses (A), (B), and (C) collectively, “Privacy Requirements”); (ii) since August 1, 2023, where required by applicable Privacy Requirements, the Company has implemented and maintained commercially reasonable policies, procedures, systems and measures for receiving and responding to requests from individuals concerning their Personal Information; (iii) the Company has implemented and, since August 1, 2023, maintained commercially reasonable and appropriate administrative, technical and organizational safeguards, compliant with Privacy Requirements in all material respects, to protect the confidentiality, integrity and availability of the Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and the Company has taken commercially reasonable steps to ensure that any third party authorized by the Company to access or Process Personal Information on its behalf collected by or on behalf of the Company has implemented and maintained the same; (iv) to the knowledge of the Company, any third party who has provided Personal Information to the Company since August 1, 2023, has not done so in violation of applicable Privacy Laws.

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(h)            Since August 1, 2023, (i) there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure, modification, or destruction of any Personal Information in the possession or control of the Company and its Subsidiaries or Processed by or, to the knowledge of the Company, on behalf of the Company and its Subsidiaries (“Security Incident”) that would in each instance require notification to any Person pursuant to any applicable Privacy Requirement; and (ii) the Company has not provided or been legally required to provide any notices to any Person in connection with a Security Incident. Since August 1, 2023, the Company has not received any written notice of any investigations or inquiries from any Governmental Authority or written notice of other claims by any Person by or before any Governmental Authority, in each case related to the violation of any Privacy Requirements, nor has the Company been charged with the violation of any Privacy Law. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has, since August 1, 2023, conducted commercially reasonable privacy and security reviews at reasonable and appropriate intervals and has resolved, remediated, or mitigated (as appropriate) any (i) privacy or data security plans, and taken actions consistent with such plans, to the extent required, to safeguard all Personal Information in its possession or under its control, and (ii) critical- or high-severity issues or vulnerabilities identified by such reviews.

(i)            Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not subject to any Privacy Requirements that, following and because of the Closing, would prohibit the Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information immediately prior to the Closing. Except as would not reasonably be expected to have a Material Adverse Effect, the transactions contemplated by this Agreement will not violate applicable Privacy Requirements.

Section 5.20.      Anti-Bribery, Anti-Corruption, and Anti-Money Laundering. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, since August 1, 2023, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or any other applicable Laws relating to corruption or bribery; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering. Since August 1, 2023, neither the Company nor any of its Subsidiaries has made any voluntary or directed disclosure to any Governmental Authority relating to corruption, bribery or money laundering Laws; to the knowledge of the Company, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

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Section 5.21.      Sanctions, Import, and Export Controls. Neither the Company nor any of its Subsidiaries, nor any of its directors, officers, employees, nor, to the knowledge of the Company, any of their agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries: (a) is a Sanctioned Party, or (b) has violated any Sanctions since August 1, 2023. The Company and its Subsidiaries are and since August 1, 2023 have been in possession of and in compliance with any and all authorizations, consents, licenses, registrations, and permits that may be required for their lawful conduct under economic Sanctions, import, and export control Laws, including without limitation the Export Administration Regulations. Since August 1, 2023, neither the Company nor any of its Subsidiaries has made any voluntary disclosure to any Governmental Authority relating to Sanctions, import, or export control Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 5.22.      CFIUS TID Business Status. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

Section 5.23.      Outbound Investment Security Program Status. The Company is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 5.24.      Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a)            the Company and its Subsidiaries are, and since August 1, 2023 have been, in material compliance with all applicable Environmental Laws;

(b)            the Company and its Subsidiaries are not, and since August 1, 2023, have not been, required to obtain, maintain or comply with any Permit required under applicable Environmental Laws; and

(c)            there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company, is there any basis for any such claims or notices.

Other than Section 5.04, Section 5.05, Section 5.09, Section 5.11 and Section 5.19(g), this Section 5.24 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

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Section 5.25.      Absence of Changes.

(a)            Since the date of the Most Recent Balance Sheet to the date of this Agreement, no Material Adverse Effect has occurred.

(b)            Since the date of the Most Recent Balance Sheet to the date of this Agreement, except (i) as set forth on Schedule 5.25(b) of the Company Disclosure Letter, and (ii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

Section 5.26.      Brokers’ Fees. Other than Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.27.      Related Party Transactions. Except for the Contracts set forth on Schedule 5.27 of the Company Disclosure Letter, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) the Company Stockholder Agreements, (d) Contracts pursuant to which any such Affiliate, officer or director of the Company has purchased equity of the Company, and (e) Company Benefit Plans, Standard Employment Agreements and amounts paid pursuant to such Company Benefit Plans and Standard Employment Agreements. For clarity, no disclosure will be required under this Section 5.27 as to (i) portfolio companies of any venture capital, private equity or angel investor in the Company or (ii) any publicly traded company.

Section 5.28.      Registration Statement; Proxy Statement and Extension Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement, Proxy Statement or Extension Proxy Statement (if applicable) will, as of the date the Proxy Statement or Extension Proxy Statement (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 6
Representations and Warranties of SPAC Parties

Except as set forth in: (i) the disclosure schedule dated as of the date of this Agreement delivered by SPAC to the Company (the “SPAC Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (ii) the SEC Reports filed or furnished by SPAC prior to the date of this Agreement (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations, warranties, or covenants set forth in Section 6.05 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.11 (Tax Matters); Section 6.13 (Capitalization)); and Section 8.03 (Conduct of SPAC During the Interim Period) each SPAC Party represents and warrants to the Company as follows:

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Section 6.01.      Corporate Organization. Each of SPAC and Merger Sub I is duly incorporated and is validly existing as a corporation, in good standing under the Laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The copies of the organizational documents of each of the SPAC Parties previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the SPAC Parties is duly licensed or qualified and in good standing (or its equivalent) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the SPAC Parties to enter into this Agreement or consummate the Transactions. Neither SPAC Party is in violation of any provision of its organizational documents.

Section 6.02.      Due Authorization.

(a)            Each of the SPAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors of the applicable SPAC Party and, except for approval of the SPAC Stockholder Matters by the SPAC Stockholders, no other corporate proceeding on the part of any SPAC Party is necessary to authorize the execution, delivery and performance of this Agreement or such Transaction Agreements. By SPAC’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Merger Subs required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

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(b)            Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of SPAC’s authorized share capital necessary in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Stockholder Matters are as set forth on Schedule 6.02(b) to the SPAC Disclosure Letter.

(c)            At a meeting duly called and held or otherwise by unanimous written resolutions, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC’s shareholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (excluding Taxes paid or payable on the income earned on the Trust Account and excluding the amount of any deferred underwriting commissions) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of SPAC approval of the Transactions and the SPAC Stockholder Matters.

(d)            The board of directors of Merger Sub I and the managing member of Merger Sub II, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub I’s sole stockholder and Merger Sub II’s sole and managing member, as applicable; (ii) approved the transactions contemplated by this Agreement; and (iii) resolved to recommend to the sole stockholder and sole and managing member of Merger Sub I and Merger Sub II, respectively, approval of the Transactions.

(e)            To the knowledge of SPAC, the execution, delivery and performance of any Transaction Agreement by any party thereto, other than any SPAC Party or the Company and any of its Affiliates, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03.      No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, the consummation of the Transactions by any SPAC Party do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents or any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation, or result in the breach of or default by SPAC under, or require any filing, registration or qualification under, any provision of any Law or Governmental Order applicable to which SPAC or any Subsidiary of SPAC is subject or by which any of their respective properties or assets are bound, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any Subsidiaries of SPAC is a party or by which any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties or assets of SPAC or any Subsidiaries of SPAC, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except (in the case of clauses (b), (c), (d), (e) or (f) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

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Section 6.04.      Compliance With Laws. The SPAC Parties are and have been in material compliance with all applicable Laws and Governmental Orders. Neither of the SPAC Parties has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and to the knowledge of the SPAC Parties, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the SPAC Parties is currently threatened against the SPAC Parties. To the knowledge of the SPAC Parties, as of the date of this Agreement (1) no material investigation or review by any Governmental Authority with respect to the SPAC Parties is pending or threatened, and (2) no such investigations have been conducted by any Governmental Authority, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the SPAC Parties, taken as a whole.

Section 6.05.      Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any SPAC Party which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.06.      Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to the execution or delivery of this Agreement by each SPAC Party or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the HSR Act, Securities Laws, the Stock Exchange, Part 12 of the Cayman Companies Act and required approval by the Cayman Registrar of Companies with respect to the Domestication, the filing of the First Certificate of Merger in accordance with the DGCL, and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA.

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Section 6.07.      Financial Ability; Trust Account.

(a)            As of the date hereof, there is at least $226,125,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated April 21, 2025, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus filed with the SEC on April 23, 2025. Amounts in the Trust Account are invested in United States Government securities, cash (including demand deposit accounts) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending, or to SPAC’s knowledge, threatened, with respect to the Trust Account. Since April 21, 2025, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement in an aggregate amount equal to one hundred thousand dollars ($100,000)). As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, or express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)            As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c)            As of the date of this Agreement, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness including any Working Capital Loans (other than the Permitted Working Capital Loan).

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Section 6.08.      Brokers’ Fees. Except for the fees described on Schedule 6.08 to SPAC Disclosure Letter (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 6.09.      SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since April 23, 2025 (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “SEC Reports”). Each of the SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of applicable Securities Laws. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. None of the Additional SEC Reports will contain, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)            SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To SPAC’s knowledge, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

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(c)            SPAC has established and maintained a system of internal controls. To SPAC’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d)            There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            Except as described in the SEC Reports, since April 23, 2025, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f)            To the knowledge of SPAC, as of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.10.      Business Activities.

(a)            Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect of the type described in clause (i) of the definition thereof. Merger Subs were formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions, as applicable.

(b)            SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the agreements expressly contemplated hereby including any agreements permitted by Section 8.03 or as set forth on Schedule 6.10(c) to the SPAC Disclosure Letter, no SPAC Party is, and at no time has been, party to any Contract with any other Person that would require payments by any SPAC Party in excess of $30,000 monthly, $500,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts, other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03 and Contracts set forth on Schedule 6.10(c) to the SPAC Disclosure Letter).

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(d)            There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of March 31, 2026 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of March 31, 2026 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.11.      Tax Matters. Except as would not reasonably be expected to have a SPAC Material Adverse Effect:

(a)            All material Tax Returns required by Law to be filed by SPAC (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material amounts of Taxes due and owing by SPAC have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens.

(c)            SPAC (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)            SPAC has not engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. SPAC has not received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of SPAC, no such claims have been threatened.

(e)            No written claim has been made and by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f)            There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

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(g)            Neither SPAC nor any predecessor thereof has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)            SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)            There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Liens.

(j)            SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(k)            SPAC is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(l)            Except with respect to deferred revenue collected by SPAC in the ordinary course of business, SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(m)            SPAC has not taken any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(n)            All of the equity interests in each of Merger Sub I and Merger Sub II are owned by SPAC, and Merger Sub I is, and has been since formation, a corporation for U.S. federal income tax purposes. Merger Sub II is, and has been since formation, a disregarded entity for U.S. federal income tax purposes and has not taken (and does not plan to take) any actions that could cause it to be treated as anything other than a disregarded entity for U.S. federal income tax purposes. The Merger Subs are newly formed solely to effect the Mergers and it will not conduct any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Mergers.

(o)            SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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Section 6.12.      Employees. Other than any officers as described in the SEC Reports, the SPAC Parties have no employees on their payroll, and have not retained any contractors, other than professional consultants and professional advisors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC Parties have never and do not currently maintain, sponsor, or contribute to any employee benefit plan.

Section 6.13.      Capitalization.

(a)            As of the date of this Agreement, the authorized share capital of SPAC is $55,500 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 SPAC Preference Shares of which (A) 22,500,000 SPAC Class A Ordinary Shares are issued and outstanding (inclusive of SPAC Class A Ordinary Shares included in any outstanding public or private placement Cayman SPAC Units) as of the date of this Agreement, (B) 7,500,000 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement and (C) no SPAC Preference Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares described in clauses (A) and (B) and the Cayman SPAC Units (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain SPAC Class B Ordinary Shares held by Sponsor.

(b)            Upon the completion of the Mergers, and after giving effect to the Domestication, the authorized capital stock of SPAC will be as set forth in the SPAC Charter Upon Domestication.

(c)            Subject to the terms and conditions of the Warrant Agreement and in connection with the Domestication, the Cayman SPAC Warrants will be converted into Domesticated SPAC Warrants. The Domesticated SPAC Warrants will be exercisable after giving effect to the Transactions for one share of SPAC Class A Common Stock at an exercise price of $11.50 per share. 18,908,750 Cayman SPAC Warrants (inclusive of Cayman SPAC Warrants included in any outstanding public or private placement Cayman SPAC Units), consisting of 11,250,000 public warrants (inclusive of those included in any outstanding public Cayman SPAC Units) and 7,568,750 private placement warrants (inclusive of those included in any private placement Cayman SPAC Units) are issued and outstanding. All outstanding Cayman SPAC Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law and (3) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract.

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(d)            As of the date of this Agreement, other than the Cayman SPAC Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as provided for in the SPAC Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(e)            No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of SPAC representing thirty-five percent (35%) or more of the combined voting power of the issued and outstanding securities of SPAC.

(f)            On or prior to the date of this Agreement, SPAC entered into (i) the Pre-Paid Forward Purchase Agreement with Sponsor Affiliate, and (ii) subscription agreements with the Initial PIPE Investors set forth on Schedule 6.13(f) to SPAC Disclosure Letter (the “Initial PIPE Agreements”). True and correct copies of the Pre-Paid Forward Agreement and the Initial PIPE Agreements have been provided to the Company on or prior to the date of this Agreement. In connection with the transactions contemplated by this Agreement, the Initial PIPE Investors have agreed to consummate the Initial PIPE Investment on the terms and subject to the conditions of the Initial PIPE Agreements and in the amounts set forth Schedule 6.13(f) to SPAC Disclosure Letter opposite each such Initial PIPE Investor’s name. The Pre-Paid Forward Purchase Agreement and the Initial PIPE Agreements are in full force and effect with respect to, and binding on, (1) SPAC, (2) Sponsor Affiliate, with respect to the Pre-Paid Forward Purchase Agreement and (3) to the knowledge of SPAC, on each Initial PIPE Investor party to an Initial PIPE Agreement, with respect to such Initial PIPE, each in accordance with their terms, subject to the Enforceability Exceptions.

Section 6.14.      Nasdaq Stock Market Listing. The issued and outstanding SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “TVA”. The issued and outstanding shares of Cayman SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “TVACW”. The issued and outstanding Cayman SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “TVACU”. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units or terminate the listing of SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units from the Nasdaq or the SEC.

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Section 6.15.      Sponsor Support Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Support Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Support Agreement.

Section 6.16.      Related Party Transactions. Except as set forth in Section 6.16 of the SPAC Disclosure Letter, there are no transactions, Contracts, side letters, arrangements or understandings between any SPAC Party, on the one hand, and any former or present director or officer, employee, stockholder or Affiliate of such SPAC Party.

Section 6.17.      Investment Company Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18.      SPAC Stockholders. Other than existing stockholders of the Company, no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company post-Closing as a result of the Transaction.

Section 6.19.      Sanctions. None of the SPAC Parties, nor any of their respective officers, directors, employees, agents, stockholders or partners, is a Sanctioned Party.

Section 6.20.      CFIUS Foreign Person Status. Each of the SPAC Parties (1) is not a “foreign person;” (2) is not controlled by a “foreign person”; and (3) does not permit any foreign person affiliated with the SPAC Party, whether affiliated as a limited partner or otherwise, to obtain through such SPAC Party any of the following with respect to the Company: (a) access to any “material nonpublic technical information” in the possession of the Company; (b) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (c) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology,” (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure”; or (d) “control” of the Company, as such terms are defined in the DPA.

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Section 6.21.      Data Security Program Status. Each of the SPAC Parties is not a “covered person,” as defined in the Data Security Program.

Section 6.22.      Outbound Investment Security Program Status. Each of the SPAC Parties is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 6.23.      Registration Statement; Proxy Statement and Extension Proxy Statement. At the First Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), or, if applicable, the Extension Proxy Statement or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) or Section 14A, the date the Proxy Statement (and, if applicable, the Extension Proxy Statement) is first mailed to SPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement and, if applicable, the Extension Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement and, if applicable, the Extension Proxy Statement, in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement, the Proxy Statement and, if applicable, the Proxy Statement.

Article 7
Covenants of the Company

Section 7.01.      Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Schedule 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Schedule 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)            change or amend the Company Certificate of Incorporation or other organizational documents of the Company, except as (i) otherwise required by Law, or (ii) required in order to effectuate (A) the conversion of Company Preferred Stock or Company SAFEs into Company Common Stock or (B) the exercise of Company Warrants into Company Preferred Stock;

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(b)            make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiaries of the Company;

(c)            enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Labor Contract to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;

(d)            (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants, Company RSUs, SAFEs or other rights to purchase, convert into, exchange for or otherwise obtain any shares or any other equity or voting securities of the Company, or amend, modify or waive the terms of any of the foregoing, in each case other than (A) those issuances of Company Options or Company RSUs set forth on Schedule 7.01(d) of the Company Disclosure Letter, in each case pursuant to a Company Stock Plan, (B) issuances of shares of Company Common Stock upon the exercise of Company Options, settlement of Company RSUs, or the conversion of Company SAFEs or Company Preferred Stock, in each case that are outstanding on the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement, and in the case of Company Equity Awards, in accordance with the terms of the applicable Company Stock Plan and award agreement, or (C) issuances of Company Preferred Stock upon the exercise of Company Warrants outstanding on the date of this Agreement;

(e)            sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material Owned Intellectual Property or material assets, rights, Technology or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or non-exclusive license of Software, goods, products and services to customers in the ordinary course of business, licenses to service providers in connection with provision of services to the Company and its Subsidiaries in the ordinary course of business, or the sale, non-exclusive license or other disposition of Technology or equipment deemed by the Company in its reasonable business judgement to be obsolete or not material to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business;

(f)            (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority (unless such settlement would not reasonably be expected to be materially adverse to the Company) or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

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(g)            directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof in a transaction that would be material to the Company and its Subsidiaries, taken as a whole;

(h)            make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $500,000 in the aggregate and (ii) prepayments made to suppliers of the Company or any of its Subsidiaries;

(i)            enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof), other than entry into such agreements in the ordinary course of business; provided, that neither the Company nor any Subsidiary thereof shall modify, amend, renew, extend, terminate or enter into any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof) if the effect thereof would be to (1) impose any material restrictions on the right or ability of the Company or any Subsidiary thereof to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (2) grant any exclusive rights to license, market, sell or deliver any material product, service or Owned Intellectual Property of the Company or any Subsidiary thereof, (3) require the Company or any Subsidiary thereof to exclusively purchase any material inventory, products, or services from such Person, or (4) grant any “most favored nation” or similar provision in favor of the other party or a right of first refusal, first offer or first negotiation binding upon the Company or any Subsidiary thereof that, in each case, is material to the Company;

(j)            redeem, purchase or otherwise acquire, any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries except (i) pursuant to exercises (excluding, for the avoidance of doubt, the exercise of redemption rights), conversion, settlement or cancellations of equity securities of the Company outstanding as of the date hereof or issued or granted thereafter in compliance with the terms of this Agreement, in each case in accordance with the terms of such securities, the applicable Company Stock Plan, or award agreement, or (ii) to satisfy Tax obligations with respect to the settlement of Company RSUs in the ordinary consistent with Company past practice;

(k)            split, combine, subdivide, recapitalize or reclassify any shares or other equity interests or securities of the Company;

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(l)            make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(m)            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the First Merger and Second Merger and the transactions contemplated by this Agreement);

(n)            make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than ordinary course extensions of time to file Tax Returns), or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect the SPAC Stockholders (as compared to the Company’s stockholders) after the Closing;

(o)            take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(p)            (i) modify in any material respect the terms of, any Indebtedness, (ii) issue any debt securities, or (iii) incur or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than Indebtedness under capital leases entered into in the ordinary course of business);

(q)            voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);

(r)            enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company or its Subsidiaries (excluding ordinary course Company Benefit Plans, Standard Employment Agreements and payments of annual compensation, provision of benefits or reimbursement of expenses in respect of stockholders who are officers or directors of the Company or its Subsidiaries);

(s)            enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business;

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(t)            other than in the ordinary course of business or as required by an existing Company Benefit Plan, Standard Employment Agreement, Labor Contract, or applicable Law, (i) increase the compensation or benefits of any Company Service Provider or accelerate the vesting or lapsing of restrictions or payment, or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan other than payments of compensation or benefits that are immaterial, (ii) establish, adopt, enter into, materially amend in any respect or terminate any material Company Benefit Plan or any plan, agreement, program, policy or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, (iii) forgive any loans or issue any loans to any Company Service Provider, (iv) hire or terminate without “cause” (as determined consistent with past practice) the employment of any Company Employee with the title of Chief Executive Officer, Chief Operating Officer, Chief Architect, Chief Financial Officer, Chief Revenue Officer, (v) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions, in each case that would require notice or pay in lieu of notice under the WARN Act, or (vi) recognize or certify any Labor Union as the bargaining representative for any Company Service Provider or become a party to, establish, adopt, amend, commence participation in or terminate any Labor Contract with a Labor Union;

(u)            make any capital expenditures that in the aggregate exceed $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the capital expenditures budget set forth in Section 7.01(u) of the Company Disclosure Letter; and

(v)            enter into any Contract to do any action prohibited under this Section 7.01.

Section 7.02.      Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (i) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto, or any Acquisition Transaction, (ii) is prohibited from being disclosed by applicable Law, (iii) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, or (iv) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that SPAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

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Section 7.03.      HSR Act and Approvals.

(a)            In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act; provided, further, that all fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by SPAC.

(b)            The Company shall use reasonable best efforts to: (i) promptly furnish to SPAC copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and disclose to SPAC the nature of any material oral communications between the Company or any of its Affiliates and any such Governmental Authority, with respect to the transactions contemplated by this Agreement, and (ii) permit counsel to SPAC an opportunity to review in advance, any proposed material written communications by the Company and/or its Affiliates to any Governmental Authority, and excluding any notification and report forms filed under the HSR Act concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by the Company pursuant to this Section 7.03 may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

Section 7.04.      No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, filed with the SEC on April 23, 2025 and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by October 24, 2026 or, if the approval of the SPAC Extension is obtained by the stockholders of SPAC, June 2, 2027, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, except in the event of a distribution from the Trust Account in connection with the consummation of a Business Combination involving SPAC, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.

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Section 7.05.      Proxy Solicitation; Other Actions.

(a)            Subject to Section 9.02(a), the Company agrees to use commercially reasonable efforts to provide SPAC as soon as practicable following the date hereof (i) financial statements set forth on Schedule 7.05, (ii) auditor’s reports and consents to use such financial statements and reports in the Registration Statement, as applicable and (iii) such other information regarding the Company and its Subsidiaries that is required under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder for inclusion in the Proxy Statement (collectively, the “Required Company Information”). The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (A) the drafting of the Registration Statement or Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement or Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Registration Statement or Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)            During the Interim Period, each of SPAC and the Company shall, and shall cause its respective Representatives to, reasonably cooperate in a timely manner in connection with SPAC and its Representatives’ due diligence in connection with the Transactions, including in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including in connection with the PIPE Investment), including: (i) by providing such information and assistance as the other party or its Representatives may reasonably request; (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence; (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, and due diligence sessions with respect to such financing efforts; and (iv) using its commercially reasonable efforts to deliver or, cause its Representatives to deliver, all documents that may be reasonably required by any financial advisor or other Representative to either party, in form and substance reasonably satisfactory to such financial advisors or other Representatives to facilitate the consummation of the Transactions. Such documents may include customary comfort letters from the relevant party’s current or former independent auditors and legal opinions and negative assurance letters from its counsel. Such cooperation shall include direct contact between senior management and other Representatives of each party at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the providing party or its Representatives.

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Section 7.06.      Certain Transaction Agreements. Except to the extent provided in writing by SPAC, the Company shall not permit any amendment or modification to be made to any Company Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect the closing of the Transactions. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in each Company Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that the failure of the Company to enforce such rights would not reasonably be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, the Company shall give SPAC, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Company Voting and Support Agreement known to the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Company Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 7.07.      FIRPTA. At the Closing, the Company shall deliver to SPAC (a) a properly executed certificate in such manner consistent and in accordance with the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (b) a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.08.      Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions within its power necessary to cause the Contracts listed on Schedule 7.08 of the Company Disclosure Letter to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.09.      Statement of Cash Usage. The Company shall deliver a monthly statement of estimated cash usage to the SPAC for each month during the Interim Period, upon request of SPAC following such month.

Section 7.10.      Written Consent and A&R Registration Rights Agreement. The Company shall use reasonable best efforts to solicit and request that any Holders of Company Stock execute and deliver the Written Consent after the Proxy Clearance Date, in each case in accordance with applicable SEC rules and interpretations, and the Company and SPAC shall solicit and request that such Holders enter into the A&R Registration Rights Agreement (to the extent they are not already a party) prior to the Closing.

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Article 8
Covenants of SPAC

Section 8.01.      HSR Act and Regulatory Approvals.

(a)            In connection with the transactions contemplated by this Agreement, SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. SPAC shall substantially comply with any Information or Document Requests; provided, further, that all fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by SPAC.

(b)            SPAC shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)            SPAC shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SPAC or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SPAC and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of SPAC to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article 10. Notwithstanding anything to the contrary, portfolio companies managed by Affiliates of SPAC are under no obligation, and SPAC is under no obligation to cause such portfolio companies to undertake any actions in this Section 8.01(c).

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(d)            SPAC shall promptly furnish to the Company copies of any notices or written communications received by SPAC or any of its Affiliates from any third party or any Governmental Authority, and disclose to the Company the nature of any substantive oral communications between SPAC and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC and/or its Affiliates to any Governmental Authority (excluding any notification and report forms filed under the HSR Act) concerning the transactions contemplated by this Agreement; provided, that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of the Company. SPAC agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by SPAC pursuant to this Section 8.01(d) may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

(e)            Except as required by this Agreement, SPAC shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay SPAC’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 8.02.      Indemnification and Insurance.

(a)            From and after the First Effective Time, SPAC agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and SPAC and each of their respective Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents or indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnified Persons that are no less favorable to such Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of any Indemnified Person thereunder, in each case, except as required by Law. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any claims made or Actions commenced during such six-year period shall continue until the final disposition of such claim or Action.

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(b)            At or prior to the Closing, unless equivalent coverage as required of the D&O Tail by this Section 8.02 is provided by a post-Merger directors’ and officers’ liability insurance policy obtained by SPAC for periods beginning with the First Effective Time (the “Go-Forward D&O Policy”), SPAC shall, or shall cause one or more of its Subsidiaries to obtain a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) in respect of acts or omissions occurring at or prior to the First Effective Time. Such D&O Tail shall remain in effect for a period of six (6) years following the First Effective Time and shall be on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2025 (such amount, the “Premium Cap”); provided, however, that (i) SPAC shall be required to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. If such minimum coverage is or becomes unavailable at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at such Premium Cap. SPAC shall maintain the D&O Tail in full force and effect for its full term and shall cause all obligations thereunder to be honored by the Surviving Entity.

(c)            SPAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the Indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders (“Indemnitee Affiliates”) separate from the indemnification obligations of SPAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that SPAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the Indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons under this Section 8.02 are secondary), (ii) that SPAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by SPAC’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the Indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

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(d)            Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC, the Surviving Corporation and the Surviving Entity and all successors and assigns of SPAC, the Surviving Corporation and the Surviving Entity. In the event that SPAC, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03.      Conduct of SPAC During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 8.03 of the SPAC Disclosure Letter, as reasonably required in connection with the Domestication or the PIPE Investment, as contemplated by this Agreement, as required by applicable Law or any Governmental Authority or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (viii) and (xii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i)            change, modify or amend the Trust Agreement, the SPAC Organizational Documents or the organizational documents of Merger Subs;

(ii)            (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, SPAC, excluding any separation of Cayman SPAC Units in accordance with their terms; (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC; or (D) make any withdrawals from the Trust Account, than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement to pay SPAC’s Taxes and, in an aggregate amount up to one hundred thousand dollars ($100,000) per annual period, to fund the SPAC’s working capital requirements, in each case in the ordinary course of business;

(iii)            make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect Company’s stockholders (as compared to the SPAC Stockholders) after the Closing;

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(iv)          take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(v)           other than Permitted Working Capital Loans, enter into, renew or amend any Working Capital Loan or other transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi)          directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(vii)         enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of SPAC or Merger Subs that is (or would be if entered into or assumed after the date hereof) a “material contract” pursuant to Regulation S-K 601;

(viii)        waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(ix)           establish a new Subsidiary or enter into a new line of business;

(x)            voluntarily fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);

(xi)           incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or make a loan or advance to or investment in any third party (other than any Permitted Working Capital Loans); or

(xii)          adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or its Subsidiaries (other than First Merger and Second Merger and the transactions contemplated by this Agreement); and

(xiii)         offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, stock units, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except for Permitted Working Capital Loans or as expressly contemplated by this Agreement.

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(b)            During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with the SPAC Organizational Documents and the Trust Agreement.

Section 8.04.      Certain Transaction Agreements. Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of, the Sponsor Support Agreement or the Sponsor Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Sponsor Support Agreement or the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Sponsor Support Agreement or the Sponsor Agreement known to SPAC; and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement or the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05.      Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information (x) which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, (y) which is prohibited from being disclosed by applicable Law, or (z) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

Section 8.06.      SPAC Stock Exchange Listing. From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock to be listed on, the Stock Exchange. SPAC shall take all steps reasonably necessary or advisable to cause the shares of SPAC Class A Common Stock to trade under such symbol as mutually agreed by the Company and SPAC prior to the Closing.

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Section 8.07.      SPAC Public Filings. From the date hereof through the Closing, SPAC will use commercially reasonable efforts to keep current and timely file or timely furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all registration statements reports schedules, forms, statements and other documents required to be filed or furnished with the SEC (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08.      Section 16 Matters. Prior to the First Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09.      SPAC Board of Directors. The Company and SPAC shall take all necessary action to cause the board of directors of SPAC as of immediately following the Closing to consist of eight (8) directors who shall include (i) three (3) directors designated prior to the Closing by the Company, (ii) two (2) directors designated prior to the Closing by the Sponsor, and (iii) three (3) independent directors designated prior to the Closing by mutual agreement between SPAC and the Company. Upon each individual becoming a director of the board of directors of SPAC, SPAC will enter into customary indemnification agreements with each such director.

Section 8.10.      SPAC Management. Schedule 8.10 of the Company Disclosure Letter sets forth the names and positions of the members of the senior management of the Company who shall each serve in such positions (or in substantially similar positions) at SPAC following the First Effective Time. The Company and SPAC shall use reasonable best efforts to provide that such individuals are appointed and continue to serve after the First Effective Time in their respective positions with substantially similar duties and responsibilities at SPAC, subject to the terms of any employment or offer letters to be agreed prior to the Closing.

Section 8.11.      Equity Plans. Prior to the Closing Date, SPAC shall approve, and subject to approval of the stockholders of SPAC, adopt, (i) an equity incentive plan (the “Equity Incentive Plan”), in substantially the form attached hereto as Exhibit J, and (ii) an employee stock purchase plan, in substantially the form attached hereto as Exhibit K ((i) and (ii), together, the “Equity Plans”).

Section 8.12.      Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

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Section 8.13.      Domestication. At least one day prior to the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq or the Stock Exchange, as applicable, the Cayman Companies Act and the SPAC Organizational Documents, SPAC shall cause the Sponsor Share Conversion and the Domestication to become effective on such date (or such other date that is at least one day prior to the Closing), including by: (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Charter Upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the SPAC Charter Upon Domestication and applicable Law; (b) adopting the SPAC Bylaws Upon Domestication; and (c) completing, making and procuring all filings required to be made with the Cayman Registrar of Companies in connection with the Domestication. Following the consummation of the Domestication and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the Transactions as contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree.

Section 8.14.      PIPE Investment. From and after the date of this Agreement, to the extent reasonably requested by the Company, SPAC and the Company shall use their respective commercially reasonable efforts to solicit, negotiate, enter into one or more subscription agreements with additional PIPE Investors (such agreements, “Additional PIPE Agreements”, and together with the Initial PIPE Agreements, the “PIPE Agreements”) on such terms and in such forms approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed). Unless otherwise approved in writing by each of SPAC and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), none of SPAC, Merger Subs or the Company shall, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate any provision or remedy under, or any replacement of, any PIPE Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Agreement or expressly permitted by such PIPE Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Following execution of any PIPE Agreement, each of the Parties shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required or necessary, or that it otherwise deems to be proper or advisable, to consummate the transactions contemplated by such PIPE Agreement on the terms described in such PIPE Agreement. Without limiting the generality of the foregoing, such actions by each of the Parties shall include each of the Parties using commercially reasonable efforts to enforce their rights, as applicable, under such PIPE Agreement to cause the other parties to such PIPE Agreement, as applicable, to pay to (or as directed by) SPAC the applicable purchase price under such PIPE Agreement in accordance with its terms. Each of SPAC and the Company, as applicable, shall give the other party prompt written notice (e-mail being acceptable): (i) of the receipt of any request from any other party to any PIPE Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Agreement; (ii) of any breach or default to the knowledge of such Party that (or any event or circumstance that, to the knowledge of such Party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Agreement; (iii) of the receipt by such Party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Agreement by another party to such PIPE Agreement; and (iv) if such Party does not expect to receive all or any portion of the applicable purchase price under any PIPE Agreement in accordance with its terms.

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Section 8.15.         SPAC Extension. In the event the Company reasonably believes that the Closing Date is not reasonably expected to occur prior to October 24, 2026, upon the request of the Company, except as set forth in Schedule 8.15 to the SPAC Disclosure Letter, SPAC shall use its reasonable best efforts to take all actions necessary to obtain as promptly as reasonably practicable (and in any event prior to October 24, 2026) the approval of the stockholders of SPAC to extend the deadline for SPAC to consummate its Business Combination to June 2, 2027 (such extension, the “SPAC Extension”) in accordance with applicable Law and the Existing SPAC Governing Document. In connection with obtaining the approval, SPAC shall (a) prepare with the assistance of the Company and file with the SEC under the Exchange Act, and with all other regulatory bodies, materials in the form of a proxy statement to be used for the purpose of soliciting proxies from the stockholders of SPAC to approve, at a special meeting, an amendment to the SPAC Organizational Documents to provide for the SPAC Extension (the “Extension Proxy Statement”), which shall contain a recommendation by the board of directors of SPAC that the stockholders of SPAC vote to approve the SPAC Extension, (b) cause to be held as promptly as reasonably practicable (and in any event prior to October 24, 2026) a special meeting of stockholders of SPAC for purposes of voting on the SPAC extension and (c) use reasonable best efforts to solicit proxies as promptly as practicable for the purpose of seeking approval of the SPAC Extension, in each case in accordance with applicable Law and the Existing SPAC Governing Document.

Article 9
Joint Covenants

Section 9.01.         Support of Transaction. Without limiting any covenant contained in Article 7 or Article 8, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and SPAC, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article 10 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, Merger Subs, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

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Section 9.02.         Registration Statement; Proxy Statement; SPAC Special Meeting.

(a)            Registration Statement; Proxy Statement. The Company agrees to use commercially reasonable efforts to provide SPAC as soon as practicable following the date hereof, the Required Company Information set forth on Schedule 9.02 of the Company Disclosure Letter. As promptly as practicable after the date of this Agreement, SPAC and the Company shall, in accordance with this Section 9.02(a), prepare, and, subject to its receipt of all Required Company Information set forth on Schedule 9.02 of the Company Disclosure Letter, SPAC shall file with the SEC, (i) in preliminary form, a proxy statement and a notice of general meeting in connection with the Transactions (together, as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the shareholders of SPAC in advance of the Special Meeting in accordance with the Existing SPAC Governing Document, for the purpose of, among other things: (A) providing the SPAC Stockholders with the opportunity to redeem shares of SPAC Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval of the Domestication; (3) adoption of the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication; (4) the issuance of shares of SPAC Common Stock in connection with the Mergers (including as may be required by the Stock Exchange) and with respect to the PIPE Investments; (5) the approval of the adoption of the Equity Plans; (6) the election of the directors constituting the board of directors of SPAC; (7) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto; (8) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (9) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”) and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the Special Meeting, as adjourned or postponed. SPAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective Representatives in the preparation of the Registration Statement and Proxy Statement. The Registration Statement shall also include a consent solicitation statement in preliminary form in connection with the solicitation by the Company of written consents from the stockholders of the Company, to approve, by stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval, this Agreement, the Mergers and the Transactions. The Registration Statement and Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder. Subject to its receipt of all Required Company Information from the Company pursuant to Section 7.05, SPAC shall (I) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and keep the Registration Statement effective as long as is necessary to consummate the Mergers, (II) file the definitive Proxy Statement with the SEC, (III) cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with Section 9.02(e), as promptly as practicable (but in no event later than five (5) Business Days except as otherwise required by applicable Law) following the effective date of the Registration Statement (such date, the “Proxy Clearance Date”), and (IV) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

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(b)            Prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statement, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement and Proxy Statement has been filed; (B) the time when the Registration Statement has been declared effective under the Securities Act; (C) the filing of any supplement or amendment to the Registration Statement or Proxy Statement; (D) any request by the SEC for amendment of the Registration Statement or Proxy Statement; (E) any comments from the SEC relating to the Registration Statement or Proxy Statement and responses thereto; and (F) requests by the SEC for additional information. SPAC shall respond to any SEC comments on the Registration Statement and Proxy Statement as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts. SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, SPAC shall provide the Company and their counsel with any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement and Proxy Statement promptly after receipt of those comments or other communications.

(c)            If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall, subject to Section 9.02(b), promptly file an amendment or supplement to the Registration Statement and Proxy Statement containing such information. If, at any time prior to the Closing, the Company or SPAC, or any of their respective Affiliates, directors or officers, as applicable, discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

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(d)            SPAC shall make all necessary filings to obtain necessary approvals with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Registration Statement and Proxy Statement.

(e)            SPAC Special Meeting. SPAC shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Stockholders, for the purpose of obtaining the approval of the SPAC Stockholder Matters (the “Special Meeting”), which meeting shall be held not less twenty-five (25) days and not more than thirty-five (35) days after the date on which SPAC commences the mailing of the Proxy Statement to its shareholders and otherwise in accordance with SPAC’s obligations to give shareholders notice of the Special Meeting in accordance with the Existing SPAC Governing Document. SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Matters. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason, except as required by applicable Laws. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days and until no later than fifth (5th) Business Days prior to the Termination Date: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to the SPAC Stockholders and for such supplement or amendment to be promptly disseminated to the SPAC Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; or (iv) only with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

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(f)            Company Written Consent. As promptly as practicable following the Proxy Clearance Date, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the Proxy Clearance Date, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause the parties to the Company Voting and Support Agreements to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit L (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such parties (which parties hold Company Stock sufficient to constitute the Company Stockholder Approval) in accordance with Section 228 of the DGCL within forty-eight (48) hours of the Proxy Clearance Date. As promptly as practicable following the execution and delivery of the Written Consent by such parties to the Company, the Company shall deliver to SPAC a copy of such Written Consent in accordance with Section 12.02. The Company shall use reasonable best efforts to, within forty-eight (48) hours of the receipt of the Company Stockholder Approval via the Written Consent, and shall in no event later than five (5) Business Days after such receipt, deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL, together with a notice and description of the appraisal rights of the holders of record and beneficial owners of Company Stock available under Section 262 of the DGCL (in a manner sufficient in form and substance to start the twenty (20) day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL along with such other information as is required thereunder and pursuant to applicable Law; the Company shall provide SPAC with a reasonable opportunity to comment on drafts of such notice and shall consider such comments in good faith. If stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), SPAC shall have the right to terminate this Agreement as set forth in Section 11.01.

(g)            The consent solicitation statement shall include the Company Board Recommendation. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation for any reason, unless the Company Board (or the applicable committee or subgroup thereof) determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

Section 9.03.         Exclusivity.

(a)            During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

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(b)            During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.04.         Tax Matters.

(a)            Notwithstanding anything to the contrary contained herein, SPAC shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. SPAC shall, at its own expense, timely file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b)            For U.S. federal (and, as applicable, state and local) income tax purposes, (i) each of the Parties intends that the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (ii) SPAC intends that this Agreement be, and hereby is, is adopted as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code, and (iii) each of the Parties intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

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(c)            Each of SPAC and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts to (i) cause the Mergers to qualify for the Intended Tax Treatment and (ii) not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from so qualifying for the Intended Tax Treatment.

Section 9.05.         Confidentiality; Publicity.

(a)            SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, SPAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any written presentation materials provided to the Initial PIPE Investment.

(b)            None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect SPAC’s obligations pursuant to Section 9.02.

Section 9.06.         Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

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Section 9.07.         Stockholder Litigation. SPAC shall notify the Company, and the Company shall notify SPAC, promptly in connection with any threat to file, or filing of, an Action related to this Agreement or the Transaction by any of its stockholders against any of the SPAC Parties, the Company or against any of their respective directors or officers (any such action, a “Stockholder Action”). SPAC shall keep the Company, and the Company shall keep SPAC, as applicable, reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. SPAC shall give the Company, and the Company shall give SPAC, as applicable, the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s or the SPAC’s advice, as applicable, with respect to such litigation and to not settle any such litigation without the prior written consent of the Company or SPAC, as applicable, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, SPAC shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of SPAC, in their capacity as such, and the Company shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of the Company, in their capacity as such (“Stockholder Action Expenses”).

Section 9.08.         Post-Closing RSU Pool. Following the effectiveness of the Equity Incentive Plan, an amount of shares of SPAC Class A Common Stock set forth on Schedule 9.08 of the Company Disclosure Letter (the “Post-Closing RSU Pool”) shall be used for the grant of restricted stock units thereunder to those Service Providers (as defined in the Equity Incentive Plan) selected by the Company from among the individuals who had been Company Service Providers as of immediately prior to the First Effective Time (and who continue to be a Service Provider through the date of grant of such restricted stock units). The restricted stock units granted from the Post-Closing RSU Pool shall vest upon the occurrence of, and in proportion with, Triggering Event I, Triggering Event II, or Triggering Event III, if and as applicable, during the Earnout Period, subject to the recipient’s continued status as a Service Provider through the date of the applicable Triggering Event. The restricted stock units granted from the Post-Closing RSU Pool shall be subject to such other terms and conditions as approved following the Closing by the Administrator and set forth in individual Award Agreements (each as defined in the Equity Incentive Plan) including, without limitation, applicable time-based vesting conditions that may continue after the occurrence of any Triggering Event.

Article 10
Conditions to Obligations

Section 10.01.       Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)            Regulatory Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

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(b)            No Injunction or Restraints. No Governmental Authority having jurisdiction over any Party or the Transactions shall have issued any Governmental Order preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and no Law shall have been enforced that prevents or materially restrains the consummation of the Transactions.

(c)            Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the SPAC Stockholder Redemption.

(d)            SPAC Stockholder Approval. The approval of the SPAC Stockholder Matters, to the extent required to consummate the Transactions, shall have been duly obtained in accordance with applicable Law, the SPAC Organizational Documents and the rules and regulations of the Stock Exchange.

(e)            Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company Certificate of Incorporation.

(f)            Governance Arrangements. Any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by this Agreement and the Transaction Agreements shall have been adopted or executed and delivered by the parties thereto, as applicable.

(g)            Board Appointments. All action shall have been taken such that the board of directors of SPAC as of immediately following the Closing shall be constituted of the directors contemplated by Section 8.09.

(h)            Stock Exchange Listing Requirements. The shares of SPAC Class A Common Stock contemplated to be listed pursuant to this Agreement (including the Earnout Shares) shall have been listed on the Stock Exchange and shall be eligible for continued listing on the Stock Exchange immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

(i)            Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

(j)            Available Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $40,000,000 unless waived by the Company and SPAC.

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Section 10.02.       Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in the first sentence of Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.06 (Current Capitalization), Section 5.25(a) (Absence of Changes) and Section 5.26 (Brokers’ Fees) (collectively, the “Company Specified Representations”) shall, if qualified by “materiality” or “Material Adverse Effect” or any similar limitation be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            Each of the representations and warranties of the Company contained in Article 5 (other than the Company Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)            Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            No Material Adverse Effect. Since the date of this Agreement, there has not occurred a Material Adverse Effect with respect to the Company which is continuing.

(d)            Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

Section 10.03.       Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the SPAC Parties contained in the first sentence of Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.08 (Brokers’ Fees) and Section 6.13 (Capitalization) (collectively, the “SPAC Specified Representations”) shall be, if qualified by “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein, be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

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(ii)           Each of the representations and warranties of the SPAC Parties contained in Article 6 (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a SPAC Material Adverse Effect.

(b)            Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            No SPAC Material Adverse Effect. Since the date of this Agreement, there has not existed a SPAC Material Adverse Effect with respect to SPAC which is continuing.

(d)            Domestication. The Domestication shall have been completed as provided in Section 8.13 and a time-stamped copy of the SPAC Charter Upon Domestication issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

(e)            Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(f)            Sponsor Support Agreement. Each of the covenants of Sponsor and Insiders (as defined in the Sponsor Support Agreement) required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and Sponsor or the Insiders shall not have threatened (orally or in writing) (i) that the Sponsor Support Agreement is not valid, binding and in full force and effect, (ii) that SPAC or the Company is in breach of or default under the Sponsor Support Agreement or (iii) to terminate the Sponsor Support Agreement.

Section 10.04.       Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

Article 11
Termination/Effectiveness

Section 11.01.       Termination. This Agreement may be terminated and the Transactions abandoned:

(a)            by written consent of the Company and SPAC;

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(b)            prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, if applicable) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before October 24, 2026, or, if the approval of the SPAC Extension is obtained by the stockholders of SPAC, June 2, 2027 (the “Termination Date”), provided, that if any Action for specific performance or other equitable relief by the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is thirty (30) days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)            prior to Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any SPAC Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by such SPAC Party through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, if applicable) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; and provided, further, that, without limiting the foregoing, the Company shall use reasonable best efforts to provide written notice to SPAC, in good faith, prior to the Domestication, if the Company believes it has the right to, and intends to, terminate this Agreement prior to the Closing.

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(d)            by written notice from either the Company or SPAC to the other if the approval of the SPAC Stockholder Matters required to consummate the Transactions by the SPAC Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 9.02; or

(e)            by written notice from SPAC to the Company in the event of a Written Consent Failure; provided, that the right to terminate this Agreement on account of a Written Consent Failure shall not be available if the Company Stockholder Approval is obtained prior to SPAC providing notice of its intent to terminate this Agreement on account of a Written Consent Failure.

Section 11.02.        Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees, Representatives or stockholders, other than liability of (a) any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination or (b) any party to any other Transaction Agreement, solely to the extent set forth under the express terms of such other Transaction Agreement. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article 12 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article 12
Miscellaneous

Section 12.01.       Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

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Section 12.02.       Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)            If to SPAC or Merger Subs to:

Texas Ventures Acquisition III Corp

1012 Springfield Avenue

Mountainside, NJ 07092

Attn:       Troy Rillo

Email:      [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attn:       Curtis L. Mo

Jeffrey C. Selman

Email:     curtis.mo@us.dlapiper.com

jeffrey.selman@us.dlapiper.com

(b)            If to the Company or the Surviving Entity, to:

Plus Automation, Inc.

3315 Scott Boulevard, Suite 300

Santa Clara, CA 95054

Attn: David Liu

Email: [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attn:      Michael Nordtvedt

Jeana S. Kim

Remi P. Korenblit

Email:     mnordtvedt@wsgr.com

jskim@wsgr.com

rkorenblit@wsgr.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

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Section 12.03.       Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04.       Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02(a) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05.       Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, SPAC shall bear and pay at or promptly after Closing, (a) (i) all SPAC Transaction Expenses that are not Specified SPAC Transaction Expenses in an amount not to exceed $7,500,000 (the “SPAC Transaction Expenses Amount”) and (ii) all SPAC Transaction Expenses that consist of (1) deferred underwriting fees, (2) fees payable to SPAC’s PIPE placement agent as a result of the PIPE Investment (collectively, the “Specified SPAC Transaction Expenses”), in each case in the manner described and as further detailed on Schedule 12.05 of the SPAC Disclosure Letter, and (b) all Company Transaction Expenses; provided that all Stockholder Action Expenses, whether borne by SPAC or the Company, shall be fully payable by SPAC if the Closing occurs and not be subject to any limitation or cap. SPAC shall cooperate with the Company and use its commercially reasonable efforts to minimize the amount of SPAC Transaction Expenses incurred prior to the Closing.

Section 12.06.       Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of SPAC prior to the Domestication).

Section 12.07.       Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Section 12.08.       Schedules and Exhibits. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09.       Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Non-Disclosure Agreement, dated as of May 22, 2026, between SPAC and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10.       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11.       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12.       Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

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Section 12.13.       Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement or under applicable Law, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, SPAC acknowledges and agrees that the Company may, without breach of this Agreement, (i) with respect to any Transaction Agreement to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, (ii) with respect to any Transaction Agreement to which the Company is not a party or a third party beneficiary thereof, be entitled, upon written notice to SPAC, (A) require SPAC to enforce its rights under any such Transaction Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement) in the event the counterparty under such Transaction Agreement is in breach of its obligations thereunder, (B) have approval rights over SPAC’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (C) select a separate counsel, which may be or include counsel, to participate alongside SPAC’s counsel in any such litigation (at the expense of the Company); provided that such separate counsel shall not be entitled to control or seek court orders on SPAC’s behalf, and/or (D) fund any such litigation and (c) require SPAC to promptly execute, and SPAC hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence. Each Party agrees that it will use its reasonable best efforts to cooperate with the other in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

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Section 12.14.        Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party has undertaken specific obligations pursuant to this Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 12.15.        Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article 12.

Section 12.16.        Acknowledgements.

(a)            Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective, stockholders, shareholders, partners, members and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the SPAC Party Representations constitute the sole and exclusive representations and warranties of SPAC and Merger Subs; (iv) except for the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); (v) Representatives of SPAC or the Company have not made, and are not making, any representation or warranty whatsoever to any Party or its Affiliates and shall not be liable in respect of the accuracy or completeness of any information provided to any Party or its Affiliates; and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(d), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of actual and intentional fraud committed by such Party.

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(b)            Effective upon Closing, except with respect to those covenants and agreements contained herein that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article 5 or Article 6 (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

TEXAS VENTURES ACQUISITION III CORP

By:	/s/ Troy Rillo
	Name:	Troy Rillo
	Title:	Chief Executive Officer

TVAC MERGER SUB I, INC.

By:	/s/ Troy Rillo
	Name:	Troy Rillo
	Title:	President

TVAC MERGER SUB II, LLC By: Texas Ventures Acquisition III Corp, sole managing member

By:	/s/ Troy Rillo
	Name:	Troy Rillo
	Title:	CEO

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

PLUS AUTOMATION, INC.

By:	/s/ David Liu
	Name:	David Liu
	Title:	Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

PLUSAI HOLDINGS, INC.

ARTICLE I

The name of this corporation is PlusAI Holdings, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “General Corporation Law”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that the Corporation shall have authority to issue is [•] shares, par value $0.0001 per share, of which 1,000,000,000 shares are designated as a series of Common Stock denominated as Class A Common Stock (the “Class A Common Stock”), of which [•]1 shares are designated as a series of Common Stock denominated as Class B Common Stock (the “Class B Common Stock”) and of which [•]2 shares are designated as a series of Common Stock denominated as Class C Common Stock (the “Class C Common Stock”). The total number of shares of Preferred Stock authorized to be issued is 100,000,000 shares, par value $0.0001 per share.

The Corporation is incorporated in connection with the domestication of Texas Ventures Acquisition III Corp, a Cayman Islands exempted company (“TVA”), to a Delaware corporation, and this Certificate of Incorporation is filed simultaneously with a Certificate of Corporate Domestication of TVA (the “Certificate of Domestication”). Upon the simultaneous filing (the “Effective Time”) of the Certificate of Domestication and this Certificate of Incorporation (this “Certificate of Incorporation”), which shall occur prior to the closing of the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated on or about [__], 2026, by and among the Corporation, TVAC Merger Sub I, Inc., a Delaware corporation, TVAC Merger Sub II, LLC, a Delaware limited liability company, and Plus Automation, Inc., a Delaware corporation (the “Business Combination Agreement”), each Class A ordinary share, par value $0.0001 per share, of TVA issued and outstanding immediately prior to the Effective Time, shall be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock, without any further action required on the part of TVA, the Corporation or any holder of ordinary shares of TVA or capital stock of the Corporation.

1 To equal number of shares of Class B Common Stock issuable pursuant to the Business Combination Agreement assuming full payment of Earnout Shares.

2 To equal number of shares of Class C Common Stock issuable pursuant to the Business Combination Agreement assuming full payment of Earnout Shares.

ARTICLE V

The rights, powers, restrictions and other matters relating to the Common Stock are as follows:

1.            Definitions. For purposes of this Certificate of Incorporation, the following definitions apply:

1.1            “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other corporation or other Person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Article V, Section 1.1, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such consolidation, merger or reorganization shall be deemed to be outstanding immediately prior to such consolidation, merger or reorganization and, if applicable, converted or exchanged in such consolidation, merger or reorganization on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.

1.2            “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

1.3            “Board” means the Board of Directors of the Corporation.

1.4            “Cause” means, with respect to a Founder, (i) fraud or embezzlement by such Founder in connection with such Founder’s employment with the Corporation, (ii) a willful act of material dishonesty by such Founder in connection with such Founder’s employment with the Corporation that results in or would reasonably be expected to result in material loss to the Corporation, or (iii) such Founder’s conviction of, or plea of guilty to, a felony that results in or would reasonably be expected to result in material loss to the Corporation.

1.5            “Class B Transfer” means, with respect to a share of Class B Common Stock, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by proxy or otherwise, in each case after 11:59 p.m. Eastern Time on the Effective Date. A “Class B Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after 11:59 p.m. Eastern Time on the Effective Date there is a Class B Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity. Notwithstanding the foregoing, the following will not be considered a “Class B Transfer” of a share of Class B Common Stock:

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(a)            granting a proxy by a Founder, a Founder’s Permitted Entity or a Founder’s Permitted Transferee to either Founder to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially or of record, by such granting Founder, such granting Permitted Entity of a Founder or such granting Permitted Transferee of a Founder, and the exercise of such proxy by the Founder receiving such proxy;

(b)            granting a revocable proxy to officers or directors of the Corporation (or the exercise of such proxy by such officers or directors) at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(c)            entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than (if applicable) the mutual promise to vote shares in a designated manner;

(d)            pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Class B Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(e)            granting a proxy by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees to a Person designated by such Founder and approved by a majority of the Independent Directors then in office, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees, or over which such Founder has Voting Control pursuant to proxy or voting agreements then in place, effective either (i) on the death of such Founder or (ii) during any Disability of such Founder, including the exercise of such proxy by such Person;

(f)            the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Class B Transfer” that is not a “Permitted Transfer”;

(g)            entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Class B Transfer” at the time of such sale;

(h)            entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or other proposal or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event or such other proposal, the consummation of a Liquidation Event or such other proposal or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event or such other proposal), provided that such Liquidation Event or such other proposal was approved by a majority of the Independent Directors then in office; or

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(i)            any issuance or reissuance by the Corporation of a share of Class B Common Stock or any redemption, purchase or acquisition by the Corporation of a share of Class B Common Stock.

1.6            “Disability” or “Disabled” means, with respect to a Founder, the permanent and total disability of such Founder such that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and such Founder. If such Founder is incapable of selecting a licensed medical practitioner, then such Founder’s spouse shall make the selection on behalf of such Founder, or in the absence or incapacity of such Founder’s spouse, such Founder’s adult children by majority vote shall make the selection on behalf of such Founder, or in the absence of adult children of such Founder or their inability to act by majority vote, a natural Person then acting as the successor trustee of a revocable living trust which was created by such Founder and which holds in the aggregate more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Founder shall make the selection on behalf of such Founder, or in the absence of any such successor trustee, the legal guardian or conservator of the estate of such Founder shall make the selection on behalf of such Founder.

1.7            “Effective Date” means the date on which the Merger Effective Time occurs.

1.8            “Family Member” means, with respect to a natural person, each of the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such natural person (including adopted persons of any such person).

1.9            “Final Conversion Date” means the earliest of:

(a)            the date specified by the holders of two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate series, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of Class B Common Stock;

(b)            5:00 p.m. Eastern Time on the date that is ten (10) years after the Effective Date;

(c)            the date fixed by the Board that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on the Effective Date that (i) neither Founder is providing services to the Corporation as an officer, employee or consultant, and (ii) both Founders have ceased to serve as a director of the Corporation, but only if such cessation of service on the Board is as a result of a voluntary resignation by a Founder from the Board or as a result of a request or agreement by a Founder not to be renominated as a director of the Corporation at a meeting of stockholders;

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(d)            the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that a Founder has been terminated for Cause if, following such termination, the other Founder is not employed by the Corporation; and

(e)            the date that is twelve (12) months after the death or Disability of the later to die or become Disabled of the Founders, provided, that such date may be extended but not for a total period of longer than eighteen (18) months from such later applicable death or Disability to a date approved by a majority of the Independent Directors then in office.

1.10            “Founder” means each of David Liu and Hao Zheng.

1.11            “Independent Directors” means the members of the Board designated as independent directors in accordance with the Listing Standards.

1.12            “Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.13            “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.

1.14            “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

1.15            “Permitted Entity” means, with respect to any Qualified Stockholder, any trust, account, plan, corporation, partnership, limited liability company or charitable organization, foundation or similar entity specified in Article V, Section 1.15(b) with respect to such Qualified Stockholder, so long as such Permitted Entity meets the requirements of the exception set forth in Article V, Section 1.15 applicable to such Permitted Entity.

1.16            “Permitted Transfer” means:

(a)            with respect to either Founder, a Class B Transfer from (i)(A) such Founder, (B) such Founder’s Permitted Entities or (C) such Founder’s Permitted Transferees, to (ii)(A) such Founder’s estate as a result of such Founder’s death, (B) either Founder, (C) either Founder’s Permitted Entities or (D) either Founder’s Permitted Transferees; and

(b)            any Class B Transfer of a share of Class B Common Stock by a Qualified Stockholder to any of such Qualified Stockholder’s Permitted Entities listed below or any Permitted Transferees and from any of the Permitted Entities listed below or any Permitted Transferees to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities or Permitted Transferees:

(i)            a bona fide trust primarily for the benefit of such Qualified Stockholder, such Qualified Stockholder’s Family Member and/or a charitable organization, foundation or similar entity in each case so long as a Qualified Stockholder (A) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; or (B) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust only with Persons constituting the Qualified Designees of such Qualified Stockholder; provided that in the event a Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust as set forth in either of clause (A) or clause (B) of this Article V, Section 1.15(b)(i), each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

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(ii)           a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code of 1986, as amended, (the “Code”) or a reversionary interest in each case so long as a Qualified Stockholder (A) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; or (B) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust only with Persons constituting the Qualified Designees of such Qualified Stockholder; provided that in the event a Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust as set forth in either of clause (A) or clause (B) of this Article V, Section 1.15(b)(ii), each such share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii)          an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided in each case that such Qualified Stockholder (A) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust; or (B) shares dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust only with Persons constituting the Qualified Designees of such Qualified Stockholder; provided, further, that in the event the Qualified Stockholder no longer has sole or shared dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust as set forth in either of clause (A) or clause (B) of this Article V, Section 1.15(b)(iii), each such share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv)          a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Qualified Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each such share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v)           a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Qualified Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each such share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

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(vi)          a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Qualified Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each such share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(vii)          any charitable organization, foundation or similar entity established by such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, so long as a Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity; provided such Class B Transfer to such entity does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to such Qualified Stockholder; provided, further, that in the event a Qualified Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such entity shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

For the avoidance of doubt, to the extent any shares are deemed to be held by a trustee of a trust described in (i), (ii) or (iii) above, the Class B Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of (i), (ii) or (iii) above, as the case may be, are otherwise satisfied.

In the case of any Founder and solely for purposes of Article V, Section 1.15(b)(i) – (iii), a Founder shall be deemed to have sole dispositive power with respect to the shares of Class B Common Stock if such Founder has the power to terminate, remove or replace any Person having dispositive power over the applicable shares of Class B Common Stock.

1.17            “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Class B Transfer that constitutes a Permitted Transfer.

1.18            “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

1.19            “Qualified Designee” means (a) a Family Member of any Qualified Stockholder who is a natural person; or (b) a professional that provides trustee services, including, without limitation, attorneys, private professional fiduciaries, trust companies and bank trust departments.

1.20            “Qualified Stockholder” means (i) the Founders; (ii) any registered holder of a share of Class B Common Stock as of 11:59 p.m. Eastern Time on the Effective Date; (iii) any Permitted Transferee; and (iv) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation (including, without limitation, upon exercise of options or warrants).

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1.21            “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise; provided that, in the case of any Founder and solely for purposes of Article V, Section 1.15(b)(i)-(iii), such Founder shall be deemed to have exclusive Voting Control with respect to the shares of Class B Common Stock if such Founder has the power to terminate, remove or replace any Person having Voting Control over the applicable shares of Class B Common Stock.

1.22            “Whole Board” means the total number of authorized directors whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

2.            Identical Rights. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation but excluding voting and other matters as described in Article V, Section 3 below), share ratably and be identical in all respects as to all matters, including:

2.1             Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable series of Common Stock treated adversely, voting separately as a series.

2.2             The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class B Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class B Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock and Class C Common Stock at the same rate and with the same record date and payment date; (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock or Class C Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class C Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class C Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class C Common Stock at the same rate and with the same record date and payment date; and (iii) dividends or other distributions payable in shares of Class C Common Stock or rights to acquire shares of Class C Common Stock may be declared and paid to the holders of Class C Common Stock without the same dividend or distribution being declared and paid to the holders of Class A Common Stock or Class B Common Stock if, and only if, a dividend payable in shares of Class A Common Stock and Class B Common Stock, as applicable, or rights to acquire shares of Class A Common Stock or Class B Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock and Class B Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one series of Common Stock or rights to acquire one series of Common Stock to holders of the other series of Common Stock, or, with the approval of holders of a majority of the outstanding shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a series, from providing for different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.

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2.3            If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a series.

3.            Voting Rights.

3.1            Common Stock.

(a)            Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held as of the record date for the determination of the stockholders entitled to vote on such matters.

(b)            Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to twenty votes for each share thereof held as of the record date for the determination of the stockholders entitled to vote on such matters.

(c)            Class C Common Stock. Each share of Class C Common Stock will be entitled to one fourth of one (1/4) vote per share for each share thereof held as of the record date for the determination of the stockholders entitled to vote on such matters. Fractional votes shall not, however, be permitted, and any fractional voting rights (after aggregating all shares held by each holder and then dividing by four (4)) shall be rounded to the nearest whole number (with one-half being rounded upward).

3.2            General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together and not as separate series.

3.3            Authorized Shares. The number of authorized shares of Common Stock or, for the avoidance of doubt, any series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock or, in the case of a series of Common Stock, such series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Article V, Section 9) by the affirmative vote of the holders of a majority of the voting power of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided, for the avoidance of doubt, that the foregoing shall not limit the application of Section 242(d)(2) of the Delaware General Corporation Law or any successor provision to the Corporation; and provided further that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B Common Stock, voting as a separate series.

3.4            Election of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the holders of Common Stock, voting together as a single class, shall be entitled to elect and remove all directors of the Corporation.

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4.            Liquidation Event Rights. In the event of a Liquidation Event in connection with which the Board has determined to effect a distribution of assets of the Corporation to any holder or holders of Common Stock, then, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such series is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a series; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be a “distribution to stockholders” for the purpose of this Article V, Section 4; provided, further, however, that holders of shares of such series may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such Liquidation Event if the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have twenty (20) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Common Stock have one fourth (1/4) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

5.            Conversion of the Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:

5.1            Each share of Class B Common Stock will automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date. After the Final Conversion Date, the reissuance of all shares of Class B Common Stock shall be prohibited, and any shares of Class B Common Stock issued immediately prior to the Final Conversion Date shall be retired and cancelled in accordance with Section 243 of the Delaware General Corporation Law and the filing with the Secretary of State of the State of Delaware required thereby.

5.2            With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one fully paid and nonassessable share of Class A Common Stock, as follows:

(a)            on the affirmative written election of such holder to convert such share of Class B Common Stock or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);

(b)            on the occurrence of a Class B Transfer of such share of Class B Common Stock to any Person that is not a Permitted Transferee;

(c)            with respect to the shares of Class B Common Stock held of record by a Founder, such Founder’s Permitted Entities, or such Founder’s Permitted Transferees (including, for the avoidance of doubt, any Permitted Entity or Permitted Transferee of an original Qualified Stockholder that, as of the Merger Effective Time, constituted a Permitted Entity of such Founder), each share of Class B Common Stock held of record by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon that date that is twelve (12) months after the date of death or Disability of such Founder or such later date not to exceed a total period of eighteen (18) months after the date of death or Disability of such Founder as may be approved by a majority of the Independent Directors then in office, during which period Voting Control over such Founder’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Founder’s Permitted Entities and Permitted Transferees) shall be exercised in accordance with any proxy or voting agreement entered into in accordance with Article V, Section 1.20(a) or Section 1.20(e) of this Certificate of Incorporation or, if no such proxy or voting agreement is in place at the time of such death or Disability, a Person (including a Person serving as trustee) previously designated by such Founder and approved by the Board may exercise Voting Control over such Founder’s shares of Class B Common Stock (including shares of Class B Common Stock held of record by such Founder’s Permitted Entities and Permitted Transferees); provided, however, that such shares shall not so convert pursuant to the foregoing provisions of this Article V, Section 5.2(c) (but, for the avoidance of doubt, subject to the following provisos) if and for so long as a proxy or voting agreement with respect to such shares has been entered into and remains effective in accordance with Article V, Section 1.20(a) or Section 1.20(e); provided, further, however, that, notwithstanding the foregoing, to the extent shares of Class B Common Stock are held of record by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees and the other Founder has sole and exclusive Voting Control over such shares (including, without limitation, pursuant to a proxy or voting agreement entered into in accordance with Article V, Section 1.20(a)), such shares shall be treated as held of record by the Founder that has sole and exclusive Voting Control over such shares for purposes of this Article V, Section 5.2(c) and shall not convert into shares of Class A Common Stock as a result of the death or Disability of the first such Founder, but shall instead be subject to conversion upon the later death or Disability of such second Founder with sole and exclusive Voting Control over such shares; and provided, further, however, that, for the avoidance of doubt, such shares will each automatically convert into one fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date in accordance with Article V, Section 5.1 notwithstanding whether such shares are subject to any such proxy or voting agreement at such time.

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6.            Conversion of the Class C Common Stock. The Class C Common Stock will be convertible into Class A Common Stock as follows:

6.1            Each share of Class C Common Stock that is the subject of a Converting Transfer (as defined below) or an Exempt Conversion (as defined below) shall automatically, without any further action required on the part of the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon such Converting Transfer of such share or at the time established by the Board or any duly authorized committee thereof with respect to the Exempt Conversion of such share.

6.2            In the event of a conversion of a share of Class C Common Stock into a share of Class A Common Stock pursuant to this Article V, Section 6, such conversion shall be deemed to have been made (1) with respect to an Exempt Conversion, as established in the applicable approval by the Board or any duly authorized committee thereof, or (2) with respect to a Converting Transfer, at the time that the Converting Transfer of such share occurs; provided that such stockholder shall have provided the Corporation prior to such Converting Transfer with such certifications, affidavits or other proof as the Corporation deems necessary to verify that such Class C Transfer qualifies as a Converting Transfer. Without limiting the foregoing, for purposes of determining whether a Class C Transfer constitutes or would constitute a Converting Transfer, the Corporation may require, among other things, written representations from (i) the transferor, (ii) the transferor’s bank, broker or other nominee, (iii) the purchaser or acquiror, and/or (iv) the purchaser or acquiror’s bank, broker or other nominee. The Corporation shall be entitled, in its sole discretion, to accept without further investigation the accuracy of any such certifications, affidavits or other proof as is provided. The Corporation’s determination of whether a Class C Transfer constitutes or would constitute a Converting Transfer shall be conclusive and binding.

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6.3            For the purposes of this Article V, Section 6, the following definitions apply:

(a)            “Affiliate” shall mean, with respect to any holder of shares of Class C Common Stock, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such holder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person whether through the ownership of voting securities, by contract or otherwise.

(b)            “Class C Transfer” shall mean, with respect to a share or shares of Class C Common Stock, the sale, assignment, transfer, conveyance, or other transfer or disposition of all of the transferor’s legal or beneficial interest in such shares, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise).

(c)            “Converting Transfer” shall mean a Class C Transfer of a share or shares of Class C Common Stock, other than a Non-Converting Transfer, that is (i) either (A) effected in an open market transaction or (B) otherwise approved in advance by the Board or a duly authorized committee thereof and (ii) to a Person that does not constitute a Foreign Person.

(d)            “DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

(e)            “DPA Triggering Rights” shall mean (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Corporation; (iii) membership or observer rights on the Board or equivalent governing body of the Corporation or the right to nominate an individual to a position on the Board or equivalent governing body of the Corporation; or (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Corporation regarding (x) the use, development, acquisition or release of any Corporation “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Corporation, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

(f)            “Exempt Conversion” shall mean a conversion of a share or shares of Class C Common Stock into a share or shares of Class A Common Stock that has been approved in advance by the Board or a duly authorized committee thereof as an Exempt Conversion.

(g)            “Foreign Person” shall mean either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.

(h)            “Non-Converting Transfer” shall mean any Class C Transfer of a share or shares of Class C Common Stock (i) to an Affiliate of the transferor, (ii) to another holder of Class C Common Stock, (iii) to an Affiliate of another holder of Class C Common Stock, (iv) constituting the pledge of a share or shares of Class C Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a loan or indebtedness transaction; or (v) constituting a change in the trustees or the Person(s) acting as a fiduciary or custodian with respect to such shares of Class C Common Stock as a result of which the beneficial owner(s) of such shares of Class C Common Stock or their Affiliates retain any legal or beneficial interest therein; or (vi) pursuant to any other transaction as a result of which the beneficial owner(s) of such shares of Class C Common Stock prior to such Class C Transfer or their Affiliates retain any legal or beneficial interest therein.

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7.            Procedures.  The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock, the conversion of the Class C Common Stock into Class A Common Stock and the general administration of this stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock or Class C Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock or Class C Common Stock, as applicable, and to confirm whether a conversion to Class A Common Stock has occurred. A determination by the Corporation as to whether or not such a conversion has occurred shall be conclusive and binding.

8.            Immediate Effect.  In the event of and upon a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Article V, Section 5, such conversion shall be deemed to have been made (i) at the time that the Class B Transfer of shares or death, as applicable, occurred or as otherwise provided in Article V, Section 5.2(c), (ii) immediately upon the Final Conversion Date or (iii) in the case of a conversion pursuant to Article V, Section 5.2(a), the applicable time or event otherwise described therein, subject in all cases to any transition periods specifically provided for in this Certificate of Incorporation. In the event of and upon a conversion of shares of Class C Common Stock to Class A Common Stock pursuant to Article V, Section 6, such conversion shall be deemed to have been made at the time of a Converting Transfer or Exempt Conversion, as applicable. Upon any conversion of Class B Common Stock or Class C Common Stock to Class A Common Stock in accordance with this Certificate of Incorporation, all rights of the holder of shares of Class B Common Stock or Class C Common Stock shall cease and the Person or Persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

9.            Reservation of Stock Issuable Upon Conversion. The Corporation will at all times when the Class B Common Stock or Class C Common Stock shall be outstanding reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and Class C Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, the Corporation will engage in its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.

10.            Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

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11.            Class B Protective Provisions. After 11:59 p.m. Eastern Time on the Effective Date, and prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written election) of the holders of two-thirds of the outstanding shares of Class B Common Stock, voting as a separate series, in addition to any other vote required by applicable law or this Certificate of Incorporation:

11.1            directly or indirectly, whether by amendment, or through merger, consolidation, statutory conversion, transfer of the Corporation, domestication, continuance or otherwise, amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, or otherwise alter, any provision of this Certificate of Incorporation relating to the voting, conversion or other rights, powers, preferences or restrictions of the Class B Common Stock;

11.2            reclassify any outstanding shares of Class A Common Stock or Class C Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or, in the case of Class A Common Stock, the right to have more than one (1) vote for each share thereof and, in the case of Class C Common Stock, the right to have more than one fourth of one (1/4) vote for any share thereof, except as required by law; or

11.3            authorize, or issue any shares of, any class or series of capital stock of the Corporation other than Class B Common Stock having the right to more than one (1) vote for each share thereof.

12.            No Further Issuances. Except for the issuance of Class B Common Stock as provided in the Business Combination Agreement, pursuant to equity awards outstanding immediately following the Merger Effective Time, in a dividend payable in accordance with Article V, Section 2.2 or in a subdivision of shares effectuated in accordance with Article V, Section 2.3, the Corporation shall not issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote or approval of the holders of two-thirds of the outstanding shares of Class B Common Stock. After the Final Conversion Date, the Corporation shall not issue any additional shares of Class B Common Stock.

ARTICLE VI

1.            Rights of Preferred Stock.  The Board is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The Board is further authorized to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any series of Preferred Stock, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series of Preferred Stock.

2.            Vote to Amend Terms of Preferred Stock. Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Preferred Stock Designation filed with respect to any series of Preferred Stock).

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3.            Vote to Increase or Decrease Authorized Shares.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law; provided, for the avoidance of doubt, that the foregoing shall not limit the application of Section 242(d)(2) of the Delaware General Corporation Law or any successor provision to the Corporation.

ARTICLE VII

1.            Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors that constitutes the Whole Board shall be fixed solely by resolution of the Board acting pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors of the Corporation whose terms are expiring at such meeting shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier death, resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.

2.            Board Structure. From and after the effectiveness of the First Merger set forth in the Business Combination Agreement (such time, the “Merger Effective Time”), the directors of the Corporation (other than any director who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Merger Effective Time, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Merger Effective Time, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Merger Effective Time, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.            Removal; Vacancies. For so long as the outstanding shares of Class B Common Stock represent a majority of the voting power of the outstanding shares of the Corporation entitled to vote at an election of directors, any director may be removed from office, with or without cause, by the holders of a majority of the voting power of shares then entitled to vote at an election of directors. Following such time as the outstanding shares of Class B Common Stock represent less than a majority of the voting power of the outstanding shares of the Corporation entitled to vote at an election of directors, any director may be removed from office by the stockholders of the Corporation as provided in Section 141(k) of the Delaware General Corporation Law. Subject to the rights of the holders of any series of Preferred Stock to elect directors and fill vacancies under specified circumstances, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and not by stockholders. A person so elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

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ARTICLE VIII

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1.            Board Power. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2.            Written Ballot. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

3.            Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may also be adopted, amended, altered or repealed by the stockholders of the Corporation; notwithstanding the foregoing or any other provision of this Certificate of Incorporation, the Bylaws of the Corporation may not be adopted, amended, altered or repealed by the stockholders except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws.

4.            Special Meetings. Subject to the terms of any series of Preferred Stock, special meetings of the stockholders may be called only by (i) the Board acting pursuant to a resolution adopted by a majority of the Whole Board; (ii) the chairperson of the Board; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation, but a special meeting may not be called by any other Person or Persons and any power of stockholders to call a special meeting of stockholders is specifically denied.

5.            No Stockholder Action by Written Consent. From and after the Merger Effective Time and except for the rights of the holders of the Class B Common Stock to vote separately as a series as specifically set forth in this Certificate of Incorporation and the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

6.            No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

7.            Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

No amendment, repeal, or elimination of this Article IX, or adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, or elimination or adoption of such an inconsistent provision.

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ARTICLE X

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in Article V and Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote and in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of ARTICLE V, Section 1 of ARTICLE VI, ARTICLE VII, ARTICLE VIII, or this ARTICLE X of this Certificate of Incorporation.

ARTICLE XI

The name and mailing address of the incorporator of the Corporation are as follows:

[•]

[•]

*****

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EXHIBIT B

BYLAWS OF

PLUSAI HOLDINGS, INC.

(initially adopted on [bylaw adoption date])

Page

ARTICLE I - CORPORATE OFFICES	1

1.1	REGISTERED OFFICE	1
1.2	OTHER OFFICES	1

ARTICLE II - MEETINGS OF STOCKHOLDERS	1

2.1	PLACE OF MEETINGS	1
2.2	ANNUAL MEETING	1
2.3	SPECIAL MEETING	1
2.4	ADVANCE NOTICE PROCEDURES	2
2.5	NOTICE OF STOCKHOLDERS’ MEETINGS	9
2.6	QUORUM	9
2.7	ADJOURNED MEETING; NOTICE	9
2.8	CONDUCT OF BUSINESS	10
2.9	VOTING	10
2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING	10
2.11	RECORD DATES	11
2.12	PROXIES	11
2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE	12
2.14	INSPECTORS OF ELECTION	12

ARTICLE III - DIRECTORS	12

3.1	POWERS	12
3.2	NUMBER OF DIRECTORS	12
3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS	13
3.4	RESIGNATION AND VACANCIES	13
3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE	13
3.6	REGULAR MEETINGS	13
3.7	SPECIAL MEETINGS; NOTICE	14
3.8	QUORUM; VOTING	14
3.9	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	15
3.10	FEES AND COMPENSATION OF DIRECTORS	15
3.11	REMOVAL OF DIRECTORS	15

ARTICLE IV - COMMITTEES	15

4.1	COMMITTEES OF DIRECTORS	15
4.2	COMMITTEE MINUTES	16
4.3	MEETINGS AND ACTION OF COMMITTEES	16
4.4	SUBCOMMITTEES	16

ARTICLE V - OFFICERS	16

5.1	OFFICERS	16
5.2	APPOINTMENT OF OFFICERS	17
5.3	SUBORDINATE OFFICERS	17
5.4	REMOVAL AND RESIGNATION OF OFFICERS	17
5.5	VACANCIES IN OFFICES	17

 -i-

(continued)

Page

5.6	REPRESENTATION OF SECURITIES OF OTHER ENTITIES	17
5.7	AUTHORITY AND DUTIES OF OFFICERS	18

ARTICLE VI - STOCK	18

6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	18
6.2	SPECIAL DESIGNATION ON CERTIFICATES	18
6.3	LOST CERTIFICATES	19
6.4	DIVIDENDS	19
6.5	TRANSFER OF STOCK	19
6.6	STOCK TRANSFER AGREEMENTS	19
6.7	REGISTERED STOCKHOLDERS	19
6.8	LOCK-UP	20

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER	23

7.1	NOTICE OF STOCKHOLDERS’ MEETINGS	23
7.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	23
7.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	23
7.4	WAIVER OF NOTICE	23

ARTICLE VIII - INDEMNIFICATION	24

8.1	Indemnification of Directors and Officers in Third Party Proceedings	24
8.2	Indemnification of Directors and Officers in Actions by or in the Right of the COMPANY	24
8.3	Successful Defense	24
8.4	Indemnification of Others	25
8.5	Advanced Payment of Expenses	25
8.6	Limitation on Indemnification	25
8.7	Determination; Claim	26
8.8	Non-Exclusivity of Rights	26
8.9	Insurance	27
8.10	Survival	27
8.11	Effect of Repeal or Modification	27
8.12	Certain Definitions	27

ARTICLE IX - GENERAL MATTERS	28

9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	28
9.2	FISCAL YEAR	28
9.3	SEAL	28
9.4	CONSTRUCTION; DEFINITIONS	28
9.5	FORUM SELECTION	28

ARTICLE X - AMENDMENTS	29

 -ii-

BYLAWS OF PLUSAI HOLDINGS, INC.

ARTICLE I - CORPORATE OFFICES

1.1            REGISTERED OFFICE

The registered office of PlusAI Holdings, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2            OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1            PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law or any successor legislation (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2            ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3            SPECIAL MEETING

(a)            Subject to the terms of any series of preferred stock of the Company, a special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b)            The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4            ADVANCE NOTICE PROCEDURES

(a)            Annual Meetings of Stockholders.

(i)            Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors, or any committee thereof that has been formally delegated authority to nominate such persons or propose such business pursuant to a resolution adopted by a majority of the Whole Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii)            For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary of the Company (the “Secretary”) and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Pacific time, on the 120th day and no later than 5:00 p.m., Pacific time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders as first specified in the Company’s notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the annual meeting for the current year has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., Pacific time, on the later of the 90th day prior to the day of the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling, postponement or other delay of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In no event may a stockholder provide notice with respect to a greater number of director candidates than there are director seats subject to election by stockholders at the annual meeting. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to any nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the Company no later than 5:00 p.m., Pacific time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, Section 14 or Section 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”) or by such other means as is reasonably designed to inform the public or stockholders of the Company in general of such information, including, without limitation, posting on the Company’s investor relations website.

(iii)          A stockholder’s notice to the Secretary must set forth:

(1)            as to each person whom the stockholder proposes to nominate for election as a director:

(A)            such person’s name, age, business address, residence address and principal occupation or employment;

(B)             the class or series and number of shares of the Company that are held of record or are beneficially owned by such person and any (i) Derivative Instruments (as defined below) held or beneficially owned by such person, including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person with respect to the Company’s securities;

(C)             all information relating to such person that is required to be disclosed in connection with solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

(D)            such person’s written consent (x) to being named as a nominee of such stockholder, (y) to being named in the Company’s form of proxy pursuant to Rule 14a-19 under the 1934 Act (“Rule 14a-19”) and (z) to serving as a director of the Company if elected;

(E)             any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”); and

(F)            a description of any other material relationships between such person and such person’s respective affiliates and associates, or others with whom such person is acting in concert with respect to such nomination, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant;

(2)            as to any other business that the stockholder proposes to bring before the annual meeting:

(A)            a brief description of the business desired to be brought before the annual meeting;

(B)            the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);

(C)            the reasons for conducting such business at the annual meeting;

(D)            any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E)            all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them in connection with the proposal of such business by such stockholder; and

(3)            as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A)            the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner, and of their respective affiliates or associates or others acting in concert with them;

(B)            for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C)            any agreement, arrangement or understanding between such stockholder and such beneficial owner or their respective affiliates or associates or others acting in concert with them, in connection with the proposal of such nomination or other business;

(D)            any (i) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”) including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities;

(E)            any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them has a right to vote any shares of any security of the Company;

(F)            any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to interests in the Company that are separated or separable from the underlying security;

(G)            any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to interests in the Company is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(H)            any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to interests in the Company is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(I)            any significant equity interests or any significant Derivative Instruments in any principal competitor (as defined below) of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to interests in the Company;

(J)            any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to interests in the Company in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);

(K)           any material pending or threatened legal proceeding in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to interests in the Company is a party or material participant involving the Company or any of its officers, directors or affiliates;

(L)            any material relationship between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to interests in the Company, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand;

(M)           a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the annual meeting to bring such nomination or other business before the annual meeting;

(N)            a representation and undertaking as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to interests in the Company intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee (which representation and undertaking must include a statement as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them intends to solicit the requisite percentage of the voting power of the Company’s stock under Rule 14a-19); or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(O)            any other information relating to such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to interests in the Company, or director nominee or proposed business, that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(P)            such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

For purposes of these bylaws, “principal competitor” shall mean an entity who mainly engages in the business of research and development of autonomous driving technology and the application thereof.

(iv)            In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof; and (2) to provide any additional information that the Company may reasonably request. Any such update and supplement or additional information (including, if requested pursuant to Section 2.4(a)(iii)(3)(P)) must be received by the Secretary at the principal executive offices of the Company (A) in the case of a request for additional information, promptly following a request therefor, which response must be received by the Secretary not later than such reasonable time as is specified in any such request from the Company; or (B) in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the annual meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the annual meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof). No later than five business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder nominating individuals for election as a director will provide the Company with reasonable evidence that such stockholder has met the requirements of Rule 14a-19. The failure to timely provide such update, supplement, evidence or additional information shall result in the nomination or proposal no longer being eligible for consideration at the annual meeting. If the stockholder fails to comply with the requirements of Rule 14a-19 (including because the stockholder fails to provide the Company with all information or notices required by Rule 14a-19), then the director nominees proposed by such stockholder shall be ineligible for election at the annual meeting and any votes or proxies in respect of such nomination shall be disregarded, notwithstanding that such proxies may have been received by the Company and counted for the purposes of determining quorum. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in these bylaws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant to these bylaws or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to these bylaws to amend or update any nomination or to submit any new nomination. No disclosure pursuant to these bylaws will be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 2.4 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(b)            Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b) (with such procedures that the Company deems to be applicable to such special meeting). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., Pacific time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling, postponement or other delay of a special meeting or any announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii), with references therein to “annual meeting” deemed to mean “special meeting” for the purposes of this final sentence of this Section 2.4(b).

(c)            Other Requirements and Procedures.

(i)            To be eligible to be a nominee of any stockholder for election as a director of the Company, the proposed nominee must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1)            a signed and completed written questionnaire (in the form provided by the Secretary at the written request of the nominating stockholder, which form will be provided by the Secretary within 5 business days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2)            a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3)            a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4)            a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary will provide to such proposed nominee all such policies and guidelines then in effect); and

(5)            a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii)            At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination pertaining to such nominee.

(iii)            No person will be eligible to be nominated by a stockholder for election as a director of the Company, or to be seated as a director of the Company, unless nominated and elected in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv)            The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that other proposed business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v)            Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi)           Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii)           Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act (“Rule 14a-8”); and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5            NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in accordance with Section 232 of the DGCL, and such notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6            QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7            ADJOURNED MEETING; NOTICE

Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8            CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9            VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date that has voting power upon the matter in question.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series.

2.10            STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise provided in the Company’s certificate of incorporation and subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11            RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12            PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13            LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company.

2.14            INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a)            ascertain the number of shares outstanding and the voting power of each;

(b)            determine the shares represented at the meeting and the validity of proxies and ballots;

(c)            count all votes and ballots;

(d)            determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)            certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1            POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2            NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3            ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.

3.4            RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies (and not by stockholders), the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of preferred stock of the Company, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5            PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6            REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7            SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, or the Secretary or by a majority of the Whole Board; provided that the person(s) authorized to call a special meeting of the Board of Directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a)            delivered personally by hand, by courier or by telephone;

(b)            sent by United States first-class mail, postage prepaid;

(c)            sent by facsimile;

(d)            sent by electronic mail; or

(e)            otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise given to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8            QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9            BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

3.10            FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11            REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1            COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2            COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3            MEETINGS AND ACTION OF COMMITTEES

Unless otherwise specified by the Board of Directors, meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)            Section 3.5 (place of meetings and meetings by telephone);

(b)            Section 3.6 (regular meetings);

(c)            Section 3.7 (special meetings and notice);

(d)            Section 3.8 (quorum; voting);

(e)            Section 3.9 (action without a meeting); and

(f)            Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors or a committee or subcommittee may also adopt other rules for the government of any committee or subcommittee.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4            SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1            OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2            APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3            SUBORDINATE OFFICERS

The Board of Directors, or any duly authorized committee or subcommittee thereof, may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4            REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5            VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6            REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Company all rights incident to any and all shares or other securities of, or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of the Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7            AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1            STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2            SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3            LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4            DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5            TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, subject to Section 6.3 of these bylaws, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6            STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

6.7            REGISTERED STOCKHOLDERS

The Company:

(a)            shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b)            shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8            LOCK-UP

(a)            Subject to Section 6.8(b), the holders (the “Lockup Holders”) of shares of any series of Common Stock of the Company (i) issued as consideration pursuant to that certain Agreement and Plan of Merger and Reorganization, dated on or about [__], 2026, by and among the Company, TVAC Merger Sub I, Inc., a Delaware corporation, TVAC Merger Sub II, LLC, a Delaware limited liability company, and Plus Automation, Inc., a Delaware corporation (the “Merger Agreement”), (ii) issued upon the exercise of warrants to purchase capital stock of Plus Automation, Inc. assumed by the Company pursuant to the Merger Agreement, (iii) issued upon the settlement or exercise of stock options, restricted stock units, or other equity awards assumed by the Company pursuant to the Merger Agreement or (iv) otherwise held by Yorkville Acquisition Sponsor II, LLC (“Sponsor”), the officers and directors of Sponsor or the Company, or its and their respective affiliates as of the date hereof (such shares referred to in this Section 6.8(a)(i)-(iv), the “Lockup Shares” and, any Lockup Shares that are Earnout Shares (as defined in the Merger Agreement), being “Lockup Earnout Shares”), may not Transfer any Lockup Shares, during the Lockup Period (the “Lockup”).

(b)            Notwithstanding the provisions set forth in Section 6.8(a), the Lockup Holders or their respective Permitted Transferees may Transfer the Lockup Shares during the Lockup Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lockup Holder or any other natural person with whom such Lockup Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lockup Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement, or any legal, regulatory or other order; (v) if such Lockup Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lockup Holder, or (B) to partners, limited liability company members or stockholders of the Lockup Holder, including, for the avoidance of doubt, where the Lockup Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Lockup Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vi) of this Section 6.8(b); (viii) as a pledge or other grant of a security interest in Lockup Shares to one or more financial or lending institutions as collateral or security in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by the Lockup Holder or any of its affiliates, or any refinancings thereof, and any transfers of such Lockup Shares upon foreclosure thereof, so long as the applicable transferee agrees in writing to be bound by the restrictions set forth herein; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of the Company; provided, however, that if such tender offer, merger, stock sale, recapitalization, consolidation or other such transaction is not completed, the Lockup Shares shall remain subject to the Lockup; (x) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lockup Shares during the Lockup Period or Reduced Lockup Period, as applicable; (xi) to the Company in connection with the repurchase of such Lockup Holder’s shares in connection with the termination of the Lockup Holder’s employment with the Company or any subsidiary of the Company pursuant to contractual agreements with the Company; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of any series of Common Stock of the Company or the vesting or settlement of Company stock-based awards; (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of any series of Common Stock of the Company; (xiv) other than Lockup Earnout Shares and Plus Founder Shares, upon the earlier of (A) the expiration of the Reduced Lockup Period or (B) the occurrence of Triggering Event I (such earlier occurrence of (A) or (B), the “First Release Date”), provided that the aggregate number of Lockup Shares that a Lockup Holder may Transfer pursuant to clause (xiv) shall not exceed fifty percent (50%) of such Lockup Holder’s Lockup Eligible Shares (which number shall be reduced by any Lockup Shares Transferred pursuant to clauses (xii) and (xiii) above); (xv) other than Lockup Earnout Shares and Plus Founder Shares, from and after the occurrence of Triggering Event II; or (xvi) with respect to the Sponsor Founder Shares, from a date that is one hundred twenty (120) days following the closing date of the Merger Agreement.

Each Lockup Holder’s “Lockup Eligible Shares” shall mean the number of Lockup Shares held by that Lockup Holder that are outstanding as of the First Release Date, plus the number of shares of any series of Common Stock of the Company that would be Lockup Shares if issued upon the exercise of stock options, restricted stock units, warrants or other equity awards that are held by such Lockup Holder and vested (as determined by the Company) as of the first day of the month in which the First Release Date occurs (in each case, which number of shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Common Stock occurring on or after the closing date of the Merger Agreement). If a Lockup Holder and one or more of its Permitted Transferees propose to Transfer any Lockup Shares pursuant to Section 6.8(b)(xiv) after the First Release Date, the Lockup Holder and such Permitted Transferee(s) in any such Transfer shall agree on an allocation of such Lockup Holder’s Lockup Eligible Shares available for Transfer pursuant to clause (xiv) of Section 6.8(b) among such parties, which allocation shall be subject the Company’s prior consent in its sole discretion.

(c)            In order to enforce this Section 6.8, the Company may impose stop transfer instructions with respect to the Lockup Shares until the end of the Lockup Period or the Reduced Lockup Period, or with respect to the Sponsor Founder Shares, until one hundred twenty (120) days following the closing date of the Merger Agreement, as applicable.

(d)            Notwithstanding the other provisions set forth in this Section 6.8, the Board of Directors (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the Lockup obligations set forth herein.

(e)            For purpose of this Section 6.8:

(i)            the term “Equity Securities” means shares of capital stock of the Company; warrants, options or other rights for the purchase or acquisition from the Company of shares of its capital stock; and securities convertible into or exchangeable for shares of capital stock of the Company or warrants, rights or options for the purchase or acquisition from the Company of shares of its capital stock, whether voting or nonvoting;

(ii)           the term “Lockup Period” means the period beginning on the closing date of the Merger Agreement and ending on the date that is three hundred sixty (360) days thereafter;

(iii)           the term “Permitted Transferee” means, prior to the expiration of the Lockup Period, any person or entity to whom such Lockup Holder is permitted to Transfer shares of Common Stock prior to the expiration of the Lockup Period pursuant to Section 6.8(b)(i)-(xiii);

(iv)           the term “Plus Founder Shares” means with respect to each of David Liu and Hao Zheng, 90% of the Equity Securities of the Company held (directly or indirectly) or otherwise beneficially owned by such holder;

(v)           the term “Sponsor Founder Shares” means the shares of Common Stock held by Sponsor as of immediately following the closing date of the Merger Agreement that were originally issued to Sponsor in connection with the Company’s initial public offering as “founder shares,” Sponsor Founder Shares may have been transferred by Sponsor to any permitted transferee;

(vi)          the term “Reduced Lockup Period” means the period beginning on the closing date of the Merger Agreement and ending on the date that is one hundred eighty (180) days thereafter;

(vii)         the term “Trading Day” means any day on which shares of the Company’s Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of the Company’s Class A Common Stock are then traded;

(viii)         the term “Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B);

(ix)          the term “Triggering Event I” means that the VWAP of the Class A Common Stock is at any time greater than or equal to $15.00 over any twenty (20) Trading Days within any one-hundred eighty (180) consecutive Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Class A Common Stock);

(x)            the term “Triggering Event II” means that the VWAP of the Company’s Class A Common Stock is at any time greater than or equal to $18.00 over any twenty (20) Trading Days within any one-hundred eighty (180) consecutive Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Common Stock); and

(xi)          the term “VWAP” for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Board of Directors (including for the avoidance of doubt a duly authorized committee thereof).

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1            NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2            NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3            NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4            WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1            Indemnification of Directors and Officers in Third Party Proceedings

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2            Indemnification of Directors and Officers in Actions by or in the Right of the COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3            Successful Defense

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4            Indemnification of Others

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5            Advanced Payment of Expenses

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6            Limitation on Indemnification

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)            for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)            for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)            for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, in either case as required under any clawback or compensation recovery policy adopted by the Company, applicable securities exchange and association listing requirements, including, without limitation, those adopted in accordance with Rule 10D-1 under the 1934 Act and/or the 1934 Act (including, without limitation, any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)            initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e)            if prohibited by applicable law.

8.7            Determination; Claim

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8            Non-Exclusivity of Rights

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9            Insurance

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10            Survival

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11            Effect of Repeal or Modification

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12            Certain Definitions

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

ARTICLE IX - GENERAL MATTERS

9.1            EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, or employee or employees, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, agent or employee, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2            FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3            SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4            CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5            FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination).

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5.

ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Section 6.8, Article VIII, Section 9.5 or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

EXHIBIT C

SPONSOR SUPPORT AGREEMENT

[•], 2026

Texas Ventures Acquisition III Corp
1012 Springfield Avenue
Mountainside, NJ 07092

and

Plus Automation, Inc.
3315 Scott Boulevard, Suite 300
Santa Clara, CA 95054

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Merger Agreement”) by and among Texas Ventures Acquisition III Corp, a Cayman Island exempted company limited by shares, with registration number 412436 (“Texas Ventures III”), TVAC Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of Texas Ventures III (“Merger Sub I”), TVAC Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Texas Ventures III (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and Plus Automation, Inc., a Delaware corporation (“Plus.ai”). This sponsor support agreement (“Sponsor Agreement”) is being entered into and delivered by Texas Ventures III, Yorkville Acquisition Sponsor II, LLC, a Florida limited liability company (“Sponsor”), Plus.ai, and each of the undersigned individuals, each of whom is a member of Texas Ventures III’s board of directors and/or management team (each of the undersigned individuals, an “Insider”, and collectively, the “Insiders”) in connection with the transactions contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Texas Ventures III, the Insiders severally (and not jointly or jointly and severally), Sponsor and Plus.ai agree that:

1.            Conversion of Vesting Sponsor Shares. SPAC Class B Ordinary Shares held by Sponsor shall be converted immediately prior to the Domestication, on a one-for-one basis, into SPAC Class A Ordinary Shares.

2.            Waiver of Anti-dilution Protection. Sponsor and the Insiders hereby, automatically and without any further action by Sponsor or Texas Ventures III, irrevocably (a) waive any adjustment to the conversion ratio set forth in the Existing SPAC Governing Document and any rights to other anti-dilution protections pursuant to the Existing SPAC Governing Document or otherwise, and, as a result, the shares of SPAC Class B Ordinary Shares shall convert into SPAC Common Stock (or such equivalent security) in connection with the Domestication and consummation of the Mergers on a one-for-one basis, and (b) agree not to assert or perfect any rights to adjustment or other anti-dilution protections, in each case, in connection with the transactions contemplated by the Merger Agreement.

3.            SPAC Transaction Expenses. In the event that SPAC Transaction Expenses (including any such amounts that become payable as a result of the Closing) that are not Specified SPAC Transaction Expenses exceed the SPAC Transaction Expenses Amount (such excess amounts, the “Excess Amounts”), then Sponsor will either (at its sole discretion) at or prior to the Closing (i) pay, or cause an Affiliate of Sponsor to pay, such Excess Amounts to SPAC or an account designated by SPAC in cash, by wire transfer of immediately available funds to an account designated by SPAC or (ii) forfeit such number of SPAC Class B Ordinary Shares (the “Founder Shares”) or shares of SPAC Class A Ordinary Shares issued or issuable upon the conversion of the Founder Shares equal to (A) (1) the Excess Amount minus (2) any cash amounts paid pursuant to the foregoing clause (i) divided by (B) $10.00 (the “Forfeited Shares”); provided that the number of Forfeited Shares shall not be in excess of the number of Founder Shares owned by the Sponsor as of the date thereof. In the event that the amount of any contingent SPAC Transaction Expenses as of immediately prior to the Closing are unknown, the Sponsor and the Company will negotiate in good faith in order to reach agreement on the amount thereof and, in the event that the Sponsor and the Company are unable to reach agreement prior to the Closing, such disagreement shall not delay the Closing and the SPAC Transaction Expenses shall be recalculated each time such contingent amounts crystallize and if such recalculation results in SPAC Transaction Expenses exceeding the SPAC Transaction Expenses Amount or an increase in the amount of such excess, this Section 3 shall apply to such excess. Founder Shares or SPAC Class A Ordinary Shares issued or issuable upon the conversion of the Founder Shares that are forfeited pursuant to this Section 3 shall be automatically transferred by the Sponsor to SPAC, without any consideration for such transfer, and cancelled.

4.            Representations and Warranties. Sponsor and each Insider hereby represent and warrant to Texas Ventures III and Plus.ai as follows:

(a) Sponsor is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to and owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) to 7,500,000 SPAC Class B Ordinary Shares and 4,700,000 SPAC Class A Ordinary Shares underlying the 4,700,000 Cayman SPAC Warrants owned by Sponsor (the “Sponsor Securities”). In addition, Sponsor Affiliate is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to and owns free and clear of all Liens to 1,050,000 SPAC Class A Ordinary Shares (the “Sponsor Affiliate Securities”). Sponsor has the full right, power and authority to sell, transfer and deliver the Sponsor Securities. Sponsor has, and will have at all times during the term of this Sponsor Agreement, the sole voting power with respect to the Sponsor Securities. The Sponsor Securities and the Sponsor Affiliate Securities are the only equity securities in Texas Ventures III owned of record or beneficially by Sponsor or an Affiliate of the Sponsor on the date of this Sponsor Agreement, and none of the Sponsor Securities or Sponsor Affiliate Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Sponsor Securities or the Sponsor Affiliate Securities, except as provided hereunder. Other than the Cayman SPAC Warrants, and except as contemplated by the immediately preceding sentence, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity interests of Texas Ventures III or any equity securities convertible into, or which can be exchanged for, equity securities of Texas Ventures III.

(b) Sponsor has been duly formed and is validly existing as a limited liability company and in good standing under the Laws of its jurisdiction of formation, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor and Insider have all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its, his or her obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Sponsor and Insider and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor and Insider enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) There are no Actions pending against Sponsor or Insider, or to the knowledge of Sponsor or Insider threatened against Sponsor or Insider, by or before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, that questions the beneficial or record ownership of the Sponsor Securities (in the case of Sponsor only) or the validity of this Sponsor Agreement or that would reasonably be expected to challenge or seek to prevent, enjoin, impair, alter or materially delay the performance by Sponsor or Insider of its obligations under this Sponsor Agreement or the transactions contemplated by the Merger Agreement.

(d) The execution and delivery of this Sponsor Agreement by Sponsor or Insider does not, and the performance by Sponsor or Insider of its, his or her obligations hereunder will not, (i) in the case of Sponsor, conflict with or result in a violation of any Law applicable to Sponsor or the governing documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Insider or, in the case of Sponsor, the Sponsor Securities), in each case, to the extent such consent, approval or other action would reasonably be expected to prevent, impair or materially delay the performance by Sponsor or Insider of its, his or her obligations under this Sponsor Agreement.

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(e) Except as disclosed on Schedule 6.08 (Brokers’ Fees) of the SPAC Disclosure Letter to the Merger Agreement, neither the Sponsor nor any Insider nor any Affiliate of the Sponsor or any Insider, nor any director or officer of Texas Ventures III, shall receive from Texas Ventures III any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of a Business Combination (regardless of the type of transaction that it is), other than the following: Permitted Working Capital Loans and the Extension Note as such term is defined in the SPAC Disclosure Letter to the Merger Agreement. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, the Sponsor and each Insider agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than Texas Ventures III or any of its Subsidiaries), on the one hand, and Texas Ventures III or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s, Texas Ventures III’s or Merger Subs’ ability to perform or satisfy any obligation under the Merger Agreement.

(f) Sponsor and each Insider understand and acknowledge that each of Texas Ventures III and Plus.ai are entering into the Merger Agreement in reliance upon Sponsor’s and the Insider’s execution and delivery of this Sponsor Agreement.

5.            Voting Agreements. Unless the Merger Agreement is terminated in accordance with its terms, Sponsor hereby unconditionally and irrevocably agrees:

(a) at the Special Meeting (including any adjournment or postponement thereof or any other shareholder meeting of Texas Ventures III at which any of the SPAC Stockholder Matters are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities and Sponsor Affiliate Securities entitled to vote thereon (i) in favor of the SPAC Stockholder Matters and (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any Special Meeting;

(b) at the Special Meeting (including any adjournment or postponement thereof or any other shareholder meeting of Texas Ventures III at which any of the SPAC Stockholder Matters are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities and Sponsor Affiliate Securities entitled to vote thereon against (i) any Business Combination Proposal or any “Business Combination” (as defined in the Existing SPAC Governing Document) other than with Plus.ai, its shareholders and their respective affiliates and representatives; (ii) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of Texas Ventures III; (iii) any change in the business, management or Board of Directors of Texas Ventures III; and (iv) any other action, proposal or agreement that would be reasonably expected to (1) impede, frustrate, nullify, interfere with, delay, postpone or adversely affect the SPAC Stockholder Matters or any of the other transactions contemplated by the Merger Agreement, in each case, other than the proposal to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the other SPAC Stockholder Matters, (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of Texas Ventures III or Sponsor under the Merger Agreement, (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Sponsor Agreement, (4) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled or (5) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Texas Ventures III; and

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(c) The Sponsor agrees that if the SPAC Extension is sought in accordance with the terms of the Merger Agreement, then in connection with such proposal, the Sponsor shall vote all of its SPAC Class B Ordinary Shares and any other shares acquired by the Sponsor in favor of any proposal approving such SPAC Extension.

The obligations of Sponsor specified in this Section 5 shall apply whether or not any of the SPAC Stockholder Matters or any action described above is recommended by Texas Ventures III’s Board of Directors.

6.            Remedies. The Sponsor and each Insider hereby agree and acknowledge that: (i) the Company would be irreparably injured in the event of a breach by the Sponsor or by any of the Insiders of its, his or her respective obligations (as applicable) under Sections 1 through 5, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.            Further Assurances. Sponsor hereby irrevocably and unconditionally agrees not to commence, participate in, facilitate, assist or encourage, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against Texas Ventures III, Plus.ai or any of their respective Affiliates, successors and assigns relating to (a) the negotiation, execution or delivery of this Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

8.            No Inconsistent Agreement. Sponsor and each of the Insiders hereby represent and covenant that Sponsor or the Insider, as applicable, has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s or the Insider’s, as applicable, obligations hereunder.

9.            Miscellaneous. Sections 12.01 through 12.07, inclusive, and Sections 12.09 through 12.13, inclusive, of the Merger Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis. This Sponsor Agreement shall terminate, and have no further force and effect, upon the termination of the Merger Agreement in accordance with its terms prior to the Closing; provided that no such termination shall relieve the Sponsor, any Insider or Texas Ventures III from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination.

10.            Sponsor and each of the Insiders shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Texas Ventures III or Plus.ai, to effect the actions and consummate the Business Combination and the other transactions contemplated by this Sponsor Agreement and the Merger Agreement (including the transactions contemplated hereby and thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

11.            Sponsor hereby authorizes Texas Ventures III and Plus.ai to publish and disclose in any disclosure required by the U.S. Securities and Exchange Commission Sponsor’s identity and beneficial ownership of the Sponsor Securities and the nature of Sponsor’s obligations under this Agreement.

*      *      *      *      *

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Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

YORKVILLE ACQUISITION SPONSOR II, LLC

By: Its: By: Its:	Yorkville Advisors Global, LP Manager Yorkville Advisors Global II, LLC General Partner

By:
Name:	Troy Rillo
Title:	Partner

Signature Page to Sponsor Support Agreement

Insiders:

Troy Rillo
Address:

E-mail:

Mark Angelo
Address:

E-mail:

Scott Glabe
Address:

E-mail:

Alan Garten
Address:

E-mail:

Lawrence Glick
Address:

E-mail:

Signature Page to Sponsor Support Agreement

Accepted and Agreed:

TEXAS VENTURES ACQUISITION III CORP

By:
Name:	Troy Rillo
Title:	Chief Executive Officer

Signature Page to Sponsor Support Agreement

PLUS AUTOMATION, INC.

By:
Name:	David Liu
Title:	Chief Executive Officer

Signature Page to Sponsor Support Agreement

EXHIBIT D

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is being executed and delivered as of  [__], 2026, by and among the Person named on the signature page hereto (the “Stockholder”), Texas Ventures Acquisition III Corp, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation) (“SPAC”), and Plus Automation, Inc., a Delaware corporation (the “Company”). For purposes of this Agreement, SPAC, the Company and the Stockholder are each a “Party” and collectively the “Parties.” Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, TVAC Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub I”), and TVAC Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) are entering into an Agreement and Plan of Merger and Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, the Company will enter into a business combination with SPAC and Merger Subs;

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement, SPAC shall domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act (as revised);

WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner of the shares of Company Common Stock and Company Preferred Stock set forth next to the Stockholder’s name on the signature pages hereto (such shares of stock, together with any additional shares of Company Common Stock and/or Company Preferred Stock in which the Stockholder acquires record and beneficial ownership or otherwise becomes entitled to exercise voting power after the date hereof, including by purchase or upon exercise or conversion of any securities convertible into or exercisable or exchangeable for shares of Company Common Stock and/or Company Preferred Stock, the “Subject Shares”); and

WHEREAS, the Stockholder is entering into this Agreement in order to induce SPAC and the Company to enter into the Merger Agreement and the other Transaction Agreements and consummate the Transactions, pursuant to which the Stockholder will directly or indirectly receive a material benefit.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby covenants and agrees as follows:

Section 1. Voting; Support; Termination of Certain Agreements.

(a)           From the date of this Agreement until the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”), at each meeting of the stockholders of the Company (including each meeting of the holders of any given class or series of Company Stock), and in any written consent or resolutions of any of the stockholders of the Company in which the Stockholder is entitled to vote or consent, the Stockholder hereby unconditionally and irrevocably agrees to be present or otherwise cause the Subject Shares to be counted as present for such meeting for purposes of establishing a quorum, and vote (in person or by proxy), consent (or cause to be voted or consented) to any action by any written consent or resolution with respect to, as applicable, the Subject Shares and any other equity interests of the Company over which the Stockholder has voting power as of the applicable record date (i) in favor of, and to adopt and approve, the Merger Agreement, the other Transaction Agreements and the Transactions (and any actions required in furtherance thereof), (ii) in favor of any other matters required to be approved or adopted by the stockholders of the Company, including the conversion of all of the Company Preferred Stock and the Company SAFEs into shares of Company Common Stock (the “Conversion of Securities”), to the extent required for the Company to carry out its obligations under the Merger Agreement, and (iii) in opposition to: (A) any Acquisition Transaction and any and all other proposals (x) that could reasonably be expected to materially delay or impair the ability of the Company to consummate the Transactions, (y) which are in competition with or materially inconsistent with the Merger Agreement or any other Transaction Agreement or (z) that would reasonably be expected to result in a material breach of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement or any other Transaction Agreement; or (B) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, or materially impede, materially interfere with, materially delay, materially postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. Unless the Merger Agreement is validly terminated, the Stockholder hereby unconditionally and irrevocably agrees during the Voting Period to execute and deliver the Written Consent (substantially in the form attached as Exhibit L to the Merger Agreement, with such changes as may be mutually agreed among the Company, SPAC and the Stockholder) to the Company (for delivery to SPAC) within forty-eight (48) hours of the Proxy Clearance Date.

(b)           For the avoidance of doubt, nothing in this Agreement shall require the Stockholder to vote in any manner with respect to any amendment to the Merger Agreement in a manner that decreases the Per Share Merger Consideration, changes the form of the Per Share Merger Consideration or is materially adverse to such Stockholder or the Company's stockholders generally. Except as expressly set forth in this Section 1, the Stockholders shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

(c)           During the Voting Period, the Stockholder agrees to execute and deliver all related documentation and take such other actions in support of the Merger, the Conversion of Securities, the Merger Agreement, any other Transaction Agreements and any of the Transactions as shall reasonably be requested by the Company or SPAC in order to carry out the terms and provision of this Section 1, including, without limitation, (i) any applicable Transaction Agreements (including, without limitation and to the extent applicable, the Registration Rights Agreement), (ii) an instrument of conversion effecting the Conversion of Securities (or other similar documentation reasonably requested by SPAC or the Company) with respect to each share of Company Preferred Stock or Company SAFE, as applicable, held by the Stockholder to be held in escrow by the Company until, and effective as of, the Closing, (iii) any actions contemplated by the Written Consent presented to the Stockholder, and (iv) any applicable customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents.

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(d)           During the Voting Period, the Stockholder agrees not to deposit, and to cause its Affiliates not to deposit, any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares (other than this Agreement and the Company Stockholder Agreements), unless specifically requested to do so by the Company and SPAC in connection with the Merger Agreement, the other Transaction Agreements or the Transactions.

(e)           The Stockholder agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law, including pursuant to the DGCL, at any time with respect to the Merger Agreement, the other Transaction Agreements and the Transactions and (ii) not to commence, join in, facilitate, assist, encourage or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against the Company, SPAC or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Merger Agreement or the Merger, in each case other than a claim by the Company under the Merger Agreement.

(f)           Other than as permitted under Section 1(g), the Stockholder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without SPAC’s and the Company’s prior written consent, (i) make or attempt to make any transfer or pledge, or grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement or the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any of the Subject Shares, (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Subject Shares, (iv) publicly announce any intention to effect any transaction specified in clauses (i), (ii) or (iii), (v) permit to exist any Lien with respect to any or all of the Subject Shares other than those created by this Agreement and the Company Stockholder Agreements, or (vi) take any action with the intent to prevent or materially impede, interfere with or adversely affect the Stockholder’s ability to perform its obligations under this Section 1. The Company hereby agrees to reasonably cooperate with SPAC in enforcing the transfer restrictions set forth in this Section 1. During the Voting Period, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any of the Subject Shares or any certificate or uncertificated interest representing any of the Subject Shares, except as permitted by, and in accordance with, Section 1(g) herein.

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(g)           Section 1(f) shall not prohibit a transfer of the Subject Shares by the Stockholder (i) by gift, will or intestate succession upon the death of the Stockholder, (ii) to any Permitted Transferee (as defined below), (iii) pursuant to a court order related to the distribution of assets in connection with the dissolution of marriage or civil union or (iv) pursuant to the settlement, exercise, termination or vesting of Company Equity Awards held by a Stockholder, solely in order to (x) pay the exercise price of such Company Equity Awards or (y) satisfy taxes applicable thereto; provided, however, that in the case of clause (ii) it shall be a condition to such transfer that the transferee(s) agree(s) to be bound by the terms of this Agreement and executes and delivers to the Parties a written consent and joinder memorializing such agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of the Stockholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust for the direct or indirect benefit of the Stockholder or an immediate family member of the Stockholder, (C) to any controlled Affiliate of the Stockholder, (D) if the Stockholder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust and (E) if the Stockholder is an entity, as a distribution to its limited partners, stockholders, members of, or owners of similar equity interests in the Stockholder, including, for the avoidance of doubt, where the Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership, and, in each case, to any charitable foundation or charitable organization, including donor advised funds.

(h)           During the Voting Period, in the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in the transactions described in the foregoing. The Stockholder agrees, while this Agreement is in effect, to notify SPAC promptly in writing (including by e-mail) of the number of any additional Subject Shares acquired by the Stockholder, if any, as of the Proxy Clearance Date.

(i)           During the Voting Period, the Stockholder agrees to promptly provide to SPAC, the Company and their respective Representatives any information regarding the Stockholder or the Subject Shares that is reasonably requested by SPAC, the Company or their respective Representatives and required in order for the Company and SPAC to comply with its respective obligations under Section 7.03 or 9.02 of the Merger Agreement.

(j)           The Stockholder hereby consents to, and agrees that, conditioned upon the Closing of the Merger and effective as of the First Effective Time, each of the Contracts listed on Schedule A attached hereto shall terminate (and any amendment necessary to effectuate any such termination shall be deemed agreed to and made pursuant to this Section 1(j) and the corresponding provisions of any other Company Voting and Support Agreement) in full automatically and without any further action by any Person and such agreements shall be of no further force and effect and without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations, including notice obligations, of any of the relevant parties thereunder following the Closing.

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(k)           The Stockholder hereby waives any and all notice rights with respect to the Transactions under the Company Stockholder Agreements.

(l)           The obligations of the Stockholder specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Company Board.

Section 2. Further Assurances. The Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as SPAC may reasonably request to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Stockholder agrees that it shall, and shall cause its Affiliates to, (i) file or supply, or cause to be filed or supplied, in connection with the Transactions, all notifications and filings (or, if required by the relevant Governmental Authorities, drafts thereof) required to be filed or supplied pursuant to the HSR Act or other regulatory Laws as promptly as practicable after the date hereof (and all filings under the HSR Act shall not be withdrawn or otherwise rescinded without the prior written consent of SPAC) and (ii) use its reasonable best efforts to provide, or cause to be provided, to the extent permitted by the applicable Governmental Authority, any information requested by such Governmental Authority in connection therewith.

Section 3. Binding Effect of Merger Agreement. The Stockholder hereby acknowledges that it has read the Merger Agreement, including with respect to the treatment of its Subject Shares under the terms of the Merger Agreement, and has had the opportunity to consult with its tax and legal advisors. The Stockholder shall be bound by and comply with Sections 9.05 (Confidentiality; Publicity) and 9.03 (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) the first reference to the “Company” contained in Section 9.03 of the Merger Agreement also referred to such Stockholder.

Section 4. Consent to Disclosure. The Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable Securities Laws, NASDAQ or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of the Stockholder’s identity and record and/or ownership of the Subject Shares and the nature of the Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and the Transaction Agreements and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. The Stockholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

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Section 5. Stockholder Representations and Warranties. The Stockholder represents and warrants to SPAC and the Company as follows.

(a)           Organization; Authorization. If the Stockholder is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Stockholder. In the event that the Stockholder is an individual, the Stockholder has full requisite power, right and legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder.

(b)           Ownership of the Subject Shares. As of the date of this Agreement, the Stockholder is the record and/or beneficial owner of, and has good and valid title to, all of the Subject Shares and Company Equity Awards set forth on the Stockholder’s signature page hereto, free and clear of any Lien, or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Shares), except (i) transfer restrictions under the Securities Act and any other applicable Securities Laws, (ii) prior to the Closing, the Company Stockholder Agreements and (iii) this Agreement. The Subject Shares and Company Equity Awards set forth on the signature pages hereto are the only securities of the Company owned of record by the Stockholder. The Stockholder has the right to transfer and direct the voting of the Subject Shares and, other than the Company Stockholder Agreements, none of the Subject Shares are subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as expressly provided herein for the benefit of SPAC or as would not reasonably be expected, individually or in the aggregate, to prevent or materially impede, interfere with or adversely affect the Stockholder’s ability to perform its obligations hereunder.

(c)           Authority. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery hereof by the other Parties hereto and that this Agreement constitutes a legally valid and binding agreement of such Parties, this Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Stockholder.

(d)           Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its, his or her obligations hereunder will not, (i) result in a violation of applicable Law applicable to such Stockholder, (ii) if the Stockholder is not an individual, conflict with or result in a violation of the governing or organizational documents of the Stockholder, (iii) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract to which Stockholder is a party, or (iv) result in the creation or imposition of any Lien on the Subject Shares, except in the case of clauses (i), (iii) and (iv), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impede, interfere with or adversely affect the Stockholder’s ability to perform its obligations hereunder, under the Merger Agreement or any other Transaction Agreement or to consummate the Transactions. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for either the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby that has not been obtained.

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(e)           Trusts. If the Stockholder is the beneficial owner of any of the Subject Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Merger Agreement.

(f)           Acknowledgement. The Stockholder understands and acknowledges that SPAC is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder.

(g)           No Action. As of the date of this Agreement, there is no Action pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that challenges the beneficial or record ownership of the Subject Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

Section 6. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC, any of its Subsidiaries or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither SPAC nor any of its Subsidiaries shall have any authority to direct the Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 7. Remedies. The Stockholder acknowledges and agrees that the rights of each Party contemplated by this Agreement are unique. It is accordingly agreed that the Parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote the Subject Shares as provided in this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy prior to the valid termination of this Agreement, in an appropriate court of competent jurisdiction as set forth in Section 9, this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages. Each Party further agrees not to oppose the granting of specific performance and other equitable relief on the basis that an adequate remedy at law exists or that specific performance is not an appropriate remedy for any reason at law or in equity. The right to specific enforcement shall include the right of the Parties to cause the other Parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The parties acknowledge and agree that this Section 7 is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement.

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Section 8. Severability. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, and the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. To the extent necessary, the Parties shall amend or otherwise modify this Agreement to replace any provision that is held invalid, illegal, or unenforceable with a valid and enforceable provision that gives effect to the intent of the Parties. Without limiting the foregoing, if any covenant of the Stockholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Stockholder.

Section 9. Governing Law; Jurisdiction; Waiver of Trial by Jury; Enforcement. Sections 12.06, 12.12 and 12.13 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

Section 10. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any extension or waiver in favor of the Stockholder of any provision hereto shall be valid only if set forth in an instrument in writing signed by SPAC and the Company, approved by action of the board of directors (or equivalent governing body) or duly authorized officers of each of SPAC and the Company, and provided, that any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 11. Captions; Counterparts. The provisions of Section 12.07 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

Section 12. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that, except in connection with a transfer of the Subject Shares by the Stockholder as described in Section 1(g) herein, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any attempted assignment in violation of this Section 12 shall be null and void ab initio, except that the Company, SPAC or any of their respective Subsidiaries may transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates at any time (provided that such Party remains fully responsible for the performance of its obligations hereunder); provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other Party; provided, further, each Non-Recourse Party shall be a third party beneficiary with respect to the provisions of Section 19 and entitled to enforce the terms thereof.

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Section 13. Trusts. If applicable, for purposes of this Agreement, the Stockholder with respect to any of the Subject Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

Section 14. Amendments. This Agreement may only be amended or modified by an instrument in writing signed by each of the Stockholder, SPAC and the Company.

Section 15. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), and, notwithstanding the foregoing, notices delivered by any other means shall be effective only upon actual receipt, addressed as follows:

(i)            If to SPAC, to:

Texas Ventures Acquisition III Corp

1012 Springfield Avenue

Mountainside, NJ 07092
Attn:       Troy Rillo

Email:    [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105

Attn:       Curtis L. Mo

Jeffrey Selman

Email:     curtis.mo@us.dlapiper.com

jeffrey.selman@us.dlapiper.com

(ii)            If to the Company, to:

Plus Automation, Inc.
3315 Scott Boulevard, Suite 300.
Santa Clara, CA 95054
Attn: David Liu
Email: [***]

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with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attn:       Michael Nordtvedt

Jeana S. Kim

Remi P. Korenblit

Email:    mnordtvedt@wsgr.com

jskim@wsgr.com

rkorenblit@wsgr.com

(iii)          If to the Stockholder, to the address set forth on the signature page hereto.

Section 16. Effectiveness; Termination. This Agreement shall become effective as of the date hereof and shall automatically terminate (without the requirement of any action by any party hereto) and be of no further force or effect, without any further obligation or liability of the any Person under this Agreement, upon the earliest to occur of (a) the Closing, (b) the date on which the Merger Agreement is terminated in accordance with its terms prior to the Closing Date and (c) the mutual written consent of SPAC, the Company and the Stockholder and (d) the time of any amendment of the Merger Agreement without the Stockholder’s prior written consent that decreases the Per Share Merger Consideration or changes the form of the Per Share Merger Consideration; provided, however, that nothing in this Section 16 shall relieve any Party from liability for any willful breach of any covenant or obligation contained in this Agreement by such Party prior to the termination of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 16 shall survive any termination of this Agreement.

Section 17. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 18. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder is signing this Agreement solely in the Stockholder’s capacity as a stockholder of the Company and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of, or require the taking of any actions by, the Stockholder or any Affiliate, employee or designee of the Stockholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

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Section 19. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (including any Permitted Transferees) and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any Party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate (other than the Stockholder) of any of the foregoing, including the Company (each, unless a Permitted Transferee, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. For the avoidance of doubt, nothing in this Section 19 shall be deemed to limit, restrict or otherwise affect in any way any rights or remedies available under the Merger Agreement. The Stockholder (or its Affiliates) shall not be liable in its capacity as a stockholder of the Company for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall the Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or any other Company Voting and Support Agreement) of any other stockholder of the Company.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

TEXAS VENTURES ACQUISITION III CORP

By:
	Name:	Troy Rillo
	Title:	Chief Executive Officer

[Signature Page to Company Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

PLUS AUTOMATION, INC.

By:
Name:
Title:

[Signature Page to Company Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

STOCKHOLDER:

Printed Name:

Signature:
By (if an entity):
Title (if an entity):
Email:
Mailing Address:

Shares Owned:

Equity Awards Owned:

[Signature Page to Company Voting and Support Agreement]

Exhibit A

Merger Agreement

[intentionally omitted]

EXHIBIT E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, this “A&R Registration Rights Agreement”), dated as of [__], 2026 is made and entered into by and among (i) PLUSAI HOLDINGS, INC. (f/k/a TEXAS VENTURES ACQUISITION III CORP), a Delaware corporation (the “PubCo”); (ii) each of the Persons identified on the signature pages hereto or on the signature pages to a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit A under the heading “Company Shareholders” or “Insiders”; (iii) YORKVILLE ACQUISITION SPONSOR II, a Delaware limited liability company (the “Sponsor”), and its Affiliate, YA II PN, LTD. (“Sponsor Affiliate”); (iv) COHEN & COMPANY CAPITAL MARKETS, a division of Cohen & Company Securities, LLC (f/k/a Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC) (“CCM”); and (v) CLEAR STREET LLC (“Clear Street,” together with CCM, the “Representatives”). Each of PubCo, the Company Shareholders, the Insiders and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, simultaneously with the execution and delivery of this Agreement, PubCo has entered into that certain Agreement and Plan of Merger and Reorganization, dated as of [__], 2026 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo, TVAC Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), TVAC Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Plus Automation, Inc., a Delaware corporation (the “Company”), in connection with the business combination set forth in the Merger Agreement;

WHEREAS, on or prior to the Effective Date and subject to the conditions of the Merger Agreement, PubCo will transfer by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

Whereas, pursuant to the Merger Agreement, (a) Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”);

Whereas, pursuant to the Merger Agreement, holders of Company equity securities, will receive shares of Common Stock (as defined herein) or rights to acquire Common Stock;

Whereas, PubCo, Sponsor and certain other PubCo stockholders (the “Existing Holders”) are party to that certain Registration Rights Agreement, dated as of April 22, 2025 (the “Original RRA”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, any of the terms of the Original RRA may be amended with the written consent of PubCo and Existing Holders holding a majority in interest of the Registrable Securities (the “Requisite Holders”);

Whereas, in connection with the execution of this A&R Registration Rights Agreement, PubCo and the Requisite Holders desire to amend and restate the Original RRA and as set forth in this A&R Registration Rights Agreement; and

Whereas, the Parties desire to set forth their agreement with respect to registration rights and certain other matters, in each case in accordance with the terms and conditions of this A&R Registration Rights Agreement.

NOW, THEREFORE, in consideration of the representations, mutual covenants and agreements contained in this A&R Registration Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1         Definitions. As used in this A&R Registration Rights Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such public disclosure.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this A&R Registration Rights Agreement.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Closing Date Lock-Up Shares” means the Equity Securities of PubCo held by the Holders other than the Representatives as of the Closing Date, including Common Stock and Common Stock issuable upon exercise of any warrants, options or other rights; provided that Closing Date Lock-Up Shares excludes (i) any shares of Class A Common Stock purchased or acquired as a result of the conversion of the Senior Convertible PIK Notes purchased pursuant to any Subscription Agreement between PubCo, the Company and the other parties thereto dated on or about [__], 2026 (each, a “Subscription Agreement”), (ii) any shares of Class A Common Stock acquired pursuant to the exercise of warrants purchased under a Subscription Agreement, and (iii) any shares of Class A Common Stock that are the subject of a Pre-Paid Forward Purchase Agreement between PubCo and any investor party to a Subscription Agreement.

“Common Stock” means shares of the Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of PubCo, shares of the Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), of PubCo and shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock”), of PubCo, including (i) any shares of such Class A Common Stock, Class B Common Stock or Class C Common Stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A Common Stock, Class B Common Stock or Class C Common Stock and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such Class A Common Stock, Class B Common Stock or Class C Common Stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Company” has the meaning set forth in the Recitals.

“Company Shareholders” means each undersigned party not identified as an “Insider” or “Sponsor” on the signature pages or Joinders attached hereto.

“Demand Delay” has the meaning set forth in Section 2.2(a)(ii).

“Demand Initiating Holders” has the meaning set forth in Section 2.2(a).

“Demand Registration” has the meaning set forth in Section 2.2(a).

“Earnout Shares” has the meaning given to such term in the Merger Agreement.

“Effective Date” has the meaning set forth in Section 1.3.

“Effectiveness Period” has the meaning set forth in Section 2.5(a).

“Eligible Demand Participation Holders” means any Holder or group of Holders, that together elects to dispose of Registrable Securities having an aggregate value of at least $50,000,000, at the time of the demand for registration, solely with respect to Registrable Securities that are not subject to or have been released from the Lock-Up restrictions of Section 3.1.

“Eligible Take-Down Holders” means each Holder, solely with respect to Registrable Securities that are not subject to or have been released from the Lock-Up restrictions of Section 3.1.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this A&R Registration Rights Agreement pursuant to Section 4.1.

“Insiders” means each undersigned party identified as an “Insider” on the signature pages attached hereto.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Earnout Shares” means the Equity Securities of PubCo held by the Holders that constitute Earnout Shares (as defined in the Merger Agreement).

“Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three hundred sixty (360) days thereafter.

“Lock-Up Shares” means the Closing Date Lock-Up Shares and Lock-Up Earnout Shares.

“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub I” has the meaning set forth in the Recitals.

“Merger Sub II” has the meaning set forth in the Recitals.

“Merger Subs” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.

“Non-Marketed Underwritten Shelf Take-Down Selling Holders” has the meaning set forth in Section 2.1(d)(iv)(B).

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to Transfer such Registrable Securities prior to the expiration of the Lock-up Period under this A&R Registration Rights Agreement pursuant to Section 3.1(b)(i)-(xiii) hereof and under any other applicable agreement between such Holder and PubCo, and to any Transferee thereafter.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Plus Founder Shares” means with respect to each of David Liu and Hao Zheng, 90% of the Equity Securities of PubCo held (directly or indirectly) or otherwise beneficially owned by such Holder.

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Reduced Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days thereafter.

“Registrable Securities” means (i) (a) any shares of Common Stock and (b) any Equity Securities of PubCo that are held by or may be issued or distributed or be issuable with respect to the securities referred to in clause (a) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case Beneficially Owned by a Holder as of immediately following the Closing and (ii) any Earnout Shares; provided, however, that any such Registrable Securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, Transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement; (B) such Registrable Securities shall have ceased to be outstanding; (C) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction; (D) such Registrable Securities shall have been otherwise Transferred by a Holder, a new certificate or book-entry for such security not bearing a legend restricting further Transfer shall have been delivered by PubCo and subsequent public distribution of such security shall not require registration under the Securities Act; or (E) such Registrable Securities are eligible for resale without registration pursuant to Rule 144 under the Securities Act (or any successor rule promulgated thereafter by the SEC) without volume or manner-of-sale restrictions and without the requirement for PubCo to be in compliance with the current public information required by Rule 144(i)(2) under the Securities Act.

“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration or other Transfer pursuant to the terms of this A&R Registration Rights Agreement, including (a) all SEC, stock exchange and FINRA registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) the reasonable fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the reasonable fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in an Underwritten Offering, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer; provided, however, that such reimbursable fees and expenses of counsel shall not exceed $50,000, per Registration and (g) any other reasonable and documented fees and distributions customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this A&R Registration Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 2.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holders” has the meaning set forth in Section 2.1(d).

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Affiliate” has the meaning set forth in the Recitals.

“Sponsor Founder Shares” means the shares of Common Stock held by the Sponsor as of immediately following the Closing that were originally issued to Sponsor in connection with PubCo’s initial public offering as “founder shares,” Sponsor Founder Shares may have been transferred by the Sponsor to any Permitted Transferee.

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“Take-Down Participation Notice” has the meaning set forth in Section 2.1(d)(iv)(C).

“Take-Down Tagging Holder” has the meaning set forth in Section 2.1(d)(iv)(B).

“Trading Day” means a day on which the principal United States securities exchange on which the Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Triggering Event I” means the VWAP of the Class A Common Stock is at any time greater than or equal to $12.50 over any twenty (20) Trading Days within any one-hundred eighty (180) consecutive Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo’s Class A Common Stock).

“Triggering Event II” means the VWAP of PubCo’s Class A Common Stock is at any time greater than or equal to $15.00 over any twenty (20) Trading Days within any one-hundred eighty (180) consecutive Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo’s Class A Common Stock).

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 2.1(d)(ii)(A).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 2.1(d)(ii)(A).

“VWAP” for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Board of Directors (including for the avoidance of doubt a duly authorized committee thereof).

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

Section 1.2         Interpretive Provisions. For all purposes of this A&R Registration Rights Agreement, except as otherwise provided in this A&R Registration Rights Agreement or unless the context otherwise requires:

(a)           the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b)           the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this A&R Registration Rights Agreement, refer to this A&R Registration Rights Agreement as a whole and not to any particular provision of this A&R Registration Rights Agreement;

(c)           references in this A&R Registration Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d)           whenever the words “include”, “includes” or “including” are used in this A&R Registration Rights Agreement, they shall mean “without limitation;”

(e)           the captions and headings of this A&R Registration Rights Agreement are for convenience of reference only and shall not affect the interpretation of this A&R Registration Rights Agreement; and

(f)            pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Section 1.3          Effectiveness. This Agreement shall become effective upon the Closing (as such term is defined in the Merger Agreement) (the “Effective Date”) and shall be of no further force or effect upon any termination of the Merger Agreement (without liability to either party).

Article II
REGISTRATION RIGHTS

Section 2.1         Shelf Registration.

(a)            Filing. PubCo shall use commercially reasonable efforts to file within ten (10) Business Days following the Closing Date a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 2.7 as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as reasonably practicable after such filing, but in no event later than forty-five (45) Business Days after the Closing Date. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this A&R Registration Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as reasonably practicable after PubCo is eligible to use Form S-3. PubCo shall also use its commercially reasonable efforts to file any replacement or additional Shelf Registration Statement and use commercially reasonable efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 2.1(a).

(b)            Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities.

(c)            Suspension of Filing or Registration. Upon receipt of written notice from the Company that a Shelf Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until they have received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until they are advised in writing by PubCo that the use of the Registration Statement or Prospectus may be resumed. PubCo shall be entitled to delay or postpone the filing or effectiveness of a Shelf Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of a Shelf Registration Statement at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Shelf Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control; provided, however, that PubCo shall have a period of not more than ninety (90) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than two (2) Shelf Suspensions pursuant to this Section 2.1(c) and Demand Delays pursuant to Section 2.2(a)(ii) in the aggregate, unless consented to in writing by Holders holding a majority of the Registrable Securities or (ii) aggregate Shelf Suspensions pursuant to this Section 2.1(c) and Demand Delays pursuant to Section 2.2(a)(ii) of more than one hundred fifty (150) days. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect and the contents of any notice by PubCo of a Shelf Suspension for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law or subpoena. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of written notice by PubCo. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its commercially reasonable efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any Misstatement prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.

(d)            Shelf Take-Downs.

(i)            Generally. Subject to the terms and provisions of this Article 2 (including Section 2.2(d)), an Eligible Take-Down Holder may initiate a Shelf Take-Down (the then Eligible Take-Down Holder, the “Shelf Take-Down Initiating Holder”) that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 2.1(d). For the avoidance of doubt, an Eligible Take-Down Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down.

(ii)            Underwritten Shelf Take-Downs.

(A)            A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable; provided, that any such Underwritten Shelf Take-Down must comply with Section 2.2(d) and involve the offer and sale of Registrable Securities having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions) of at least (I) in the case of any Marketed Underwritten Shelf Take-Down, $50,000,000 and (II) in the case of any Non-Marketed Underwritten Shelf Take-Down, $30,000,000 unless such Non-Marketed Underwritten Shelf Take-Down is for all of the Registrable Securities then held by the applicable Shelf Take-Down Initiating Holder (in which case there is no minimum other than the inclusion of all of such Registrable Securities). PubCo shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to the Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down subject to the limitations of this Section 2.1(d)(iv)(B).

(B)            With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 2.1(d)(ii), Section 2.1(d)(iii) or Section 2.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 2.1(d)(ii)(A). Notwithstanding any other provision of this Section 2.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such Underwritten Offering. For the avoidance of doubt, PubCo may include securities for its own account (or for the account of any other Persons) in such Underwritten Shelf Take-Down subject to the limitations of this Section 2.1(d).

(iii)            Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 2.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Eligible Take-Down Holders of Registrable Securities under such Shelf Registration Statement and any such Eligible Take-Down Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Eligible Take-Down Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 2.1(d)(ii).

(iv)            Non-Marketed Underwritten Shelf Take-Downs and Non- Underwritten Shelf Take-Downs.

(A)            Any Shelf Take-Down Initiating Holder may initiate (x) an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) or (y) a Shelf Take-Down that is not an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and, to the extent required by Section 2.1(d)(iv)(B), PubCo shall provide written notice thereof to all other Eligible Take-Down Holders.

(B)            With respect to each Non-Marketed Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Marketed Underwritten Shelf Take-Down shall provide written notice (a “Non-Marketed Underwritten Shelf Take-Down Notice”) of such Non-Marketed Underwritten Shelf Take-Down to PubCo and PubCo shall provide written notice thereof to all other Eligible Take-Down Holders at least forty-eight (48) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down, which Non-Marketed Underwritten Shelf Take-Down Notice shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (II) the expected timing and plan of distribution of such Non-Marketed Underwritten Shelf Take-Down, (III) an invitation to each Eligible Take-Down Holder to elect (such Eligible Take-Down Holders who make such an election being “Take-Down Tagging Holders” and, together with the Shelf Take-Down Initiating Holders and all other Persons (other than any Affiliates of the Shelf Take-Down Initiating Holders) who otherwise are Transferring, or have exercised a contractual or other right to Transfer, Registrable Securities in connection with such Non-Marketed Underwritten Shelf Take-Down, the “Non-Marketed Underwritten Shelf Take-Down Selling Holders”) to include in the Non-Marketed Underwritten Shelf Take-Down Registrable Securities held by such Take-Down Tagging Holder (but subject to Section 2.1(d)(ii)(B)) and (IV) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down with respect to each Eligible Take-Down Holder that elects to exercise such right (including the delivery of one or more stock certificates representing Registrable Securities of such Eligible Take-Down Holder to be sold in such Non-Marketed Underwritten Shelf Take-Down).

(C)            Upon delivery of a Non-Marketed Underwritten Shelf Take-Down Notice, each Eligible Take-Down Holder may elect to sell Registrable Securities in such Non-Marketed Underwritten Shelf Take-Down, at the same price per Registrable Security and pursuant to the same terms and conditions with respect to payment for the Registrable Securities as agreed to by the Shelf Take-Down Initiating Holders, by sending an irrevocable written notice (a “Take-Down Participation Notice”) to PubCo within the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice (which time period shall be at least twenty-four (24) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down), indicating their election to sell up to the number of Registrable Securities in the Non-Marketed Underwritten Shelf Take-Down specified by such Eligible Take-Down Holder in such Take-Down Participation Notice (but, in all cases, subject to Section 2.1(d)(ii)(B)). Following the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice, each Take-Down Tagging Holder that has delivered a Take-Down Participation Notice shall be permitted to sell in such Non-Marketed Underwritten Shelf Take-Down on the terms and conditions set forth in the Non-Marketed Underwritten Shelf Take-Down Notice, concurrently with the Shelf Take-Down Initiating Holders and the other Non-Marketed Underwritten Shelf Take-Down Selling Holders, the number of Registrable Securities calculated pursuant to Section 2.1(d)(ii)(B). It is understood that in order to be entitled to exercise their right to sell Registrable Securities in a Non-Marketed Underwritten Shelf Take-Down pursuant to this Section 2.1(d)(iv), each Take-Down Tagging Holder must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Shelf Take-Down Initiating Holders agree to make in connection with the Non-Marketed Underwritten Shelf Take-Down, with such additions or changes as are required of such Take-Down Tagging Holder by the Underwriters (if applicable).

(D)            Notwithstanding the delivery of any Non-Marketed Underwritten Shelf Take-Down Notice, all determinations as to whether to complete any Non-Marketed Underwritten Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Non-Marketed Underwritten Shelf Take-Down shall be at the sole discretion of the applicable Shelf Take-Down Initiating Holder, and PubCo agrees to cooperate in facilitating any Non-Marketed Underwritten Shelf Take-Down pursuant to Section 2.1(d). Each of the Eligible Take-Down Holders agrees to reasonably cooperate with each of the other Eligible Take-Down Holders and PubCo to establish notice, delivery and documentation procedures and measures to facilitate such other Eligible Take-Down Holders’ participation in Non-Marketed Underwritten Shelf Take-Downs pursuant to this Section 2.1(d).

(E)            With respect to each Non-Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Underwritten Shelf Take-Down shall provide written notice of such Non-Underwritten Shelf Take-Down to PubCo at least forty-eight (48) hours prior to the expected time of such Non-Underwritten Shelf Take-Down, which shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Underwritten Shelf Take-Down, (II) the expected timing and plan of distribution of such Non-Underwritten Shelf Take-Down, and (III) the action or actions required (including the timing thereof) in connection with such Non-Underwritten Shelf Take-Down.

Section 2.2         Demand Registrations.

(a)            Holders’ Demand for Registration. Subject to Section 2.2(d), if, at a time when a Shelf Registration Statement is not effective pursuant to Section 2.1, PubCo shall receive from an Eligible Demand Participation Holder (such Holder(s), the “Demand Initiating Holder”) a written demand that PubCo effect any Registration in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holder(s) having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions and offering expenses) of at least $50,000,000, PubCo will:

(i)            promptly (but in any event within five (5) days prior to the date such Demand Registration becomes effective under the Securities Act) give written notice of the proposed Demand Registration to all other Holders; and

(ii)            use its commercially reasonable efforts to effect such registration as soon as practicable and facilitate the sale and distribution of all or such portion of such Demand Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Holders joining in such demand (together with the Demand Initiating Holder, the “Participating Holders”) as are specified in a written demand received by PubCo within five (5) days after such written notice is given; provided that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 2.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if the filing or effectiveness of such Registration Statement at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control; provided, however, that PubCo may, in its discretion, defer the filing of such Registration Statement for an additional period (each, a “Demand Delay”) of not more than ninety (90) days; provided, however, that PubCo shall not exercise, in any twelve (12) month period, more than two (2) Demand Delays pursuant to this Section 2.2(a), unless consented to in writing by the Participating Holders holding a majority of the Registrable Securities held by such Participating Holders. Each Participating Holder shall keep confidential the fact that a Demand Delay is in effect and the contents of any notice by PubCo of a Demand Delay for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to such Participating Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law.

(b)            Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 2.2, and PubCo shall include such information in the written notice referred to in Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by PubCo and reasonably satisfactory to the Participating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Offering. Notwithstanding any other provision of this Section 2.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise all Participating Holders that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the Participating Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders, (B) second, to PubCo and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Participating Holders or other requesting holders, as applicable, in like manner. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. For the avoidance of doubt, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration subject to the limitations of this Section 2.2.

(c)            Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and PubCo has complied with all of its obligations under this A&R Registration Rights Agreement with respect thereto. No Demand Registration shall be deemed to have been effected if such registration is subsequently interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demand Initiating Holders thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than five (5) days, of such election; provided that PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

(d)            Restrictions on Registered Offerings. Notwithstanding the rights and obligations set forth in Section 2.1 and/or Section 2.2, in no event shall PubCo be obligated to take any action to effect:

(i)             any Demand Registration or Shelf Take-Down at the request of any Holder prior to the expiration of the Lock-Up Period, to the extent such request relates to Registrable Securities subject to the Lock-Up Restrictions of Section 3.1 and that have not been released from such Lock-Up restrictions;

(ii)            any Demand Registration or Underwritten Shelf Take-Down at the request of the Sponsor or the Representatives, except the Sponsor shall be entitled to initiate one (1) Demand Registration or Underwritten Shelf Take-Down in accordance with the terms of this Article 2, to the extent such request relates to Registrable Securities that are not subject to or have been released from the Lock-Up restrictions of Section 3.1;

(iii)           more than three (3) Demand Registrations under this Section 2.2 (other than under clause (ii) above), except the Company Shareholders shall be entitled to initiate two (2) Demand Registrations or Underwritten Shelf Take-Downs in accordance with the terms of this Article 2;

(iv)           more than an aggregate of three (3) Underwritten Offerings (including Underwritten Shelf Take-Downs) (other than under clause (ii) above), except the Company Shareholders shall be entitled to initiate two (2) Underwritten Offerings in accordance with the terms of this Article 2; or

(v)            any Demand Registration while a Shelf Registration Statement remains outstanding in accordance with the terms of this A&R Registration Rights Agreement.

A majority-in-interest of the Demand Initiating Holders shall have the right to withdraw from a Demand Registration for any or no reason whatsoever upon written notification to PubCo and any Underwriter or Underwriters of their intention to withdraw from such Demand Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demand Initiating Holders (i) withdraws from a proposed offering pursuant to this Section 2.2(d) and (ii) reimburse the Registration Expenses of PubCo incurred in respect of such aborted Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.2.

Notwithstanding anything to the contrary in this Section 2.2(d), in the event that Company Shareholders that are Demand Initiating Holders or Shelf Take-Down Initiating Holders, as applicable, do not sell at least fifty percent (50%) of the Registrable Securities requested to be sold in a Demand Registration or an Underwritten Shelf Take-Down as a result of the Underwriter advising PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then for purposes of clauses (iii) and (iv) above, such Demand Registration or Underwritten Shelf Take-Down (as applicable) shall not be considered a Demand Registration or Underwritten Shelf Take-Down effected at the request of such Demand Initiating Holder or Shelf Take-Down Initiating Holder.

Section 2.3         Piggyback Registration.

(a)            If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (1) a registration relating solely to employee benefit plans, (2) a registration statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent Transferees of debt securities of PubCo or any of its subsidiaries that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Common Stock into which such notes may be converted, (6) a registration pursuant to Section 2.1 or Section 2.2 hereof or (7) a “universal” Shelf Registration Statement on Form S-3), PubCo will:

(i)            promptly (but in no event less than ten (10) days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii)            include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from PubCo by any Holder or Holders except as set forth in Section 2.3(b) below.

Each Holder shall keep confidential its receipt of any such notice until the contents of such notice are publicly announced by PubCo or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law or subpoena.

Notwithstanding anything herein to the contrary, this Section 2.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, to the extent relating to Registrable Securities subject to the Lock-Up Restrictions of Section 3.1 and that have not been released from such Lock-Up Restrictions or (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

(b)            Underwriting. If the Registration of which PubCo gives notice pursuant to Section 2.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 2.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:

(i)            If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

(ii)            If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.

(c)            Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 2.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.

Section 2.4         Expenses of Registration. Except as provided in Section 2.2(d), all Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this A&R Registration Rights Agreement shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration. Any transfer taxes with respect to the sale of Registrable Securities will be borne by the Holder of such Registrable Securities.

Section 2.5         Obligations of PubCo. Whenever required under this Article 2 to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a)            prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

(b)            prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)            permit a representative of the Holders, any Underwriter participating in any distribution pursuant to such Registration and any attorney or accountant retained by such Holders, to participate in good faith in the preparation of such Registration Statement and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, attorney or accountant in connection with the Registration; provided, however, that such representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(d)            during the Effectiveness Period, furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them; provided that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system;

(e)            in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f)             notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes existing Misstatement;

(g)            notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(h)            use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to use commercially reasonable efforts to obtain the withdrawal of any such order as soon as reasonably practicable;

(i)             use its commercially reasonable efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the blue sky or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 2.1(b) and Section 2.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(j)             in the case of an Underwritten Offering, obtain for delivery to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to the managing Underwriter;

(k)            in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters a comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter reasonably requests;

(l)             use its commercially reasonable efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Stock or other Equity Securities of PubCo, as applicable, are then listed;

(m)           provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(n)           cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(o)            make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(p)           in the case of an Underwritten Offering that is Marketed, cause appropriate personnel of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the managing Underwriter; and

(q)           otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.

Section 2.6             Indemnification.

(a)            PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, partners, members, stockholders and agents, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against all claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of or based upon any Misstatement or alleged Misstatement or any violation or alleged violation by PubCo (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; provided that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder expressly for use therein.

(b)            Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article 2) will, and does hereby undertake to, indemnify and hold harmless, severally and not jointly, PubCo and each of its officers who has signed the Registration Statement, directors, partners, members, stockholders and agents, legal counsel and accountants for PubCo, any underwriter (as defined in the Securities Act), any other Holder selling securities in such Registration Statement, any controlling Person of any such underwriter or other Holder and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of or based upon (i) any Misstatement or alleged Misstatement or (ii) any violation or alleged violation by PubCo (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, but in the case of clause (i), only to the extent, that such Misstatement or alleged Misstatement was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that relates to such Holder in its capacity as a selling security Holder and was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of fraud or willful misconduct by such Holder.

(c)            Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be, in the reasonable judgment of the Indemnified Party, inappropriate due to an actual or potential conflict of interest between such Indemnified Party and any other party represented by such counsel in such proceeding or there may be reasonable defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. If such defense is assumed by the Indemnifying Party, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent (but such consent shall not be unreasonably withheld). No Indemnifying Party shall, without the consent of the Indemnified Party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)            In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any Misstatement or alleged Misstatement, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.6(d) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.6(d).

(e)            Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any Underwritten Offering conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

Section 2.7             Information by Holder. The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article 2. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this A&R Registration Rights Agreement, including for purposes of Section 2.9 hereof. Notwithstanding anything to the contrary contained in this A&R Registration Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 2.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this A&R Registration Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1(d)(ii) and Section 2.2(a) of this A&R Registration Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 2.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 2.8         Delay of Registration. No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

Section 2.9         Rule 144 Reporting. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC), including providing any customary legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 2.10      “Market Stand Off” Agreement. Each Holder hereby agrees with PubCo that, with respect to Underwritten Offerings in which such Holder participates, during such period (which period shall in no event exceed 90 days) following the effective date of a Registration Statement of PubCo (or, in the case of an Underwritten Shelf Take-Down, the date of the filing of a preliminary Prospectus or Prospectus supplement relating to such Underwritten Offering (or if there is no such filing, the first contemporaneous press release announcing commencement of such Underwritten Offering)) as the Holders that own a majority of the Registrable Securities participating in such Underwritten Offering may agree to with the Underwriter or Underwriters of such Underwritten Offering (a “Market Stand-Off Period”), such Holder or its Affiliates shall not Transfer (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period except Registrable Securities included in such Registration. In connection with any Underwritten Offering contemplated by this Section 2.10, PubCo shall use commercially reasonable efforts to cause each director and executive officer of PubCo to execute a customary lock-up for the Market Stand-Off Period. Each Holder agrees with PubCo that it shall deliver to the Underwriter or Underwriters for any such Underwritten Offering a customary agreement (with customary terms, conditions and exceptions) that is substantially similar to the agreement delivered to the Underwriter or Underwriters by the Holders that own a majority of the Registrable Securities participating in such Registration reflecting their agreement set forth in this Section 2.10; provided, that such agreement shall not be materially more restrictive than any similar agreement entered into by PubCo’s directors and executive officers participating in such Underwritten Offering; provided, further, that such agreement shall not be required unless all Holders are required to enter into similar agreements; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.

Section 2.11      Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 2.12       Term. Article 2 shall terminate on the earlier of (i) the fifth (5th) anniversary of the date of this A&R Registration Rights Agreement and (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 2.6 shall survive any such termination with respect to such Holder.

Section 2.13       Termination of Original RRA. Upon the Closing, PubCo and the Sponsor hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Article III
LOCK-UP

Section 3.1         Lock-Up.

(a)            Subject to Section 3.1(b), the Holders may not Transfer any Lock-Up Shares during the Lock-Up Period (the “Lock-Up”).

(b)            Notwithstanding the provisions set forth in Section 3.1(a), the Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Holder or any other natural person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or in-testate succession upon the death of the Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement, or any legal, regulatory or other order; (v) if such Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (B) to partners, limited liability company members or stockholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (i) through (vi) of this Section 3.1(b); (viii) as a pledge or other grant of a security interest in Lock-Up Shares to one or more financial or lending institutions as collateral or security in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by the Holder or any of its Affiliates, or any refinancings thereof, and any Transfers of such Lock-Up Shares upon foreclosure thereof, so long as the applicable Transferee agrees in writing to be bound by the restrictions set forth herein; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of PubCo; provided, however, that if such tender offer, merger, stock sale, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares shall remain subject to the Lock-Up; (x) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period or Reduced Lock-Up Period, as applicable; (xi) to PubCo in connection with the repurchase of such Holder’s shares in connection with the termination of the Holder’s employment with PubCo or any subsidiary of PubCo pursuant to contractual agreements with the PubCo; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of any series of Common Stock of PubCo or the vesting or settlement of PubCo stock-based awards; (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of any series of Common Stock of PubCo; (xiv) other than Lock-Up Earnout Shares and Plus Founder Shares, upon the earlier of (A) the expiration of the Reduced Lock-Up Period or (B) the occurrence of Triggering Event I (such earlier occurrence of (A) or (B), the “First Release Date”), provided that the aggregate number of Lock-Up Shares that a Holder may Transfer pursuant to clause (xiv) shall not exceed fifty percent (50%) of such Holder’s Lock-Up Eligible Shares (which number shall be reduced by any Lock-Up Shares Transferred pursuant to clauses (xii) and (xiii) above); (xv) other than Lock-Up Earnout Shares and Plus Founder Shares, from and after the occurrence of Triggering Event II; (xvi) with respect to the Sponsor Founder Shares, from a date that is one hundred twenty (120) days following the Closing Date.

(c)            Each Holder’s “Lock-Up Eligible Shares” shall mean the number of Lock-Up Shares held by that Holder that are outstanding as of the First Release Date, plus the number of shares of any series of Common Stock of PubCo that would be Lock-Up Shares if issued upon the exercise of stock options, restricted stock units, warrants or other equity awards that are held by such Holder and vested (as determined by PubCo) as of the first day of the month in which the First Release Date occurs (in each case, which number of shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo’s Common Stock occurring on or after the Closing Date). If a Holder and one or more of its Permitted Transferees propose to Transfer any Lock-Up Shares pursuant to clause (xiv) of Section 3.1(b) after the First Release Date, the Holder and such Permitted Transferee(s) in any such Transfer shall agree on an allocation of such Holder’s Lock-Up Eligible Shares available for Transfer pursuant to clause (xiv) of Section 3.1(b) among such parties, which allocation shall be subject to PubCo’s prior consent in its sole discretion.

(d)            In order to enforce this Section 3.1, PubCo may impose stop transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period or the Reduced Lock-Up Period, or, with respect to the Sponsor Founder Shares, until one hundred twenty (120) days following the Closing Date, as applicable.

(e)            Notwithstanding the other provisions set forth in this Section 3.1, the Board (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the Lock-Up obligations set forth herein; provided that, for so long as at least one director designated by Sponsor is then serving on the Board, any decision by the Board (or such committee) to waive, amend, or repeal the Lock-Up obligations set forth herein shall include the affirmative vote or consent of at least one director designated by Sponsor.

(f)            The Transferee of any Lock-Up Shares prior to the expiration of the Lock-Up Period in accordance with the terms of this A&R Registration Rights Agreement shall have no rights under this A&R Registration Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this A&R Registration Rights Agreement by executing and delivering a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit B, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this A&R Registration Rights Agreement. Notwithstanding the foregoing provisions of this Section 3.1(f), a Holder may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this A&R Registration Rights Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities beneficially own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 3.1 had such change in such relationship occurred prior to such Transfer).

Article IV
GENERAL PROVISIONS

Section 4.1             Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)            Except as otherwise permitted pursuant to this A&R Registration Rights Agreement, no Party may assign such Party’s rights and obligations under this A&R Registration Rights Agreement, in whole or in part, without the prior written consent of PubCo. Any such assignee may not again assign those rights, other than in accordance with this Article 4. Any attempted assignment of rights or obligations in violation of this Article 4 shall be null and void.

(b)            Notwithstanding anything to the contrary contained in this A&R Registration Rights Agreement (other than the succeeding sentence of this Section 4.1(b)), (i) prior to the expiration of the Lock-Up Period, a Holder may not Transfer such Holder’s rights or obligations under this A&R Registration Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 3.1(b); and (ii) after the expiration of the Lock-Up restrictions in Section 3.1 with respect to any Registrable Securities held by a Holder, a Holder may Transfer such Holder’s rights or obligations under this A&R Registration Rights Agreement in connection with a Transfer of such Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act or pursuant to a Rule 144 transaction) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this A&R Registration Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this A&R Registration Rights Agreement by executing and delivering a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit B. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this A&R Registration Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this A&R Registration Rights Agreement.

(c)            All of the terms and provisions of this A&R Registration Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and Representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and Representatives of any Party only to the extent that they are permitted successors, assigns, heirs and Representatives pursuant to the terms of this A&R Registration Rights Agreement.

(d)            Nothing in this A&R Registration Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and Representatives, any rights or remedies under this A&R Registration Rights Agreement or otherwise create any third party beneficiary hereto.

Section 4.2             Termination. Article 2 of this A&R Registration Rights Agreement shall terminate as set forth in Section 2.13. The remainder of this A&R Registration Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this A&R Registration Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 4.3             Severability. If any provision of this A&R Registration Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this A&R Registration Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 4.4             Entire Agreement; Amendments; No Waiver.

(a)            This A&R Registration Rights Agreement, together with the Exhibits to this A&R Registration Rights Agreement, the Merger Agreement and all other Transaction Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way, including the Original RRA, and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this A&R Registration Rights Agreement and therein.

(b)            No provision of this A&R Registration Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of PubCo and the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that adversely affects any right granted to Holder, solely in their capacity as a holder of the shares of capital stock of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

(c)            No waiver of any provision or default under, nor consent to any exception to, the terms of this A&R Registration Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 4.5             Counterparts; Electronic Delivery. This A&R Registration Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this A&R Registration Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this A&R Registration Rights Agreement or any document to be signed in connection with this A&R Registration Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 4.6             Notices. All notices, demands and other communications to be given or delivered under this A&R Registration Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 4.6, notices, demands and other communications shall be sent to the addresses indicated below or on the receiving party’s signature page:

if to PubCo (following the Closing Date), to:

PlusAI Holdings, Inc.
3315 Scott Boulevard, Suite 300

Santa Clara, CA 95054
Attn: Secretary

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 Fifth Avenue, Suite 5100

Seattle, WA 98104
Attn: Michael Nordtvedt
          Jeana Kim

if to the Sponsor, to:

Yorkville Acquisition Sponsor II, LLC

1012 Springfield Avenue

Mountainside, NJ 07092

Attn: Legal Department

Email: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attn: Curtis L. Mo

Jeffrey Selman

Email:  curtis.mo@us.dlapiper.com

jeffrey.selman@us.dlapiper.com

Section 4.7         Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all Actions, claims or matters related to or arising from this A&R Registration Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this A&R Registration Rights Agreement, and the performance of the obligations imposed by this A&R Registration Rights Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS A&R REGISTRATION RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS A&R REGISTRATION RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS A&R REGISTRATION RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS A&R REGISTRATION RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the federal and state courts sitting in the Borough of Manhattan in the City of New York within the State of New York in any Action arising out of or relating to this A&R Registration Rights Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this A&R Registration Rights Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 4.6 of this A&R Registration Rights Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 4.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided, that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this A&R Registration Rights Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this in any of the courts referred to in this Section 4.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 4.8             Specific Performance. Each Party hereby agrees and acknowledges that it may be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this A&R Registration Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party may, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond.

Section 4.9            Consents, Approvals and Actions. If any consent, approval or action of the Company Shareholders is required at any time pursuant to this A&R Registration Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Company Shareholders at such time provide such consent, approval or action in writing at such time.

Section 4.10           Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this A&R Registration Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this A&R Registration Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this A&R Registration Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this A&R Registration Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this A&R Registration Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this A&R Registration Rights Agreement. The decision of each Holder to enter into this A&R Registration Rights Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this A&R Registration Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this A&R Registration Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this A&R Registration Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

Section 4.11           Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a)            Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b)            Such Party has the full power, authority and legal right to execute, deliver and perform this A&R Registration Rights Agreement. The execution, delivery and performance of this A&R Registration Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This A&R Registration Rights Agreement has been duly executed and delivered by such Party and constitutes their legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c)            The execution and delivery by such Party of this A&R Registration Rights Agreement, the performance by such Party of their obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d)            Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this A&R Registration Rights Agreement or to perform their obligations hereunder.

(e)            There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this A&R Registration Rights Agreement or to perform their obligations hereunder.

Section 4.12           No Third Party Liabilities. This A&R Registration Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this A&R Registration Rights Agreement, or the negotiation, execution or performance of this A&R Registration Rights Agreement (including any representation or warranty made in or in connection with this A&R Registration Rights Agreement or as an inducement to enter into this A&R Registration Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or Representative of any Party hereto (including any Person negotiating or executing this A&R Registration Rights Agreement on behalf of a Party hereto), unless a Party to this A&R Registration Rights Agreement, shall have any liability or obligation with respect to this A&R Registration Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this A&R Registration Rights Agreement, or the negotiation, execution or performance of this A&R Registration Rights Agreement (including a representation or warranty made in or in connection with this A&R Registration Rights Agreement or as an inducement to enter into this A&R Registration Rights Agreement).

Section 4.13           Legends. Without limiting the obligations of PubCo set forth in Section 2.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this A&R Registration Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 4.14           Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this A&R Registration Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this A&R Registration Rights Agreement shall continue with respect to the Common Stock as so changed.

(Signature Pages Follow)

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

PUBCO:

PLUSAI HOLDINGS, INC.

By:
Name: Troy Rillo
Title: Chief Executive Officer

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

SPONSOR:

YORKVILLE ACQUISITION SPONSOR II, LLC

By: Yorkville Advisors, Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By:
Name: Troy Rillo
Title: Partner

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

SPONSOR AFFILIATE:

YA II PN, LTD.

By: Yorkville Advisors, Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By:
Name: Troy Rillo
Title: Partner

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

REPRESENTATIVE:

COHEN & COMPANY CAPITAL MARKETS, A DIVISION OF COHEN & COMPANY SECURITIES, LLC

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

REPRESENTATIVE:

CLEAR STREET LLC

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

COMPANY SHAREHOLDERS:

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

INSIDERS:

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Amended and Restated Registration Rights Agreement, made as of ___________, is executed by ___________ (“Joining Company Shareholder”).

WHEREAS, pursuant to the Merger Agreement, Joining Company Shareholder will receive shares of Common Stock; and

WHEREAS, Joining Company Shareholder is required to become a party to that certain Amended and Restated Registration Rights Agreement, dated as of [__], 2026, among PlusAI Holdings, Inc. (f/k/a Texas Ventures Acquisition III Corp), a Delaware corporation (“PubCo”) and the other persons party thereto (the “A&R Registration Rights Agreement”) by executing and delivering this Joinder, whereupon such Joining Company Shareholder will be treated as a Party (with the same rights and obligations as other Insiders party thereto) for all purposes of the A&R Registration Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.         Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the A&R Registration Rights Agreement.

 Section 2.         Joinder. Joining Company Shareholder hereby acknowledges and agrees that (a) such Joining Company Shareholder has received and read the A&R Registration Rights Agreement, and (b) such Joining Company Shareholder will be treated as a Party (with the same rights and obligations as other Company Shareholders party thereto and, if applicable, the other Insiders party thereto) for all purposes of the Amended and Restated Registration Rights Agreement.

Section 3.         Notice. Any notice, demand or other communication under the Amended and Restated Registration Rights Agreement to Joining Company Shareholder shall be given to Joining Company Shareholder at the address set forth on the signature page hereto in accordance with Section 4.6 of the A&R Registration Rights Agreement.

Section 4.          Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

Section 5.         Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(signature page follows)

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

JOINING COMPANY STOCKHOLDER:

[____]

By:
Name: [____]
Title: [____]

Email:
Mailing Address:

Signature Page to Joinder to Amended and Restated Registration Rights Agreement

Exhibit B

Form of Joinder

This Joinder (this “Joinder”) to the A&R Registration Rights Agreement, made as of ___________, is between ___________ (“Transferor”) and ___________ (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain A&R Registration Rights Agreement, dated as of [__], 2026, among PlusAI Holdings, Inc. (f/k/a Texas Ventures Acquisition III Corp), a Delaware corporation (“PubCo”) and the other persons party thereto (the “A&R Registration Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the A&R Registration Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the A&R Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.         Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the A&R Registration Rights Agreement.

Section 2.         Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 3.         Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the A&R Registration Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the A&R Registration Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the A&R Registration Rights Agreement.

Section 4.         Notice. Any notice, demand or other communication under the A&R Registration Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.6 of the A&R Registration Rights Agreement.

Section 5.         Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

Section 6.         Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

[____]

By:
Name: [____]
Title: [____]

Email:
Mailing Address:

TRANSFEREE:

[____]

By:
Name: [____]
Title: [____]

Email:
Mailing Address:

Signature Page to Joinder to Amended and Restated Registration Rights Agreement

EXHIBIT F

CERTIFICATE OF MERGER

of

TVAC Merger Sub I, Inc.

(a Delaware corporation)

with and into

PLUS AUTOMATION, INC.

(a Delaware corporation)

UNDER TITLE 8, SECTION 251 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Pursuant to Section 251(c) of the Delaware General Corporation Law (the “DGCL”), Plus Automation, Inc., a Delaware corporation (the “Company”), hereby certifies to the following information relating to the merger of TVAC Merger Sub I, Inc., a Delaware corporation (“Merging Entity”), with and into the Company (the “Merger”):

FIRST: That the names and states of incorporation of the Company and Merging Entity, which are the constituent corporations in the Merger (together, the “Constituent Corporations”), are as follows:

Name	State of Incorporation
Plus Automation, Inc.	Delaware
TVAC Merger Sub I, Inc.	Delaware

SECOND: That the Agreement and Plan of Merger and Reorganization, dated as of [__], 2026 (the “Merger Agreement”), by and among Texas Ventures Acquisition III Corp, a Cayman Islands exempted company, the Merging Entity, TVAC Merger Sub II, LLC, a Delaware limited liability company, and the Company, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251(c) of the DGCL.

THIRD: That the name of the corporation surviving the Merger (the “Surviving Corporation”) is “Plus Automation, Inc.”

FOURTH: That, upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth in Annex A attached hereto and, as so amended, shall constitute the Second Amended and Restated Certificate of Incorporation of the Surviving Corporation.

FIFTH: That a copy of the executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is: 3315 Scott Boulevard, Suite 300, Santa Clara, CA 95054.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH: That the Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be signed by the undersigned this [__] day of [__], 2026.

PLUS AUTOMATION, INC.

By:
Name: [__]
Title: [__]

[Signature Page to Certificate of Merger – First Merger]

Annex A

Second Amended and Restated Certificate of Incorporation

[intentionally omitted]

EXHIBIT G

CERTIFICATE OF MERGER

of

PLUS AUTOMATION, INC.

(a Delaware corporation)

with and into

TVAC MERGER SUB II, LLC

(a Delaware limited liability company)

UNDER SECTION 264 OF THE DELAWARE GENERAL CORPORATION LAW AND SECTION 18-209 OF THE DELAWARE LIMITED LIABILITY COMPANY ACT

Pursuant to Title 8, Section 264 of the Delaware General Corporation Law (the “DGCL”) and Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), TVAC Merger Sub II, LLC, a Delaware limited liability company (the “Company”), hereby certifies to the following information relating to the merger of Plus Automation, Inc., a Delaware corporation (“Merging Entity”), with and into the Company (the “Merger”):

FIRST: That the names and states of formation of the Company and Merging Entity, which are the constituent companies in the Merger, are as follows:

Name	State of Formation
Plus Automation, Inc.	Delaware
TVAC Merger Sub II, LLC	Delaware

SECOND: That the Agreement and Plan of Merger and Reorganization, dated as of [__], 2026, by and among Texas Ventures Acquisition III Corp, a Cayman Islands exempted company, the Merging Entity, TVAC Merger Sub I, Inc., a Delaware corporation, and the Company (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by the Company in accordance with the provisions of Section 18-209 of the DLLCA and by the Merging Entity in accordance with the provisions of Section 264 of the DGCL.

THIRD: That the name of the company surviving the Merger (the “Surviving Company”) is PlusAI Automation, LLC.

FOURTH: At the effective time of the Merger, the Certificate of Formation of the Company, as in effect immediately prior to the Merger, shall be amended and restated in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the certificate of formation of the Company and shall continue in full force and effect until it is further amended in accordance with the Act.

FIFTH: That a copy of the executed Merger Agreement is on file at the principal place of business of the Surviving Company. The address of the principal place of business of the Surviving Company is: 3315 Scott Boulevard, Suite 300, Santa Clara, CA 95054.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any unit holder of either of the Company or stockholder of the Merging Entity.

SEVENTH: That the Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be signed by the undersigned this [__] day of [__], 2026.

TVAC MERGER SUB II, LLC

By:
Name: [__]
Title: [__]

[Signature Page to Certificate of Merger – Second Merger]

Exhibit A

Amended and Restated Certificate of Formation of the Company

[intentionally omitted]

EXHIBIT H

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PLUS AUTOMATION, INC.

* * * * * * * *

Plus Automation, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

1.            The present name of the Corporation is Plus Automation, Inc. The Corporation was originally incorporated under the name Plus Automation, Inc. by the filing of its original Certificate of Incorporation with the Delaware Secretary of State on March 2, 2023.

2.            The Corporation filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on August 4, 2023 (the “Amended and Restated Certificate”).

3.            The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Second Amended and Restated Certificate”), which amends, restates and integrates the provisions of the Amended and Restated Certificate, was duly adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL and by the Corporation’s sole stockholder in accordance with Sections 228 and 242 of the DGCL.

4.            The Second Amended and Restated Certificate is to be read in its entirety as set forth in Exhibit A annexed hereto and is hereby incorporated herein by this reference.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer of the Corporation this [__] day of [__], 2026.

PLUS AUTOMATION, INC.

By:
Name: [__]
Title: [__]

EXHIBIT A

Second Amended and Restated Certificate of Incorporation

of

Plus Automation, Inc.

ARTICLE I.

The name of the corporation is: “Plus Automation, Inc.” (the “Corporation”).

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as now in effect or hereafter amended.

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, each of which shall have a par value of one cent ($.01) per share.

ARTICLE V.

The name and mailing address of the Sole Stockholder is as follows:

Texas Ventures Acquisition III Corp

1012 Springfield Avenue

Mountainside, NJ 07082

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire board of directors of the Corporation (the “Board”).

ARTICLE VII.

Elections of directors need not be by written ballot.

ARTICLE VIII.

(a)  The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

(c)  Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

(d)  The indemnification and other rights set forth in this Article VIII shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(e)  Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VIII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(f)  No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(i)  for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(ii)  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)  under Section 174 of the General Corporation Law of the State of Delaware; or

(iv)  for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

[Remainder of Page Intentionally Left Blank]

THE UNDERSIGNED, being the Sole Stockholder hereinbefore named, hereby declares and certifies that this act and deed and the facts herein stated are true and has caused this Second Amended and Restated Certificate of Incorporation to be signed by the undersigned this [__] day of [__], 2026.

Texas Ventures Acquisition III Corp

By:
Name: Troy Rillo
Title: Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation – Plus Automation, Inc.]

EXHIBIT I

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PLUSAI AUTOMATION, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of PlusAI Automation, LLC, a Delaware limited liability company (the “Company”), is dated and effective as of [__], 2026, and is adopted and entered into by PlusAI Holdings, Inc. (f/k/a Texas Ventures Acquisition III Corp) as the sole member of the Company (the “Managing Member”). The Managing Member, and any other Persons (defined below) admitted from time to time in accordance with the terms hereof are individually referred to herein as a “Member” and collectively referred to herein as the “Members”.

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”) on June 26, 2026 (the “Formation Date”) under the name TVAC Merger Sub II, LLC;

WHEREAS, on the Formation Date, Managing Member, as the initial sole member of the Company, entered into that certain Limited Liability Company Agreement of the Company, dated effective as of the Formation Date (the “Initial Agreement”);

WHEREAS, the Managing Member wishes to amend and restate the Initial Agreement; and

WHEREAS, the Managing Member desires, in accordance with Section 18-201(d) of the Act, that this Agreement be effective as of the date hereof.

NOW, THEREFORE, the undersigned hereby agrees as follows:

Section 1. Name. The name of the limited liability company is PlusAI Automation, LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Managing Member in order to comply with local law. The undersigned provides for ratification of the Certification of Formation of the Company and all actions of the authorized person who formed and organized the Company. The undersigned resolves to form and continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolves that its rights and liabilities shall be as provided in the Act for members except as provided herein.

Section 2. Purpose. The Company is formed for the object and purpose of, and the Company’s business is, to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

Section 3. Principal Place of Business. The principal office of the Company shall be located at such place as the Managing Member may designate from time to time.

Section 4. Registration Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 North Orange Street, Wilmington, DE 19801, in the county of New Castle.

Section 5. Duration. The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement. The Managing Member may terminate this Agreement and dissolve the Company at any time.

Section 6. Members. Unless other Members are admitted pursuant to the terms hereof, Texas Ventures Acquisition III Corp shall be the only Member of the Company. The name of each Member and the percentage interest of such Member in the Company shall be listed on Schedule I hereto. Any amendment or revision to Schedule I made as contemplated by this Agreement shall not be considered an amendment to this Agreement. Any reference in this Agreement to Schedule I shall be deemed to be a reference to Schedule I, as amended or revised and in effect from time to time.

Section 7. Management.

The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member and the Managing Member may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Company and its Members, including the power to appoint and elect (as well as remove or replace with or without cause), as it deems necessary, officers of the Company, including without limitation, a President or Chief Executive Officer, Vice Presidents, a Treasurer or Chief Financial Officer, and a Secretary or General Counsel of the Company (each, an “Officer” and collectively, the “Officers”). Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Officers shall have the general powers and duties of management usually vested in the officers of a Delaware corporation and shall have general and active management of all aspects of the business of the Company and shall see that all actions taken by the Managing Member are carried into effect. Without limiting the generality of the foregoing, the Officers shall be authorized and empowered, for and on behalf of the Company, to take or cause to be taken any and all such actions and to enter into, execute and deliver any and all such acknowledgments, agreements, certificates, contracts, instruments, notices, statements and other documents, including the initial limited liability agreement of the Company, or to effect any necessary filings with any and all appropriate regulatory authorities, state, federal or foreign, as may be required or as any such Officer may deem necessary, advisable or appropriate to effectuate and carry out the transactions contemplated by, and the purposes and intent of, this Agreement. All such actions shall be performed in such manner and all such acknowledgments, agreements, certificates, contracts, instruments, notices, statements and documents shall be executed and delivered in such form as the Officer performing or executing the same shall approve. Such Officer’s performance or execution and delivery thereof shall be conclusive evidence of such approval and the approval of the Managing Member.

The Managing Member hereby appoints the following individuals to serve as the Officers of the Company until his or her successor is chosen and qualified, or until his or her death, resignation or removal:

David Liu	President, Secretary and Treasurer

Section 8. Capital Contributions. Capital contributions shall be made in cash or, to the extent permissible by law, in other assets as may be agreed by the Managing Member. The Managing Member is not required to make any capital contributions to the Company. However, the Managing Member may at any time make capital contributions to the Company in such amounts and percentages as determined in its sole discretion.

Section 9. Allocations of Profits and Losses/Distributions. All profits and losses of the Company shall be allocated to the Members pro rata. All distributions by the Company shall be allocated in the same proportion as profits and losses.

Section 10. Tax Status. It is intended that the Company shall be treated as a disregarded entity for federal, state, and local income tax purposes, and the Managing Member shall take all action necessary to qualify for and receive such tax treatment.

Section 11. New Members/Transfers. New members of the Company may be admitted only with the written consent of the Managing Member. In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Managing Member, in its sole discretion.

Section 12. Limited Liability. The Members, including the Managing Member, shall not be liable for any debts, obligations or liabilities of the Company.

Section 13. Liquidation and Dissolution. Except as otherwise provided in this Section 13, the Company shall continue in perpetuity. The Company shall be dissolved and its affairs wound up upon the first to occur of (a) the written consent of the Managing Member; or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 14. Winding up Affairs and Distribution of Assets.

Upon a winding up of the Company, the Managing Member shall be the liquidating manager (the “Liquidating Manager”) and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company. The Liquidating Manager shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (a) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to the Members in accordance with Section 9 hereof; or (b) distributing the Company assets to the Members in kind in accordance with Section 9 hereof (after adequate provision for all liabilities and expenses shall have been made).

If the Company shall employ method (a) as set forth in this section above in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority: (i) first, to the expenses of such liquidation; (ii) second, to the debts and liabilities of the Company to third parties, if any, in the order of priority provided by law; (iii) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidating Manager, by an escrow agent selected by the Liquidating Manager) and at the expiration of such period as the Liquidating Manager may deem advisable, the balance remaining in such reserve shall be distributed as provided in Section 9; (iv) fourth, to debts of the Company to the Members; and (v) fifth, to the Members in accordance with Section 9.

Section 15. Exculpation.

(a)            Generally. To the fullest extent permitted by applicable law, none of the Managing Member, the Officers, any of their respective shareholders, controlling individuals, partnerships, corporations, limited liability companies, unincorporated organizations or associations, trusts (including the trustees thereof in their capacity as such) or other entities (foreign or domestic) (“Persons”), officers, directors, partners, managers, members, employees or agents, employees, agents or principals, or any employees or agents of the Company, or any Person who was, at the time of the act or omission in question, such a Person, in each case, solely in their capacities as such (collectively, “Covered Persons”) shall be liable to the Company or any Member for any act or omission taken or suffered by such Covered Person relating to or arising out of the activities of the Company, or otherwise relating to or arising out of this Agreement, provided that such act or omission does not constitute actual fraud, willful misfeasance, gross negligence or reckless disregard of duties in the conduct of such Covered Person’s office (“Disabling Conduct”) by the Covered Person and such act was taken or suffered by such Covered Person in good faith and in the good faith belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement. No Member shall be liable to the Company or any Member for any action taken by any other Member. No Member, in its capacity as such, shall have any fiduciary or any other duty to the Company or any other Member other than as required by applicable law or as expressly provided by this Agreement.

(b)            Reliance Generally. A Covered Person shall incur no liability in acting upon any signature or writing believed by it in good faith to be genuine, and may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge and may rely on an opinion of counsel selected in good faith by such Covered Person with respect to legal matters. Each Covered Person may act directly or through its agents or attorneys. Each Covered Person may consult with counsel, appraisers, engineers, accountants and other Persons of its choosing, and shall not be liable for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons. No Covered Person shall be liable to the Company or any Member for any error of judgment made in good faith by a responsible officer(s), employee(s) or agent(s) of the Covered Person, except to the extent that such Covered Person engaged in Disabling Conduct. No Covered Person shall be liable to the Company or any Member for any mistake of fact or judgment by the Covered Person in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement, except to the extent that such Covered Person engaged in Disabling Conduct. No Covered Person shall be liable for the return to any Member of all or any portion of any Member’s capital contributions.

(c)            Reliance on this Agreement. To the fullest extent permitted by applicable law, notwithstanding any provision of this Agreement to the contrary, to the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Members or any other Person, such Covered Person acting under this Agreement or otherwise shall not be liable to the Company, any Member or any other Person for its good faith reliance on the provisions of this Agreement and, the provisions of this Agreement, to the extent that they expand or restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members and the Company to replace such other duties and liabilities of such Covered Person.

Section 16. Indemnification.

(a)            The Company shall and hereby does, to the fullest extent permitted by applicable law, indemnify, hold harmless and release each Covered Person from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (a “Claim”), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the business and affairs of, or activities undertaken in connection with, the Company, or otherwise relating to or arising out of this Agreement, including, but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and counsel and other fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding or Claim (a “Proceeding”), whether civil or criminal (all of such Claims and amounts covered by this Section 16, and all expenses referred to in Section 16(c), are referred to as “Damages”), except to the extent that it shall have been determined ultimately that such Damages arose from Disabling Conduct of such Covered Person or such Covered Person failed to act in good faith and in the good faith belief that its actions or omissions were in or were not contrary to the best interests of the Company and were within the scope of authority granted to such Covered Person by this Agreement. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement arose from Disabling Conduct of any Covered Person. Notwithstanding the foregoing, unless the Managing Member shall determine otherwise, the Company shall not indemnify any Covered Person for Claims to the extent arising out of an internal dispute between or among the Covered Persons or for any Claims brought by any Covered Person against the Company (except to enforce any right to indemnification under this Agreement).

(b)            No Direct Member Indemnity. Members shall not be required directly to indemnify any Covered Person under this Section 16.

(c)            Expenses, Etc. Expenses incurred by a Covered Person in defense or settlement of any Claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined ultimately that the Covered Person is not entitled to be indemnified hereunder.

(d)            Notices of Claims, Etc. Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such Proceeding, provided that the failure of any Covered Person to give notice as provided herein shall not relieve the Company of its obligations under this Section 16, except to the extent that the Company is actually prejudiced by such failure to give notice. In case any such Proceeding is brought against a Covered Person (other than a derivative suit in right of the Company), the Company will be entitled to participate in and to assume the defense thereof to the extent that the Company may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Company to such Covered Person of the Company’s election to assume the defense of such Proceeding, the Company will not be liable for fees and expenses of counsel subsequently incurred by such Covered Person in connection with the defense thereof. The Company will not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability in respect of such Claim.

(e)            Survival of Protection. The provisions of this Section 16 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 16 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions prior to the date of such amendment.

(f)            Reserves. If the Managing Member determines that it is appropriate or necessary to do so, the Managing Member may cause the Company to establish reasonable reserves, escrow accounts or similar accounts to fund its obligations under this Section 16.

(g)            Rights Cumulative. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns, heirs and legal representatives.

(h)            Further Documentation. The Managing Member is specifically authorized and empowered for and on behalf of the Company to enter into any document with or for the benefit of any Covered Person in order to give effect to the provisions of this Agreement.

Section 17. Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on any member of the Company, the Managing Member or manager of the Company for liabilities of the limited liability company.

Section 18. Amendments. The Members may amend this Agreement at any time by written instrument signed by each Member and filed with the books and records of the Company. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.

Section 19. Miscellaneous.

(a)            Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b)            Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

(c)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

(d)            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Managing Member and the Members and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MANAGING MEMBER

PLUSAI HOLDINGS, Inc.

By:
Name:	[__]
Title:	[__]

[Signature Page to the Amended and Restated Limited Liability Company Agreement of PlusAI Automation, LLC]

SCHEDULE I

MEMBER	PERCENTAGE OWNERSHIP
PlusAI Holdings, Inc.	100%

EXHIBIT J

PLUS AUTOMATION, INC.

2026 EQUITY INCENTIVE PLAN

1.            Purposes of this Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2.            Definitions. As used herein, the following definitions will apply:

2.1            “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4.

2.2            “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3            “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4            “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of this Plan.

2.5            “Board” means the Board of Directors of the Company.

2.6            “Change in Control” means the occurrence of any of the following events:

(a)            Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such additional acquisition, will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)            Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)            Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further, and notwithstanding the foregoing, none of the consummations of the Domestication, the First Merger, or the Second Merger (as such terms are defined in the Merger Agreement), whether alone or in any combination thereof, will constitute a Change in Control for purposes of the Plan.

Further and for purposes of clarity, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7            “Closing” has the meaning ascribed thereto in the Merger Agreement.

2.8            “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9            “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4.

2.10            “Common Stock” means the Class A Common Stock of the Company.

2.11            “Company” means Texas Ventures Acquisition III Corp, a Cayman Islands exempted company, or any successor thereto (which, in connection with the Domestication and in all cases prior to the Effective Time, will transfer by way of continuation to and domesticate as a Delaware corporation)1.

2.12            “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parents or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.13            “Director” means a member of the Board.

2.14            “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

1 NTD: To specify name change, if any, that will occur in connection with the Domestication and/or Closing.

2.15            “Domestication” has the meaning ascribed thereto in the Merger Agreement.

2.16            “Effective Time” means the First Effective Time (as defined in the Merger Agreement).

2.17            “Employee” means any person, including Officers and Inside Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.18            “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.19            “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.20            “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of a Share determined as follows:

(a)            If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)            If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)            In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, for purposes of determining the fair market value of any Shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.21            “Fiscal Year” means the fiscal year of the Company.

2.22            “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.23            “Inside Director” means a Director who is an Employee.

2.24            “Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated  [__], 2026, by and among the Company, Plus Automation, Inc., and certain other parties thereto, as may be amended from time to time.

2.25            “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.26            “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.27            “Option” means a stock option granted pursuant to the Plan.

2.28            “Outside Director” means a Director who is not an Employee.

2.29            “Parent” means a Section 424 Parent or any “parent,” whether now or hereafter existing, as defined in Rule 405 of Regulation C of the Securities Act.

2.30            “Participant” means the holder of an outstanding Award.

2.31            “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

2.32            “Performance Period” means Performance Period as defined in Section 10.1.

2.33            “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.34            “Plan” means this Plus Automation, Inc. 2026 Equity Incentive Plan, as may be amended from time to time.

2.35            “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 or issued pursuant to the early exercise of an Option.

2.36            “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the fair market value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.37            “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.38            “Section 16b” means Section 16(b) of the Exchange Act.

2.39            “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.40            “Section 424 Employee” means any person, including Officers and Insider Directors, employed by the Company or any Section 424 Parent or Section 424 Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.41            “Section 424 Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.42            “Section 424 Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.43            “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.44            “Service Provider” means an Employee, Director or Consultant.

2.45            “Share” means a share of the Common Stock, as adjusted in accordance with Section 15.

2.46            “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

2.47            “Subsidiary” means a Section 424 Subsidiary or any “subsidiary,” whether now or hereafter existing, as defined in Rule 405 of Regulation C of the Securities Act.

2.48            “Trading Day” means a day that the primary stock exchange, national market system or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.49            “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.            Stock Subject to the Plan.

3.1            Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 and the automatic increase set forth in Section 3.2, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to (a) [_______2] Shares, plus (b) any Shares subject to Exchanged Options and Exchanged RSUs (as such terms are defined in the Merger Agreement) and that, on or after the Effective Time, are cancelled or forfeited, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (b) equal to [_______] Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3. The Shares may be authorized but unissued Common Stock or reacquired Common Stock.

2 NTD: To include a fixed number of shares equal to 10% of the expected number of total shares outstanding as of immediately following Closing plus the number of shares issuable in accordance with Section 9.08 of the Merger Agreement.

3.2            Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under the Plan will be increased annually on the first day of each Fiscal Year beginning with the 2027 Fiscal Year, in an amount equal to the least of (a) [_______3] Shares, (b) a number of Shares equal to five percent (5%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

3.3            Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program or, with respect to Restricted Stock, Restricted Stock Units or Performance Awards, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares otherwise issuable under an Award that are used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

3 NTD: To include a fixed number of shares equal to 17.5% (which is 3.5x the 5% evergreen) of the expected number of total shares outstanding as of immediately following Closing.

3.4            Incentive Stock Options. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1 plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3.2 and 3.3.

3.5            Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.

4.            Administration of this Plan.

4.1            Procedure.

4.1.1            Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.

4.1.2            Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3            Other Administration. Other than as provided above, the Plan will be administered by (a) the Board or (b) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.1.4            Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more individuals the day-to-day administration of this Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

4.2            Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a)            to determine the Fair Market Value;

(b)            to determine the Awards to be granted and select the Service Providers to whom Awards may be granted hereunder;

(c)            to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(d)            to approve forms of Award Agreements for use under this Plan;

(e)            to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to temporarily suspending the exercisability of an Award if the Administrator deems such suspension necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that, except where the exercise of the Award would result in noncompliance with Applicable Laws, such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator may determine;

(f)            to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program without the consent of the applicable Award holder;

(g)            to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;

(h)            to prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of this Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(i)             to modify or amend each Award (subject to Section 20.3), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);

(j)             to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;

(k)            to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(l)             to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award;

(m)            to determine whether Awards will be settled in Shares, cash or in any combination thereof; and

(n)            to make all other determinations deemed necessary or advisable for administering the Plan.

For the avoidance of doubt, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly including but not limited to with respect to the number of Shares covered by such Award, the price applicable to such Award, or the vesting, forfeiture or other terms and conditions applicable to such award.

4.3            Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5.            Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Section 424 Employees.

6.            Stock Options.

6.1            Grant of Options. Subject to the terms and conditions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2            Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option and such other terms and conditions as the Administrator, in its sole discretion, may determine.

6.3            Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Section 424 Parent or Section 424 Subsidiary of the Company) exceeds one hundred thousand dollars ($100,000), such options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the Shares will be determined as of the time the option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4            Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Section 424 Parent or Section 424 Subsidiary of the Company, the maximum term of the Incentive Stock Option will be five (5) years from the date of grant.

6.5            Option Exercise Price and Consideration.

6.5.1            Exercise Price. The per-Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to a Section 424 Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Section 424 Parent or Section 424 Subsidiary of the Company, the per-Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Options may be granted with a per-Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2            Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3            Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist of any one of or a combination of the following: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws; (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) any other consideration and method of payment for the issuance of Shares so long as permitted by Applicable Laws.

6.6            Exercise of Option.

6.6.1            Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form and in accordance with such procedures as the Administrator may specify from time to time) from the person entitled to exercise the Option; and (b) full payment of the exercise price for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan (except as provided otherwise under Section 3.3) and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2            Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within three (3) months of such cessation, or such shorter or longer period of time as may be specified in the Award Agreement, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her vested Options within the time specified by the Administrator, such Option will terminate, and the Shares covered by such Award will revert to the Plan.

6.6.3            Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of cessation, or such longer or shorter period of time as may be specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable). However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her vested Options within the time specified herein, such Options will terminate, and the Shares covered by such Award will revert to the Plan.

6.6.4            Death of Participant. If a Participant dies while a Service Provider, his or her Option may be exercised within six (6) months following the Participant’s death, or within such longer or shorter period of time as may be specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death a Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award will revert to the Plan immediately. If vested Options are not so exercised within the time specified herein, such Options will terminate, and the Shares covered by such Award will revert to the Plan.

6.6.5         Tolling Expiration. A Participant’s Award Agreement may also provide that:

(a)            if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or

(b)            if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7.            Stock Appreciation Rights.

7.1            Grant of Stock Appreciation Rights. Subject to the terms and conditions of this Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as may be determined by the Administrator, in its sole discretion.

7.2            Number of Shares. Subject to the terms and conditions of this Plan, the Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3            Exercise Price and Other Terms. The per-Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per Share of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).  Otherwise, the Administrator, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

7.4            Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise and such other terms and conditions as the Administrator, in its sole discretion, may determine.

7.5            Term and Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.

7.6            Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)            The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)            The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, such payment may be in cash, in Shares of equivalent value or in some combination thereof.

8.            Restricted Stock.

8.1            Grant of Restricted Stock. Subject to the terms and conditions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, may determine.

8.2            Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted and such other terms and conditions as the Administrator, in its sole discretion, may determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. For purposes of clarity, the Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3            Transferability. Except as provided in this Section 8 or as the Administrator may determine, Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction, subject to the terms of Section 14.

8.4            Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5            Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6            Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7            Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8            Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under this Plan.

9.            Restricted Stock Units.

9.1            Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions and restrictions related to the grant, including the number of Restricted Stock Units.

9.2            Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. For purposes of clarity, the Administrator, in its sole discretion, may determine that an Award of Restricted Stock Units will not be subject to any vesting criteria and consideration for such Award is paid for by past services rendered as a Service Provider.

9.3            Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as set forth in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4            Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares or a combination of both.

9.5            Cancellation. On the date set forth in the Award Agreement, all unearned or unvested Restricted Stock Units will be forfeited to the Company.

10.            Performance Awards.

10.1            Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator may determine. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2            Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3            Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4            Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares or a combination of both.

10.5            Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.

11.            Outside Director Award Limitations. In any Fiscal Year, no Outside Director may be granted equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any cash retainers or fees in amounts that, in the aggregate, exceed $[______]; provided that such amount is increased to $[_______] in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Closing, will be excluded for purposes of this Section 11. For purposes of determining when cash retainers or fees are provided, any deferral elections to delay payout timing will be disregarded.

12.            Compliance With Section 409A. This Plan and Awards issued hereunder are intended to be designed and operated in such a manner that is exempt from the application of, or complies with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Except as expressly determined otherwise by the Administrator, each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except to the extent the Administrator, in its sole discretion, expressly determines otherwise. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding the foregoing, in no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability or obligation to reimburse, indemnify or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, a Participant (or any other person) as a result of or in connection with Section 409A.

13.            Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parents or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave from the Company or Section 424 Parent or Section 424 Subsidiary of the Company may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.            Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.            Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1            Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, as well as numerical Share limits in Section 3. Notwithstanding the foregoing, the Company will have no obligation to effect any adjustment in a manner that may require the issuance of fractional Shares, and any fractional Shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Administrator, in its sole discretion, subject to any Applicable Laws.

15.2            Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. Unless provided otherwise by the Administrator, to the extent it has not been previously exercised (with respect to an Option or Stock Appreciation Right), vested (with respect to Restricted Stock) or settled (with respect to any other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

15.3            Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, which may include, without limitation, that the outstanding Award will be: (a) assumed, or a substantially equivalent award(s) will be substituted, by the acquiring or succeeding entity (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) continued by the Company, subject to any adjustment pursuant to Section 15.1; (c) upon written notice to the Participant, terminate upon or immediately prior to the consummation of such merger or Change in Control; (d) vest and become exercisable, realizable or payable, or restrictions applicable to the Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (e) (i) terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for purposes of clarity, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award will be terminated by the Company without payment), or (ii) replaced with other rights or property selected by the Administrator in its sole discretion; or (f) treated in any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

Unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, to the extent an Option or Stock Appreciation Right (or portion thereof) is not assumed pursuant to the preceding clause (a) and as described below, substituted for pursuant to the preceding clause (a), and not continued as described above in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3 and Section 15.4 below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor or its Parent, the Administrator may, with the consent of the successor, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided under an Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, that a modification to such performance goals only to reflect the successor’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise would be accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties thereunder.

15.4            Outside Director Awards. With respect to Awards granted to an Outside Director while such individual was an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Awards will lapse, and provided that with respect to any such Awards subject to performance-based vesting, all such performance-based goals or vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

16.            Tax Withholding.

16.1            Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parents, Subsidiaries or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parents, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S. and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2            Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part, by such methods as the Administrator shall determine, including, without limitation: (a) paying cash, check or other cash equivalents; (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion; (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine; provided, in each case, that the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Administrator may determine; provided, in each case, that the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws; or (f) any combination of the foregoing. The amount of the withholding obligation will be deemed to include any amount that the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.            No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time with or without cause, free from any liability or claim under the Plan, to the extent permitted by Applicable Laws.

18.            Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination to grant such Award, or such other later date as may be determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.            Term of Plan. Subject to Section 23, this Plan will become effective upon the latest to occur of (a) the date of its initial adoption by the Board, (b) the date of its initial approval by the Company’s stockholders, or (c) the Effective Time. The Plan will continue in effect for a term of ten (10) years from its effectiveness, unless terminated earlier under Section 20. Notwithstanding the foregoing, no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after ten (10) years from the earlier of the Board or stockholder approval of this Plan (or if earlier, upon termination of this Plan pursuant to Section 20). For the avoidance of doubt, Section 3.2 will operate only until the tenth (10th)anniversary of the date of effectiveness of the Plan.

20.            Amendment and Termination of this Plan.

20.1            Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.

20.2            Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3            Effect of Amendment or Termination. No amendment, alteration, suspension or termination of this Plan will materially impair the rights of any Participant under an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company; provided that the conversion of the Participant’s Incentive Stock Options into Nonstatutory Stock Options as a result of any actions taken by the Administrator will neither constitute nor contribute toward constituting an impairment of the Participant’s rights under an outstanding Award for purposes of this Section 20.3. Termination of this Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.            Conditions Upon Issuance of Shares.

21.1            Legal Compliance. Shares will not be issued pursuant to an Award, including without limitation upon exercise or vesting thereof, as applicable, unless the issuance and delivery of such Shares and unless the exercise or vesting of the Award, if and as applicable, and the issuance and delivery of such Shares will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance.

21.2            Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.            Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23.            Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24.            Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment or other service, that would constitute cause for termination of such Participant’s status as an employee or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition under any Company clawback policy that may be in effect at grant and any other clawback policy that the Company is required to adopt to comply with Applicable Laws, including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (collectively, the “Clawback Policy”). The Administrator may require a Participant to forfeit or return to, or reimburse, the Company for all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

*          *          *

EXHIBIT K

PLUS AUTOMATION, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

1.            Purpose. The purpose of this Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for this Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component option may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.            Definitions.

2.1            “Administrator” means the Board or any Committee designated by the Board to administer this Plan pursuant to Section 4.

2.2            “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under this Plan.

2.3            “Board” means the Board of Directors of the Company.

2.4            “Change in Control” means the occurrence of any of the following events:

(a)            Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)            Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)            Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further, and notwithstanding the foregoing, none of the consummations of the Domestication, the First Merger, or the Second Merger (as such terms are defined in the Merger Agreement), whether alone or in any combination thereof, will constitute a Change in Control for purposes of the Plan.

Further and for purposes of clarity, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5            “Closing” has the meaning ascribed thereto in the Merger Agreement.

2.6            “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7            “Committee” means a committee of the Board appointed in accordance with Section 4.

2.8            “Common Stock” means the Class A Common Stock of the Company.

2.9            “Company” means Texas Ventures Acquisition III Corp, a Cayman Islands exempted company, or any successor thereto (which, in connection with the Domestication and in all cases prior to the Effective Time, will transfer by way of continuation to and domesticate as a Delaware corporation)1.

2.10          “Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

2.11          “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to this Plan.

2.12          “Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in this Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

2.13          “Director” means a member of the Board.

2.14          “Domestication” has the meaning ascribed thereto in the Merger Agreement.

2.15          “Effective Time” means the First Effective Time (as defined in the Merger Agreement).

1 NTD: To specify name change, if any, that will occur in connection with the Domestication and/or Closing.

2.16          “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of this Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in this Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423-2.

2.17          “Employer” means the employer of the applicable Eligible Employee(s).

2.18          “Enrollment Date” means the first Trading Day of each Offering Period.

2.19          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.20          “Exercise Date” means the last Trading Day of a Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 18, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date(s) that otherwise would have occurred on the last Trading Day of such Purchase Period.

2.21          “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of a share of Common Stock determined as follows:

(a)            If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)            If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)            In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.22          “Fiscal Year” means the fiscal year of the Company.

2.23          “Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated  [•], 2026, by and among the Company, Plus Automation, Inc., and certain other parties thereto, as may be amended from time to time.

2.24          “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

2.25          “Offering” means an offer under this Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of this Plan, the Administrator may designate separate Offerings under this Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of this Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of this Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423-2(a)(2) and (a)(3).

2.26          “Offering Period” means a period beginning on such date as may be determined by the Administrator, in its discretion, and ending on such Exercise Date as may be determined by the Administrator, in its discretion, during which an option granted pursuant to this Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 18.

2.27          “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.28          “Participant” means an Eligible Employee that participates in this Plan.

2.29          “Plan” means this Plus Automation, Inc. 2026 Employee Stock Purchase Plan.

2.30          “Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on behalf of Participants thereunder in accordance with the terms of this Plan. Purchase Periods will have such duration as determined by the Administrator, commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date. Unless the Administrator provides otherwise, a Purchase Period in an Offering Period will have the same duration as, and coincide with the length of, such Offering Period.

2.31          “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Laws, regulation or stock exchange rule) or pursuant to Section 18.

2.32          “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.33          “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.34          “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.35          “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.            Stock.

3.1            Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 and the automatic increase set forth in Section 3.2, the maximum number of shares of Common Stock that will be made available for sale under this Plan will be [_______] shares of Common Stock. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.

3.2            Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17, the number of shares of Common Stock available for issuance under this Plan will be increased annually on the first day of the Fiscal Year beginning with the 2027 Fiscal Year, in an amount equal to the least of (a) [_______] shares of Common Stock, (b) a number of shares of Common Stock equal to [__] percent ([_]%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

4.            Administration. This Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to:

(a)            construe, interpret and apply the terms of this Plan,

(b)            delegate ministerial duties to any of the Company’s employees,

(c)            designate separate Offerings under this Plan,

(d)            designate Subsidiaries as participating in the 423 Component or Non-423 Component,

(e)            determine eligibility,

(f)             adjudicate all disputed claims filed under this Plan, and

(g)            establish such procedures that it deems necessary or advisable for the administration of this Plan (including, without limitation, to adopt such procedures, sub-plans, and appendices to the subscription agreement as are necessary or appropriate to permit the participation in this Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to this Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f), the terms of an option granted under this Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under this Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

5.            Eligibility.

5.1            Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in this Plan, subject to the requirements of Section 7.

5.2            Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in this Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause this Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in this Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

5.3            Limitations. Any provisions of this Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under this Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

6.            Offering Periods. This Plan will be implemented by Offering Periods as established by the Administrator from time to time. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within twenty-seven (27) months of the applicable Enrollment Date on which the option to purchase shares was granted under this Plan, or (b) such shorter period established prior to the Enrollment Date of the Offering Period by the Administrator, from time to time, in its discretion, on a uniform and nondiscriminatory basis, for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

7.            Participation. An Eligible Employee may participate in this Plan pursuant to Section 5.1 (a) by submitting to the Company’s [stock administration office]2 (or its designee), a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit A), or (b) in accordance with an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

8.            Contributions.

8.1            Contribution Amounts. At the time a Participant enrolls in this Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that unless and until determined otherwise by the Administrator, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period (i.e., for which the Exercise Date occurs on such day). The Administrator, in its discretion, may increase or decrease the maximum percentage of Compensation that an Eligible Employee may elect as Contributions during each Offering Period if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

8.2            Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to this Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).

(a)            In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).

(b)            All Contributions made for a Participant will be credited to his or her account under this Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

8.3            Participant Changes to Contributions. A Participant may discontinue his or her participation in this Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions applicable to such Offering Period and may decrease the rate of his or her Contributions applicable to such Offering Period only one (1) time, provided that such decrease is to a Contribution rate of zero percent (0%). In addition, until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may increase or decrease the rate of his or her Contributions (as a whole percent to a rate between zero percent (0%) and the maximum percentage specified in Section 8.1), which Contribution rate adjustment will become effective upon the commencement of the next Offering Period and remain in effect for subsequent Offering Periods and, except as set forth in the immediately preceding sentence, any such adjustment will not affect the Contribution rate for any ongoing Offering Period.

2 NTD: To be confirmed.

(a)            A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 (i) by properly completing and submitting to the Company’s [stock administration office] (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) in accordance with an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).

(b)            The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.

(c)            Except as provided by this Section 8.3, any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).

8.4            Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to zero percent (0%) by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation has terminated as provided in Sections 12 or 13.

8.5            Cash Contributions. Notwithstanding any provisions to the contrary in this Plan, the Administrator may allow Participants to participate in this Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component and/or (c) the Participants are participating in the Non-423 Component.

8.6            Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under this Plan is disposed of (or at any other time that a taxable event related to this Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to this Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f).

8.7            Use of Funds. The Company may use all Contributions received or held by it under this Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to this Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

9.            Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.

9.1            Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Offering Period more than [________] shares of Common Stock (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. The Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.

9.2            Option Receipt. The Eligible Employee may accept the grant of an option under this Plan by electing to participate in this Plan in accordance with the requirements of Section 7.

9.3            Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period.

10.          Exercise of Option.

10.1          Automatic Exercise. Unless a Participant’s participation in this Plan has terminated as provided in Sections 12 and 13, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full (whole) share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier termination of the Participant’s participation in this Plan as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

10.2          Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under this Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Common Stock available for sale under this Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under this Plan by the Company’s stockholders subsequent to such Enrollment Date (and, for purposes of clarity, notwithstanding any automatic increase in shares of Common Stock that become available for issuance pursuant to Section 3.2).

11.          Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under this Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.

12.          Withdrawal.

12.1          Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under this Plan at any time by (a) submitting to the Company’s [stock administration office] (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in this Plan in accordance with the provisions of Section 7.

12.2          No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

13.          Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from this Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under this Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under this Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

14.          Section 409A. This Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in this Plan to the contrary, if the Administrator determines that an option granted under this Plan may be subject to Section 409A or that any provision in this Plan would cause an option under this Plan to be subject to Section 409A, the Administrator may amend the terms of this Plan and/or of an outstanding option granted under this Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under this Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parents or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under this Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under this Plan is compliant with Section 409A. Each payment or benefit under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

15.          Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under this Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

16.          Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12.

17.          Adjustments, Dissolution, Liquidation, Merger or Change in Control.

17.1          Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of common stock that may be delivered under this Plan, the Purchase Price per share, the class and the number of shares of common stock covered by each option under this Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.

17.2          Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).

17.3          Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).

18.          Amendment or Termination.

18.1          Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, alter, suspend, or terminate this Plan, or any part thereof, at any time and for any reason. If this Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 22) as soon as administratively practicable.

18.2          Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with this Plan.

18.3          Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate this Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)            amending this Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(b)            altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(c)            shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;

(d)            reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(e)            reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

19.          Conditions Upon Issuance of Shares.

19.1          Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.2          Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.

20.          Term of Plan. This Plan will become effective upon the latest to occur of (a) the date of its initial adoption by the Board, (b) the date of its initial approval by the Company’s stockholders, or (c) the Effective Time. This Plan will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 18.

21.            Stockholder Approval. This Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date this Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22.            Interest. No interest will accrue on the Contributions of a participant in this Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f).

23.            No Effect on Employment. Neither this Plan nor any option under this Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, with or without cause, free from any liability or any claim under this Plan.

24.            Reports. Individual accounts will be maintained for each Participant in this Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

25.            Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

26.            Legal Construction.

26.1            Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.

26.2            Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, but without regard to its conflict of law provisions.

26.3            Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of this Plan.

27.            Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

28.            Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one (1) Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

* * *

EXHIBIT A

PLUS AUTOMATION, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

_____ Original Application	Offering Date: _________________

_____ Change in Payroll Deduction Rate

1.            ____________________ hereby elects to participate in the Plus Automation, Inc. 2026 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2.            I hereby authorize and consent to payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0% to [15%]) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) I understand that only my first, one election to decrease the rate of my payroll deductions may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and any subsequent election to decrease the rate of my payroll deductions during the same Offering Period, and any election to increase the rate of my payroll deductions during any Offering Period, will not be applied to the ongoing Offering Period.

3.            I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

4.            I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5.            Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _____________ (Eligible Employee or Eligible Employee and spouse only).

6.            If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2) year and one (1) year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7.            For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

8.            By electing to participate in the Plan, I acknowledge, understand and agree that:

(a)            the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b)            all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(c)            the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);

(d)            I am voluntarily participating in the Plan;

(e)            the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)            the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)            the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(h)            the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(i)             no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j)             in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).

9.            I understand that the Company and/or any Designated Company may collect, where permissible under applicable law certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that the Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries or Parents for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

10.            If I have received this Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

11.            The provisions of this Subscription Agreement and Appendix A are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.

12.            Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern such Appendix (to the extent not superseded or supplemented by the terms and conditions set forth therein).

13.            I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social
Security Number
(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B

PLUS AUTOMATION, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the Plus Automation, Inc. 2026 Employee Stock Purchase Plan (the “Plan”) that began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant:

Signature:

Date:

EXHIBIT L

FORM OF

ACTION BY WRITTEN CONSENT
OF THE
STOCKHOLDERS OF
PLUS AUTOMATION, INC.
(a Delaware corporation)

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and the bylaws of Plus Automation, Inc., a Delaware corporation (the “Company”), the undersigned, constituting holders of the Company’s outstanding capital stock having not less than the minimum number of votes that would be necessary under the DGCL and the Company’s certificate of incorporation (the “Company Certificate of Incorporation”) to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted (the “Required Stockholder Vote”), do hereby take the following actions by written consent, effective automatically upon the later of (i) delivery of this Action by Written Consent of the Stockholders (this “Action by Written Consent”) by stockholders of the Company (the “Company Stockholders”) holding sufficient shares of Company Stock to constitute the Required Stockholder Vote, and (ii) the Proxy Clearance Date (as defined below) (the later of (i) and (ii), the “Consent Effectiveness Time”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Business Combination Agreement (defined below).

APPROVAL OF BUSINESS COMBINATION AGREEMENT AND RELATED AGREEMENTS

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable, fair to, and in the best interests of, the Company and the Company Stockholders for the Company to enter into that certain Agreement and Plan of Merger and Reorganization (as it may be amended or supplemented and including certain exhibits and schedules attached thereto and contemplated thereby, the “Business Combination Agreement” attached hereto as Exhibit A), by and among Texas Ventures Acquisition III Corp, a Cayman Islands exempted company (“Purchaser”), TVAC Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), and TVAC Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), pursuant to which Merger Sub I, a wholly owned subsidiary of Purchaser will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Purchaser (the “First Merger”), and promptly following the First Merger, and as part of the same overall transaction, the Company (as the surviving entity of the First Merger) will merge with and into Merger Sub II, a second wholly owned subsidiary of Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”);

WHEREAS, the Board has approved and declared the transactions contemplated by the Business Combination Agreement, including the Mergers (the “Transactions”), to be advisable, fair to, and in the best interests of the Company and the Company Stockholders and has recommended that the Company Stockholders adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Mergers;

WHEREAS, concurrently with the execution and delivery of the Business Combination Agreement, the Purchaser, the Company and Company Stockholders constituting the Required Stockholder Vote (the “Company Support Stockholders”) entered into one or more Voting and Support Agreements, in substantially the form attached as Exhibit B (the “Company Support Agreement”), pursuant to which the Company Support Stockholders agreed, subject to the terms and conditions set forth in the Company Support Agreement, to vote in favor of to adopt and approve, as promptly as practicable following the effective date of the Registration Statement (the “Proxy Clearance Date”);

WHEREAS, prior to the Closing and substantially concurrently with or immediately following Purchaser’s filing of a certificate of corporate domestication (the “Domestication”), Purchaser will file the certificate of incorporation, in substantially the form attached as Exhibit A to the Business Combination Agreement (the “Purchaser Charter Upon Domestication”), and adopt bylaws, in substantially the form attached as Exhibit B to the Business Combination Agreement (the “Purchaser Bylaws Upon Domestication”); and

WHEREAS, the undersigned Company Stockholders are aware of the material facts related to the Business Combination Agreement and the Transactions, including the Mergers and the financial and other interests of certain members of the Board in the Mergers and the other Transactions described herein, and such Company Stockholders have had adequate opportunity to ask questions regarding the Mergers and the Transactions.

NOW, THEREFORE, BE IT RESOLVED: That the undersigned Company Stockholders do hereby approve and adopt the Business Combination Agreement, and hereby approve the Mergers and the other Transactions, for all purposes under the Company Certificate of Incorporation (including Article IV(B)7(i) of the Company Certificate of Incorporation) and the DGCL.

PREFERRED STOCK CONVERSION

WHEREAS, as contemplated by the Business Combination Agreement, the undersigned Company Stockholders desire to effect the automatic conversion of all outstanding shares of Company Preferred Stock into fully-paid, non-assessable shares of Company Class A Common Stock at the then effective Conversion Price (as defined in the Company Certificate of Incorporation) effective immediately prior to the Closing (the “Preferred Stock Conversion”).

NOW, THEREFORE, BE IT RESOLVED: That the Preferred Stock Conversion is hereby approved for all purposes under the Company Certificate of Incorporation, and the undersigned Company Stockholders hereby specify that the Preferred Stock Conversion shall be effective immediately prior to the Closing.

WAIVER OF APPRAISAL RIGHTS

WHEREAS, a Company Stockholder or beneficial owner of shares of capital stock of the Company who does not vote in favor of or consent to the Mergers and otherwise complies with all the provisions of the DGCL concerning the right of such person to demand appraisal of such person’s shares in connection with the Merger (a “Dissenting Stockholder”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, which is available at the following URL, accessible without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such Company Stock as to which such person has exercised such appraisal rights (such “fair value” will exclude any element of value arising from the accomplishment or expectation of the Mergers); and

WHEREAS, a Dissenting Stockholder must follow the appropriate procedures under the DGCL or suffer the termination or waiver of such appraisal rights.

NOW, THEREFORE, BE IT RESOLVED: That each undersigned Company Stockholder, with respect only to himself, herself or itself, hereby waives and agrees not to assert any appraisal rights or any rights similar that the undersigned Company Stockholders may have in connection with the Mergers, whether under the DGCL or other applicable Law.

WAIVER OF NOTICE REQUIREMENTS

Resolved: That each undersigned Company Stockholder hereby waives any and all notice requirements applicable to, or triggered by, the Mergers, the Business Combination Agreement and the transactions contemplated thereby that are required under the Company Certificate of Incorporation, as it may be amended from time to time, or the Company’s bylaws, any applicable law or any contract between the undersigned Company Stockholder and the Company.

ADDITIONAL ACKNOWLEDGEMENTS

Each undersigned Company Stockholder understands and acknowledges the following:

A.             such undersigned Company Stockholder has had the opportunity to ask representatives of the Company questions with regard to all the resolutions, agreements, consents and other provisions in this Action by Written Consent and that all such questions have been answered fully and to the satisfaction of such undersigned Company Stockholder;

B.             such undersigned Company Stockholder has had a reasonable time and opportunity to consult with such undersigned Company Stockholder’s financial, legal, tax and other advisors, if desired, before signing this Action by Written Consent;

C.             such undersigned Company Stockholder has received, reviewed and understands the Business Combination Agreement and all schedules and exhibits thereto; and

D.            such undersigned Company Stockholder is competent to execute this Action by Written Consent and free from coercion, duress or undue influence.

GENERAL RESOLUTION

RESOLVED: That any and all actions taken by the directors or officers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, ratified and confirmed in all respects.

This Action by Written Consent shall be effective as of the Consent Effectiveness Time. This Action by Written Consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used. This Action by Written Consent shall be filed with the minutes of the proceedings of the Company Stockholders.

Date:
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(Signature)
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(Signature page to Plus Automation, Inc. Stockholder Consent — Business Combination)

EXHIBIT A

BUSINESS COMBINATION AGREEMENT

[intentionally omitted]

EXHIBIT B

COMPANY SUPPORT AGREEMENT

[intentionally omitted]